Exhibit 1.1

IMPORTANT NOTICE

NOT FOR DISTRIBUTION TO ANY U.S. PERSON OR TO ANY PERSON OR ADDRESS IN THE UNITED STATES.

IMPORTANT: You must read the following before continuing. The following applies to the prospectus following this page (the “Prospectus”), and you are therefore advised to read this carefully before reading, accessing or making any other use of the Prospectus. In accessing the Prospectus, you agree to be bound by the following terms and conditions, including any modifications to them at any time you receive any information from us as a result of such access.

NOTHING IN THIS ELECTRONIC TRANSMISSION CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED IN THE PROSPECTUS IN THE UNITED STATES OR ANY OTHER JURISDICTION WHERE IT IS UNLAWFUL TO DO SO.

THE SECURITIES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED BELOW) EXCEPT IN CERTAIN TRANSACTIONS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE OR LOCAL SECURITIES LAWS. IN ORDER TO BE ELIGIBLE TO READ THE PROSPECTUS OR MAKE AN INVESTMENT DECISION WITH RESPECT TO THE SECURITIES DESCRIBED THEREIN, YOU MUST NOT BE A “U.S. PERSON” AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT (A “U.S. PERSON”).

THE PROSPECTUS MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER AND IN PARTICULAR MAY NOT BE FORWARDED TO ANY U.S. PERSON OR TO ANY U.S. ADDRESS. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS.

Confirmation of your representation: The Prospectus is being sent at your request and by accessing the Prospectus, you shall be deemed to have represented to us that you have understood and agreed to the terms set out herein and you are not a U.S. Person or acting for the account or benefit of a U.S. Person and the electronic mail address that you have given to us and to which this email has been delivered is not located in the United States, its territories and possessions (including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands) or the District of Columbia and that you consent to delivery of the Prospectus by electronic transmission.

You are reminded that the Prospectus has been delivered to you on the basis that you are a person into whose possession the Prospectus may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not, nor are you authorised to, deliver the Prospectus to any other person. If you are in any doubt as to the contents of the Prospectus or the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000, or from another appropriately authorised independent financial adviser.

The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and a Manager (as defined below) or any affiliate of a Manager is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by such Manager or such affiliate on behalf of the Issuer in such jurisdiction.

This communication is directed solely at (i) persons outside the United Kingdom, (ii) persons with professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”), (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order and (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities of the Issuer, may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iv) above being “relevant persons”). Any investment activity to which this communication relates will only be available to and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this communication.

The Prospectus has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently none of the Issuer, Banco Santander, S.A., Barclays Bank PLC, Lloyds Bank plc and RBC Europe Limited (together the “Joint Lead Managers”), HSBC Bank plc, Mitsubishi UFJ Securities International plc, Mizuho International plc and The Royal Bank of Scotland plc (together the “Co-Lead Managers”, and together with the Joint Lead Managers, the “Managers”, each a “Manager”), nor any person who controls any Manager, nor any director, officer, employee or agent or affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Prospectus distributed to you in electronic format herewith and the hard copy version available to you on request from a Manager.

PROSPECTUS

(Dated 3 November 2015)

WESTERN POWER DISTRIBUTION PLC

(incorporated with limited liability in England and Wales with registered number 09223384)

Issue of £500,000,000 3.625 per cent. Notes due 6 November 2023

Issue price: 99.581 per cent.

Western Power Distribution plc, a public limited company incorporated under the laws of England and Wales (the Issuer), will issue £500,000,000 aggregate principal amount of 3.625 per cent. Notes due 6 November 2023 (the Notes). The issue price of the Notes is 99.581 per cent. of their principal amount.

Interest on the Notes will be payable annually in arrear on 6 November each year, beginning on 6 November 2016. Payments on the Notes will be made in GBP without deduction for or on account of taxes imposed or levied by the United Kingdom to the extent described under “Terms and Conditions of the Notes – Taxation”.

This Prospectus includes information on the terms of the Notes, including redemption and repurchase prices and covenants.

Application has been made to the United Kingdom Financial Conduct Authority in its capacity as competent authority under Part IV of the Financial Services and Markets Act 2000, as amended (FSMA) (the UK Listing Authority or UKLA) for the Notes to be admitted to the official list of the UK Listing Authority (the Official List) and to the London Stock Exchange plc (the London Stock Exchange) for the Notes to be admitted to trading on the London Stock Exchange’s Regulated Market (the Market). The Market is a regulated market for the purposes of the Markets in Financial Instruments Directive 2004/39/EC.

The Notes will be in bearer form and in denominations of GBP 100,000 and integral multiples of GBP 1,000 in excess thereof, up to and including GBP 199,000. The Notes will initially be represented by a temporary global note (the Temporary Global Note), without interest coupons, which will be deposited on or about 6 November 2015 (the Closing Date) with a common safekeeper (the Common Safekeeper) for Euroclear Bank SA/NV (Euroclear) and Clearstream Banking, société anonyme (Clearstream, Luxembourg). Interests in the Temporary Global Note will be exchangeable for interests in a permanent global note (the Permanent Global Note and, together with the Temporary Global Note, the Global Notes), without interest coupons, not earlier than 40 days after the Closing Date upon certification as to non-U.S. beneficial ownership. Interest payments in respect of the Notes cannot be collected without such certification of non-U.S. beneficial ownership.

Interests in the Permanent Global Note will be exchangeable for definitive Notes only in certain limited circumstances – see “Summary of Provisions relating to the Notes while represented by the Global Notes”.

The Notes have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or with any securities regulatory authority of any state or other jurisdiction of the United States, and are subject to United States tax law requirements. The Notes are being offered outside the United States in offshore transactions by the Managers in accordance with Regulation S under the Securities Act (“Regulation S”) to persons who are not “U.S. persons” as defined in Regulation S and may not be offered, sold or delivered within the United States or to, or for the account or benefit of U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each purchaser of the Notes in making its purchase will be deemed to have made certain acknowledgements, representations and agreements. See “Subscription and Sale” in this Prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission in the United States nor any other United States regulatory authority has approved or disapproved the Notes or determined that this Prospectus is truthful or complete.

Please see “Risk Factors” to read about certain factors you should consider before buying any Notes.

The Notes are expected to be rated on issue BBB+ by Standard & Poor’s Credit Market Services Europe Limited (Standard & Poor’s) and Baa3 by Moody’s Investors Service, Ltd. (Moody’s and together with Standard & Poor’s, the Rating Agencies). Ratings ascribed to all of the Notes reflect only the views of Standard & Poor’s and Moody’s. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by any one or all of the Rating Agencies. A suspension, reduction or withdrawal of the rating assigned to any of the Notes may adversely affect the market price of such Notes. Standard & Poor’s and Moody’s are established in the European Community and are registered under Regulation (EC) No 1060/2009 (the CRA Regulation).

Joint Lead Managers
Barclays		Lloyds Bank
RBC Capital Markets		Santander Global Banking & Markets

Co-Lead Managers
HSBC		MUFG
Mizuho Securities		The Royal Bank of Scotland

NOTICE TO INVESTORS

This Prospectus constitutes a prospectus for the purposes of Article 5.3 of Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, to the extent that such amendments have been implemented in the relevant Member State of the European Economic Area (the Prospectus Directive) and for the purpose of giving information with regard to the Issuer, the Issuer and its subsidiaries as a whole (the Group) and the Notes which, according to the particular nature of the Issuer and the Notes, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuer.

The Issuer accepts responsibility for the information contained in this Prospectus. To the best of the knowledge and belief of the Issuer, having taken all reasonable care to ensure that such is the case, the information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

None of the Issuer, the Managers (as defined below in “Subscription and Sale”), HSBC Bank Plc (the Principal Paying Agent), HSBC Corporate Trustee Company (UK) Limited (the Trustee) nor any of their respective representatives is making any representation to investors regarding the legality of an investment in the Notes, and investors should not construe anything in this Prospectus as legal, business, financial, tax or other advice. Investors should consult their own advisors as to the legal, tax, business, financial and related aspects of an investment in the Notes. In making an investment decision regarding the Notes, investors must rely on their own examination of the Issuer and the terms of the offering and the Notes, including the merits and risks involved. Neither this Prospectus nor any other information supplied in connection with the offering of the Notes constitutes an offer or invitation by or on behalf of the Issuer, any of the Managers, the Principal Paying Agent or the Trustee to any person to subscribe for or to purchase any Notes.

The Issuer has confirmed to the Managers that this Prospectus contains all information regarding the Issuer and the Notes which is (in the context of the issue of the Notes) material; such information is true and accurate in all material respects and is not misleading in any material respect; any opinions, predictions or intentions expressed in this Prospectus on the part of the Issuer are honestly held or made and are not misleading in any material respect; this Prospectus does not omit to state any material fact necessary to make such information, opinions, predictions or intentions (in such context) not misleading in any material respect; and all proper enquiries have been made to ascertain and verify the foregoing.

This Prospectus is based on information provided by the Issuer and other sources that the Issuer believes are reliable. Neither the Managers, the Principal Paying Agent nor the Trustee have independently verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the Managers, the Principal Paying Agent or the Trustee as to the accuracy or completeness of the information contained in this Prospectus or any other information provided by the Issuer in connection with the offering of the Notes. No Manager or the Principal Paying Agent or the Trustee accepts any liability in relation to the information contained in this Prospectus or any other information provided by the Issuer in connection with the offering of the Notes or their distribution. In this Prospectus, the Issuer has summarised certain documents and other information in a manner it believes to be accurate, but it refers investors to the actual documents for a more complete understanding.

No person is or has been authorised by the Issuer, the Managers, the Principal Paying Agent or the Trustee to give any information or to make any representation not contained in this Prospectus and, if given or made, any other information or representation must not be relied upon as having been authorised by the Issuer, the Managers, the Principal Paying Agent or the Trustee.

The information contained in this Prospectus is given as of the date hereof. Neither the delivery of this Prospectus nor the offering, sale nor delivery of the Notes shall, under any circumstances, create an implication that there has been no change in the affairs of the Issuer or the information set forth in this Prospectus since the date of this Prospectus. The Managers, the Principal Paying Agent and the Trustee expressly do not undertake to review the financial condition or affairs of the Issuer during the life of the Notes or to advise any investor in the Notes of any information coming to their attention. Investors should be aware that they may be required to bear the financial risks of an investment in the Notes for an indefinite period of time.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction. The distribution of this Prospectus and the offer or sale of Notes may be restricted by law in certain jurisdictions. The Issuer, the Managers, the Principal Paying Agent and the Trustee do not represent that this Prospectus may be lawfully distributed, or that the Notes may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by the Issuer, the Managers, the Principal Paying Agent or the Trustee which is intended to permit a public offering of the Notes or the distribution of this Prospectus in any jurisdiction where action for that purpose is required. Accordingly, no Notes may be offered or sold, directly or indirectly, and neither this Prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations.

Persons into whose possession this Prospectus or any Notes may come must inform themselves about, and observe, any such restrictions on the distribution of this Prospectus and the offering and sale of Notes. In particular, there are restrictions on the distribution of this Prospectus and the offer or sale of Notes in the United States and the United Kingdom. See “Subscription and Sale”.

The Notes may not be a suitable investment for all investors.

Each potential investor in the Notes must determine the suitability of that investment in light of their own circumstances. In particular, each potential investor should:

1.	have sufficient knowledge and experience to make a meaningful evaluation of the merits and risks of investing in the Notes;

2.

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of their particular financial situation, an investment in the Notes and the impact such investment will have on their overall investment portfolio;

3.	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes;

4.	understand thoroughly the terms of the Notes and be familiar with the behaviour of any relevant markets; and

5.

be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect their investment and their ability to bear the applicable risks.

In this Prospectus, unless otherwise specified, references to a “Member State” are references to a Member State of the European Economic Area and references to “Sterling”, “GBP” or “£” are to the lawful currency of the United Kingdom.

IN CONNECTION WITH THE ISSUE OF THE NOTES, BARCLAYS BANK PLC AS STABILISING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILISING MANAGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILISING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILISING MANAGER) WILL UNDERTAKE STABILISATION ACTION. ANY STABILISATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILISATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILISING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILISING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

FORWARD-LOOKING STATEMENTS

This Prospectus contains various forward-looking statements regarding events and trends that are subject to risks and uncertainties that could cause the actual results and financial position of the Issuer to differ materially from the information presented herein. When used in this Prospectus, the words “estimate”, “project”, “intend”, “anticipate”, “believe”, “expect”, “should” and similar expressions, as they relate to the Issuer and its management, are intended to identify such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Issuer does not undertake any obligations publicly to release the result of any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTENTS

OVERVIEW	5

RISK FACTORS	10

SELECTED FINANCIAL INFORMATION AND SUMMARY OF RESULTS	19

USE OF PROCEEDS	21

DESCRIPTION OF THE ISSUER AND ITS PRINCIPAL SUBSIDIARIES	22

DIRECTORS AND SENIOR MANAGEMENT OF THE ISSUER	31

TERMS AND CONDITIONS OF THE NOTES	32

PROVISIONS RELATING TO THE NOTES WHILE REPRESENTED BY THE GLOBAL NOTES	47

TAX CONSIDERATIONS	50

FATCA DISCLOSURE	51

SUBSCRIPTION AND SALE	54

GENERAL INFORMATION	56

APPENDIX – CONSOLIDATED AUDITED FINANCIAL STATEMENTS OF THE ISSUER	58

OVERVIEW

This overview highlights certain information contained in this Prospectus. This overview does not contain all of the information prospective investors should consider before investing in the Notes. Prospective investors should read this entire Prospectus carefully, including the sections entitled “Risk Factors”, “Forward-Looking Statements” and the financial information and the notes included elsewhere in this Prospectus.

The Issuer is a holding company of four regulated monopoly distributors of electricity in the Midlands area of England, the South West of England and South Wales, namely Western Power Distribution (East Midlands) plc, Western Power Distribution (South Wales) plc, Western Power Distribution (South West) plc, and Western Power Distribution (West Midlands) plc (together, the Distribution Companies). The Issuer heads the WPD Group whose principal activity is the distribution of electricity in the South West of England, South Wales and East and West Midlands of England conducted by the Distribution Companies and certain other subsidiaries (the WPD Group).

KEY STRENGTHS

The business of the WPD Group has a number of strengths, deriving both from the commercial strength of the business, and from the status of the Distribution Companies as regulated monopoly distributors of electricity. The key strengths of the business of the WPD Group are based on:

(a)	a stable, well established transparent regulatory regime;

(b)	strong and predictable operating cash flow;

(c)	no volume risk;

(d)	inflation linked earnings and asset base;

(e)	positive cash flow generation before financing;

(f)	industry leading delivery of output targets set by the Office of Gas and Electricity Markets of Great Britain (Ofgem); and

(g)	accurate forecasting and efficient delivery of investment programmes.

CORPORATE AND FINANCING STRUCTURE

The following chart summarises the Issuer’s corporate and financing structure as at the date of this Prospectus.

THE NOTES

The overview below describes the principal terms of the Notes and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and, in particular, the “Terms and Conditions of the Notes”. Potential purchasers of the Notes are urged to read this Prospectus in its entirety. Terms used in this overview and not otherwise defined shall have the meanings given to them in the Terms and Conditions of the Notes.

Issuer	Western Power Distribution plc

Notes to be Issued	£500,000,000 aggregate principal amount of 3.625 per cent. Notes due 6 November 2023 (the Notes).

Issue Date	6 November 2015.

Maturity Date	6 November 2023.

Issue Price	99.581 per cent.

Net proceeds	£495,480,000

Interest Rate

The Notes will bear interest at a rate of 3.625 per cent. per annum, provided that if a Step-up Event has occurred and is continuing, the interest rate will be increased by 1.25 per cent. from and including the Interest Payment Date immediately following the occurrence of that Step-up Event until, and including the Interest Payment Date immediately following the date on which the relevant Step-up Event ceases to be continuing.

Interest Payment Dates	Interest will be payable annually in arrear on 6 November in each year, commencing on 6 November 2016.

Form and Denomination

The Notes will be issued in bearer form in denominations of £100,000 and integral multiples of £1,000 in excess thereof up to and including £199,000. The Notes will initially be in the form of a Temporary Global Note, without interest coupons, which will be deposited on or around the Closing Date with a Common Safekeeper. The Temporary Global Note will be exchangeable, in whole or in part, for interests in a Permanent Global Note, without interest coupons, not earlier than 40 days after the Closing Date upon certification as to non-U.S. beneficial ownership. Interest payments in respect of the Notes cannot be collected without such certification of non-U.S. beneficial ownership. The Permanent Global Note will be exchangeable in certain limited circumstances in whole, but not in part, for Notes in definitive form in denominations of £100,000 and integral multiples of £1,000 in excess thereof, up to and including £199,000 and with interest coupons attached. Full information is set out in “Summary of Provisions Relating to the Notes in Global Form”.

Status

The Notes and the Coupons relating to them constitute direct, general, unconditional and unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Issuer under the Notes and the Coupons relating to them shall, save for such exceptions as may be provided by applicable legislation, at all times rank at least equally with all other unsecured and unsubordinated indebtedness of the Issuer present and future.

Redemption for Taxation Reasons

The Issuer may, at its option, redeem all, but not some only, of the Notes at any time at par plus accrued interest in the event of certain tax changes, as described under Condition 5(b) (Redemption for Taxation Reasons).

Redemption at the Option of the Issuer

The Issuer may, at its option, redeem all, or some only, of the Notes at any time after the Issue Date at the relevant redemption amount described under Condition 5(c) (Redemption at the Option of the Issuer).

Redemption at the Option of the

Noteholders

The Noteholders may, at their option, require the Issuer to redeem all, or some only, of the Notes on the occurrence of certain specific events, and in accordance with Condition 5(d) (Redemption at the Option of Noteholders)

Mandatory Redemption

If a Disposal Event occurs (being certain disposals in relation to the Distribution Companies), the Issuer shall on giving not less than 15 nor more than 30 days’ irrevocable notice to the Trustee and the Noteholders, redeem all of the Notes in accordance with Condition 5(e) (Redemption on disposal of a Distribution Company).

Negative Pledge

The Issuer shall not, so long as any Note remains outstanding, create or permit to subsist any encumbrance (unless arising by operation of law) or other security interest whatsoever over any of its assets or undertaking without the prior written consent of the Trustee.

Additional Amounts

All payments of principal and interest in respect of the Notes and the Coupons shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer will pay such additional amounts as shall result in receipt by the Noteholders and the Couponholders of such amounts as would have been received by them had no such withholding or deduction been required, subject to customary exceptions. Full details are set out in Condition 7 (Taxation).

Events of Default

Events of Default under the Notes include: non-payment of principal, or interest under the Notes; breach of the covenants and other terms contained in the Conditions; cross-default of any indebtedness of the Issuer and cross-acceleration of any indebtedness of any Distribution Company; enforcement proceedings against the Issuer, insolvency events or winding-up relating to the Issuer, nationalisation of the assets of the Issuer, or an illegality making it unlawful for the Issuer to perform any of its obligations under the Notes or the Trust Deed;, in each case, subject to the provisions described in Condition 9 (Events of Default).

Risk Factors

There are certain factors that may affect the Issuer’s ability to fulfil its obligations under the Notes. Certain of these factors are set out under “Risk Factors” below and include, among others, risks relating to regulatory and legislative changes, market, liquidity and legal risks and the general economic situation. In addition, there are certain factors in relation to assessing the risks associated with holding the Notes.

Modification, Waiver and Substitution

The Trustee may, without the consent of the Noteholders or Couponholders, agree to (i) any modification of, or to the waiver or authorisation of any breach or proposed breach of, any of the provisions of the Notes, the Trust Deed, the Coupons or the conditions of the Notes, which is of a formal, minor or technical nature or is made to correct a manifest error, or which, in the opinion of the Trustee, is not materially prejudicial to the interests of the Noteholders (save in relation to a Reserved Matter) (ii) the substitution in place of the Issuer as principal debtor under the Notes, in each case in the circumstances and subject to the conditions described in Conditions 10(b) (Modification of the Trust Deed) and 10(c) (Substitution).

Use of Proceeds

The net proceeds of the issue of the Notes will be used by the Issuer and its subsidiaries (including the Distribution Companies) for general corporate purposes (including to refinance certain existing indebtedness).

Principal Paying Agent	HSBC Bank Plc

Trustee	HSBC Corporate Trustee Company (UK) Limited

Joint Lead Managers	Banco Santander, S.A., Barclays Bank PLC, Lloyds Bank plc and RBC Europe Limited

Co-Lead Managers	HSBC Bank plc, MUFG, Mizuho International plc and The Royal Bank of Scotland plc

Listing and Trading

Application has been made to the Financial Conduct Authority for the Notes to be admitted to listing on the Official List and to trading on the Market. There are no assurances that the Notes will be admitted to the Market.

Governing Law	The Notes, the Trust Deed and the Agency Agreement will be governed by the laws of England and Wales.

Clearing Systems	Euroclear and Clearstream, Luxembourg

Credit Ratings

The Notes are expected to be rated on issue BBB+ by Standard & Poor’s and Baa3 by Moody’s. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Standard & Poor’s and Moody’s are established in the European Community and are registered under the CRA Regulation.

Selling Restrictions

The Notes have not been and will not be registered under the Securities Act and, subject to certain exceptions, may not be offered or sold within the United States or to U.S. persons. The Notes may be sold in other jurisdictions (including the United Kingdom) only in compliance with applicable laws and regulations. See “Subscription and Sale” below.

United States Selling Restriction	Regulation S, Category 1

ISIN Code	XS1315962602

Common Code	131596260

RISK FACTORS

The Issuer believes that the factors below may affect its ability to fulfil its obligations under the Notes. All of these factors are contingencies which may or may not occur and the Issuer is not in a position to express a view on the likelihood of any such contingency occurring.

In addition, factors which are material for the purpose of assessing the market risks associated with the Notes are described below.

The Issuer believes that the factors described below represent the principal risks inherent in investing in the Notes, but the Issuer may be unable to pay interest, principal or other amounts on or in connection with the Notes for other reasons which may not be considered significant risks by the Issuer based on information currently available to it or which it may not currently be able to anticipate. Prospective investors should also read the detailed information set out elsewhere in this Prospectus and reach their own views prior to making any investment decision. Noteholders may lose the value of their entire investment in certain circumstances.

Words and expressions defined in “Terms and Conditions of the Notes” below or elsewhere in this Prospectus have the same meaning in this section.

FACTORS THAT MAY AFFECT THE ISSUER’S ABILITY TO FULFIL ITS OBLIGATIONS UNDER OR IN CONNECTION WITH NOTES

Regulatory Risk

Under current regulation by Ofgem the revenue of the Distribution Companies available for distribution is determined by the distribution price controls set out under the terms of their respective distribution licences by Ofgem every eight years, the current distribution price control is the first to reflect the new RIIO (Revenue = Incentive + Innovation + Output) model for electricity network regulation (RIIO-ED1). Pursuant to this, each Distribution Company has agreed the price control with Ofgem that covers the eight year period from 1 April 2015 to 31 March 2023. Therefore, unless Ofgem reopens the price control, which the Issuer considers unlikely, there is a high degree of certainty as to the level of revenue permitted by regulation until 31 March 2023.

However, there can be no assurance that future price controls will permit the generation of sufficient revenues to enable the Issuer to meet its respective payment obligations under the Notes. Any adverse price control in the future may negatively impact the net operating revenue of the Distribution Companies. This may adversely affect the Distribution Companies’ ability to pay sufficient dividends to the Issuer for the Issuer to be able to comply with its payment obligations under the Notes.

Distribution licence

Failure by a Distribution Company to comply with the terms of its distribution licence may lead to Ofgem making an enforcement order or levying a fine on it. In respect of any of the Distribution Companies, Ofgem has the power to levy fines of up to 10 per cent of turnover of that company for any breach of its distribution licence. While the distribution licence may be terminated immediately in exceptional circumstances, such as in the event of insolvency proceedings, it otherwise continues indefinitely until revoked following no less than 25 years’ written notice.

Any future termination by Ofgem of the distribution license of the Distribution Companies will result in the loss of business for such Distribution Companies, which may have an adverse effect on the Distribution Companies’ ability to pay sufficient dividends to the Issuer for the Issuer to be able to comply with its payment obligations under the Notes.

Retail price index movements and cost-base variations

The annual revenues of each Distribution Company are adjusted by the published retail price index (RPI) in the UK. There is therefore a risk that each Distribution Company’s cost base may increase at a faster rate than the RPI due to inflation as measured by the RPI being less than the rate of inflation on components of such Distribution Company’s cost base, even though Ofgem’s price control does allow for some cost increases in excess of RPI. If that were to happen, each Distribution Company’s profitability would be reduced and, if the differential between RPI-linked inflation and experienced operating cost inflation were sufficiently large, it could adversely affect the business, financial position and results of operations of such Distribution Company, and consequently, the revenues available to the Issuer. The effects of deflation would also be similar. The annual revenue of each Distribution Company may reduce at a greater degree to any deflationary impact on the component costs of the business. Again if this were to happen each Distribution Company’s profitability would be reduced and, if the differential between RPI-linked deflation and experienced operating cost deflation was sufficiently large, it could adversely affect each Distribution Company’s business, financial position and results of operations and ultimately that of the Issuer.

Change to measure of inflation

On 8 January 2015, the UK Statistics Authority published a review recommending that the Office for National Statistics adopt the so-called “CPIH” measure of inflation (which, among other things, would include housing costs in its measure of inflation) as its main measure of inflation.

No final decision will be made before the end of 2015 but if Ofgem decides to use the CPIH measure of inflation, after the expiry of the RIIO-ED1 period, this could have an impact on the Distribution Companies’ revenue growth and, ultimately, on their respective businesses, financial positions and results of operations. In turn, this may impact the Distribution Companies’ ability to pay sufficient dividends to the Issuer for the Issuer to be able to comply with its payment obligations under the Notes.

Supply Installation Regulations

Failure to comply with current supply installation regulations could lead to prosecution by the Department of Energy and Climate Change. While each Distribution Company has robust inspection and maintenance programmes in place to mitigate this risk, no assurance can be given that any Distribution Company will not be subject to such action in the future. Any such action may impact the Distribution Companies’ ability to pay sufficient dividends to the Issuer for the Issuer to be able to comply with its payment obligations under the Notes.

Health and Safety

Failure to comply with legislation, or a health and safety incident, could lead to prosecution by the Health and Safety Executive (the HSE). Each Distribution Company places the highest priority on health and safety, and invests in robust training and auditing of all its employees. No assurance can be given that any Distribution Company will not be subject to HSE action in the future. Any such action may impact the Distribution Companies’ ability to pay sufficient dividends to the Issuer for the Issuer to be able to comply with its payment obligations under the Notes.

Ofgem Requirements

Each Distribution Company’s activities are regulated by Ofgem. Failure to operate the network properly could lead to compensation payments or penalties or loss of incentive revenues under incentive arrangements. Failure to invest capital expenditure in line with agreed programmes could also lead to deterioration of the network and clawback of investment deferred if specified outputs are not met. While each Distribution Company’s investment programme is targeted to maintain asset condition and meet the prescribed outputs over an eight year period and improve customer interruptions and customer minutes lost over the period, no guarantee can be given that these regulatory requirements will be met. If such regulatory requirements are not met, this may result in insufficient cash being available to the Distribution Companies for them to pay sufficient dividends to the Issuer for the Issuer to be able to comply with its payment obligations under the Notes.

IT Systems

The Distribution Companies rely on a number of key IT systems for network operation. Failure to plan and execute suitable contingencies in the event of critical IT system breakdowns could result in poor customer service and/or an inability to operate the network effectively. Each Distribution Company has robust contingency plans in place to cover such eventualities and regularly tests these plans, but no assurance can be given as to their effectiveness going forward.

Environment

Failure to comply with legislation in the event of an environmental incident could lead to prosecution by the Environment Agency. While each Distribution Company has robust operating, inspection and maintenance procedures in place to mitigate this risk, ongoing compliance cannot be guaranteed.

Storm Related Supply Interruptions

Failure to manage storm related supply interruptions adequately could lead to negative customer perception, adverse publicity and a potential financial impact on the business. Each Distribution Company has developed robust operating procedures to manage storm related supply interruptions and has, through independent review, achieved benchmark performance in previous incidents. However, no assurance can be given that satisfactory performance can be delivered in the future.

Combined Operating Activities of WPDE, WPDW, WPD South West and WPD South Wales

As required by Ofgem in its regulation of distribution network operators (DNOs and each a DNO), each Distribution Company is a separate legal entity, which is subject to financial ring-fencing and which holds a separate distribution licence. However, on a management and commercial level the Distribution Companies are operated on a combined basis under the commercial brand “Western Power Distribution”. As a result, any event which has an adverse impact on the WPD Group may affect the management and delivery of operations for each Distribution Company. In turn, this may impact the Distribution Companies’ ability to pay sufficient dividends to the Issuer for the Issuer to be able to comply with its payment obligations under the Notes.

Procurement Risk

In order to support its core business activities, it is necessary for each Distribution Company to purchase significant quantities of resources and enter into contracts for the supply of other products and services. Although each Distribution Company routinely enters into long-term contracts to protect its commercial position, significant price rises and/or failure to secure key materials could have a significant adverse effect on the operations and/or financial position of such Distribution Company. Whilst each Distribution Company receives protection from inflation through its price controls being linked to the retail price index, it will be exposed or benefit from any changes relative to inflation, either as a result of commodity prices or issues around supply and demand for plant and equipment or with its contractors. To the extent it purchases equipment from overseas, this exposure would also extend to exchange rate fluctuations.

Key management personnel and employees

Each Distribution Company’s business depends upon the efforts and dedication of its senior management team. Competition for highly qualified personnel is intense, and the loss of the services of any of these key personnel without adequate replacement or the inability to attract new qualified personnel could have a material adverse effect on each Distribution Company’s business, financial condition and results of operations.

Each Distribution Company’s future business success depends in part on its ability to continue to recruit, train, motivate and retain employees and on its ability to continue to employ creative employees and consultants. The loss of service of any key personnel, or an inability to attract and retain qualified employees and consultants, could have a material adverse impact on each Distribution Company’s business, financial condition and results of operations.

Each Distribution Company’s workforce is covered by collective bargaining agreements, which impacts its labour costs. The current collective bargaining agreements are renewed on a rolling basis and no Distribution Company can ensure that the collective bargaining agreements will continue without required amendments or that it will reach new agreements with the unions on satisfactory terms if this event occurs. Furthermore, work stoppages, strikes or similar industrial actions could adversely impact each Distribution Company’s business, financial position and results of operations.

RISKS RELATING TO FINANCING STRUCTURE

The Issuer is a holding company and must rely on the Distribution Companies for payments on the Notes.

As a holding company, the primary assets of the Issuer are its investments in the Distribution Companies. Substantially all of the Issuer’s operations are conducted by the Distribution Companies. Consequently, the operating cash flow of the Issuer and its ability to service its indebtedness and fund its other obligations depends upon the operating cash flow and distributions from the Distribution Companies. The Distribution Companies are separate legal entities that have no obligation to pay any amounts due pursuant to the obligations of the Issuer or to make any funds available for that purpose, whether by dividends or otherwise. In addition, each Distribution Company’s ability to pay dividends to the Issuer depends on any statutory, regulatory and/or contractual restrictions that may be applicable to each one, which may include without limitation, pensions liabilities and requirements to maintain minimum levels of equity ratios, working capital or other assets.

In particular, under their respective licences, unless Ofgem grants its consent, a Distribution Company is prohibited from paying any dividends to the Issuer if such Distribution Company loses its investment grade issuer rating from any rating agency or if it already has the lowest investment grade rating and its rating is on review for possible downgrade or on a negative credit or rating watch or its rating outlook becomes negative.

Ofgem have the following events as additional dividend stopper trigger events:

●

any report by the licensee of adverse circumstances under the availability of resources condition that the licensee’s board considers that it will not have sufficient financial/operational resources for the next twelve months or is not compliant with the stipulated license conditions or there has been a change in circumstances from a previously positive certificate; and

●

any material breach of a formal financial covenant entered into by the licensee. This restriction would not apply where the breach was remedied, or the covenant renegotiated, to the satisfaction of the counter party and Ofgem is notified in writing, or Ofgem had given advance confirmation that a particular breach would not trigger the restriction.

If the Issuer ceases directly or indirectly to own or control a majority stake in any of the Distribution Companies, and consequently a Rating Downgrade (as defined in Condition 5(e) (Redemption on disposal of a Distribution Company)) occurs, then a Disposal Event (as defined in Condition 5(e) (Redemption on disposal of a Distribution Company)) will be triggered pursuant to Condition 5(e) (Redemption on disposal of a Distribution Company), which may adversely affect the remaining Distribution Companies’ ability to pay sufficient dividends to the Issuer for the Issuer to be able to comply with its payment obligations under the Notes. If a Disposal Event occurs, then the Issuer shall redeem all of the Notes in accordance with Condition 5(e) (Redemption on disposal of a Distribution Company).

The level of indebtedness of any Distribution Company could adversely affect the financial condition of the Issuer.

As of 31 August 2015, the Distribution Companies had a consolidated total of £3,935 million aggregate principal amount of debt outstanding. WPDW, WPDE and WPD South West each have revolving credit facilities permitting WPDW and WPDE to borrow up to £300 million, respectively and WPD South West to borrow up to £245 million. Each of these facilities expires in 2020. In addition, the Distribution Companies have issued and may from time to time issue further notes under a £3,000,000,000 euro medium term note programme.

The amount of indebtedness of the Distribution Companies could limit their ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes. It may also increase their vulnerability to adverse economic, market and industry conditions, and limit their flexibility in planning for, or reacting to, changes in our business operations or the industry overall.

If the results of operations and financial condition of the Distribution Companies are adversely affected by their level of indebtedness, their ability to make dividend payments or other distributions to the Issuer may be impaired. As a result, the financial condition and ability to meet the obligations of the Issuer, including under the Notes, would be adversely affected.

Despite current indebtedness levels, the Issuer and the Distribution Companies may still be able to incur substantially more debt, which could further exacerbate the risks faced by the Issuer. In addition, the Issuer could be negatively affected by rising interest rates, downgrades to its credit ratings or other negative developments in its ability to access capital markets.

Together with each of the Distribution Companies, the Issuer may incur substantially more debt in the future. The terms of the Notes do not restrict the ability of the Issuer to incur additional indebtedness. Any future debt agreement entered into by the Issuer may contain covenants and restrictions limiting the ability of the Issuer to finance its capital needs, or expand its business and pursue its business strategies. If further debt is added, the related restrictions and covenants could materially and adversely affect the ability of the Issuer to finance its future operations or capital needs. In order to finance its significant capital expenditures, debt service requirements and other operating needs, each Distribution Company expects to be reliant upon adequate long-term and short-term financing. Consequently, the Distribution Companies are likely to be sensitive to movements in interest rates, credit rating considerations, market liquidity and credit availability. Adverse changes in these conditions could result in increased costs and decreased liquidity to them and the Issuer.

FACTORS WHICH ARE MATERIAL FOR THE PURPOSE OF ASSESSING THE MARKET RISKS ASSOCIATED WITH NOTES

Risks related to Notes generally

Set out below is a description of material risks relating to the Notes generally:

The Issuer has the right to redeem the Notes at its option; this may limit the market value of the Notes and an investor may not be able to reinvest the redemption proceeds in a manner which achieves a similar effective return.

The Issuer has the option to redeem the Notes prior to their scheduled maturity date as described in Condition 5(c) (Redemption at the Option of the Issuer) of the conditions of the Notes. Such optional redemption feature is likely to limit the market value of Notes. During any period when the Issuer may elect to redeem Notes, the market value of the Notes generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

The Issuer may be expected to redeem Notes when its cost of borrowing is lower than the interest rate on the Notes. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the Notes being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

The conditions of the Notes contain provisions which may permit their modification without the consent of all investors and confer significant discretions on the Trustee which may be exercised without the consent of the Noteholders or Couponholders and without regard to the individual interests of particular Noteholders.

The conditions of the Notes contain provisions for calling meetings of Noteholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Noteholders including Noteholders who did not attend and vote at the relevant meeting and Noteholders who voted in a manner contrary to the majority.

The conditions of the Notes also provide that the Trustee may, without the consent of Noteholders or Couponholders and without regard to the interests of particular Noteholders, agree to (i) any modification of, or to the waiver or authorisation of any breach or proposed breach of, any of the provisions of the Notes, the Trust Deed, the Coupons or the conditions of the Notes which is of a formal, minor or technical nature or to correct a manifest error or which in the opinion of the Trustee is not materially prejudicial to the Noteholders (save in relation to a Reserved Matter), or (ii) determine without the consent of the Noteholders or Couponholders that any Event of Default shall not be treated as such or (iii) the substitution the Issuer’s successor in business as principal debtor under any Notes in place of the Issuer, and in case of such a substitution, to a change of the law governing the Notes and the Coupons, in the circumstances described in Condition 10 (Meetings of Noteholders, Modification, Waiver and Substitution).

The Notes may be subject to withholding taxes in circumstances where the Issuer is not obliged to make gross up payments and this would result in holders receiving less interest than expected and could significantly adversely affect their return on the Notes.

Withholding under the EU Savings Directive.

Under Council Directive 2003/48/EC on the taxation of savings income (the Savings Directive), EU Member States are required to provide to the tax authorities of other EU Member States details of certain payments of interest or similar income paid or secured by a person established in an EU Member State to or for the benefit of an individual resident in another EU Member State or certain limited types of entities established in another EU Member State.

For a transitional period, Austria is instead required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld). The end of the transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries. A number of non-EU countries and territories have adopted similar measures and the EU Member States have adopted similar measures with certain dependent or associated territories of certain EU Member States.

On 24 March 2014, the Council of the European Union adopted a Council Directive (the Amending Directive) amending and broadening the scope of the requirements described above. The Amending Directive requires EU Member States to apply these new requirements from 1 January 2017 and if they were to take effect the changes would expand the range of payments covered by the Savings Directive, in particular to include additional types of income payable on securities. They would also expand the circumstances in which payments must be reported or subject to withholding. This approach would apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or arrangement is established or effectively managed outside of the European Union.

However, the European Commission has proposed the repeal of the Savings Directive from 1 January 2017 in the case of Austria and from 1 January 2016 in the case of all other EU Member States (subject to ongoing requirements to fulfil administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before those dates). This is to prevent overlap between the Savings Directive and a new automatic exchange of information regime to be implemented under Council Directive 2011/16/EU on Administrative Cooperation in the field of Taxation (as amended by Council Directive 2014/107/EU). The new regime under Council Directive 2011/16/EU (as amended) is in accordance with the Global Standard released by the Organisation for Economic Cooperation and Development in July 2014. Council Directive 2011/16/EU (as amended) is generally broader in scope than the Savings Directive, although it does not impose withholding taxes. The proposal also provides that, if it proceeds, EU Member States will not be required to apply the new requirements of the Amending Directive.

If a payment were to be made or collected through an EU Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer nor any Paying Agent (as defined in the Conditions of the Notes) nor any other person would be obliged to pay additional amounts with respect to any Note as a result of the imposition of such withholding tax. The Issuer is required to maintain a Paying Agent in an EU Member State that is not obliged to withhold or deduct tax pursuant to the Savings Directive.

U.S. Foreign Account Tax Compliance Act Withholding

Whilst the Notes are in global form and held within Euroclear or Clearstream, Luxembourg (together the ICSDs), in all but the most remote circumstances, it is not expected that the new reporting regime and potential withholding tax imposed by sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (FATCA) will affect the amount of any payment received by the ICSDs (see FATCA Disclosure under Tax Considerations). However, FATCA may affect payments made to custodians or intermediaries in the subsequent payment chain leading to the ultimate investor if any such custodian or intermediary generally is unable to receive payments free of FATCA withholding. It also may affect payment to any ultimate investor that is a financial institution that is not entitled to receive payments free of withholding under FATCA, or an ultimate investor that fails to provide its broker (or other custodian or intermediary from which it receives payment) with any information, forms, other documentation or consents that may be necessary for the payments to be made free of FATCA withholding. Investors should choose the custodians or intermediaries with care (to ensure each is compliant with FATCA or other laws or agreements related to FATCA) and provide each custodian or intermediary with any information, forms, other documentation or consents that may be necessary for such custodian or intermediary to make a payment free of FATCA withholding. Investors should consult their own tax adviser to obtain a more detailed explanation of FATCA and how FATCA may affect them. The Issuer’s obligations under the Notes are discharged once it has made payment to, or to the order of, the Common Safekeeper (as bearer of the Notes) and the Issuer has therefore no responsibility for any amount thereafter transmitted through the ICSDs and custodians or intermediaries. Further, foreign financial institutions in a jurisdiction which has entered into an intergovernmental agreement with the United States (an IGA) are generally not expected to be required to withhold under FATCA or an IGA (or any law implementing an IGA) from payments they make.

The value of the Notes could be adversely affected by a change in English law or administrative practice.

The conditions of the Notes are based on English law in effect as at the date of the issue of the Notes. No assurance can be given as to the impact of any possible judicial decision or change to English law or administrative practice after the date of the issue of the Notes and any such change could materially adversely impact the value of the Notes.

Risks related to the market generally

Set out below is a description of material market risks, including liquidity risk, exchange rate risk, interest rate risk and credit risk:

An active secondary market in respect of the Notes may never be established or may be illiquid and this would adversely affect the value at which an investor could sell his Notes.

The Notes may have no established trading market when issued, and one may never develop. If a market does develop, it may not be very liquid. Therefore, investors may not be able to sell their Notes easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Although application has been made for the Notes to be admitted to listing on the Official List and to trading on the Market, there is no assurance that such application will be accepted or that an active trading market will develop. Illiquidity may have a severely adverse effect on the market value of Notes.

Exchange rate risks and exchange controls

The Issuer will pay principal and interest on the Notes in Sterling (the Specified Currency). This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the Investor’s Currency) other than the Specified Currency. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the

Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease (1) the Investor’s Currency-equivalent yield on the Notes, (2) the Investor’s Currency-equivalent value of the principal payable on the Notes and (3) the Investor’s Currency-equivalent market value of the Notes.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate or the ability of the Issuer to make payments in respect of the Notes. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Interest rate risks

Investment in the Notes involves the risk that if market interest rates subsequently increase above the rate paid on the Notes, this will adversely affect the value of the Notes.

Credit ratings assigned to the Issuer or the Notes may not reflect all the risks associated with an investment in the Notes.

One or more independent credit rating agencies may assign credit ratings to the Issuer or the Notes. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

In general, European regulated investors are restricted under Regulation (EC) No. 1060/2009 (as amended) (the CRA Regulation) from using credit ratings for regulatory purposes, unless such ratings are issued by a credit rating agency established in the EU and registered under the CRA Regulation (and such registration has not been withdrawn or suspended), subject to transitional provisions that apply in certain circumstances whilst the registration application is pending. Such general restriction will also apply in the case of credit ratings issued by non-EU credit rating agencies, unless the relevant credit ratings are endorsed by an EU-registered credit rating agency or the relevant non-EU rating agency is certified in accordance with the CRA Regulation (and such endorsement action or certification, as the case may be, has not been withdrawn or suspended). The list of registered and certified rating agencies published by the European Securities and Markets Authority (ESMA) on its website in accordance with the CRA Regulation is not conclusive evidence of the status of the relevant rating agency included in such list, as there may be delays between certain supervisory measures being taken against a relevant rating agency and the publication of the updated ESMA list. Certain information with respect to the credit rating agencies and ratings is set out on the cover of this Prospectus.

Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisors to determine whether and to what extent (1) the Notes are legal investments for it; (2) the Notes can be used as security for indebtedness; and (3) other restrictions apply to its purchase or pledge of any of the Notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of the Notes under any applicable risk-based capital or similar rules.

Definitive Notes not having denominations in integral multiples of the minimum authorised denomination may have difficulty in trading in the secondary market

The Notes have a denomination consisting of a minimum authorised denomination of £100,000 plus higher integral multiples of £1,000 up to £199,000. Accordingly, it is possible that the Notes may be traded in amounts in excess of the minimum authorised denomination that are not integral multiples of such denomination. In such a case, if Definitive Notes are required to be issued, a Noteholder who holds a principal amount less than the minimum authorised denomination at the relevant time may not receive a Definitive Note in respect of such holding and may need to purchase a principal amount of Notes such that its holding amounts to the minimum authorised denomination (or another relevant denomination amount).

If Definitive Notes are issued, Noteholders should be aware that Definitive Notes which have a denomination that is not an integral multiple of the minimum authorised denomination may be illiquid and difficult to trade.

Notes in a book-entry form will be subject to the rules of Euroclear and Clearstream, Luxembourg, respectively, which may not be adequate to ensure the owners their timely exercise of rights under the Notes

The Notes will initially only be issued in global form and deposited with a common safekeeper for Euroclear and Clearstream, Luxembourg. Interests in the Global Notes will trade in book-entry form only. The Common Safekeeper, or its nominee, for Euroclear and Clearstream, Luxembourg, will be the sole holder of the Global Notes. Accordingly, owners of book-entry interests must rely on the procedures of Euroclear and Clearstream, Luxembourg, and non-participants in Euroclear or Clearstream, Luxembourg must rely on the procedures of the participant through which they own their interests, to exercise any rights and obligations of a holder of the Notes.

Unlike the holders of the Notes themselves, owners of book-entry interests will not have the direct right to act upon the Issuer’s solicitations for consents, requests for waivers or other actions from holders of the Notes. The procedures to be implemented through Euroclear and Clearstream, Luxembourg may not be adequate to ensure the timely exercise of rights under the Notes.

SELECTED FINANCIAL INFORMATION AND SUMMARY OF RESULTS

In October 2014, as part of an intra-group corporate reorganisation, the Issuer became the parent of substantially all of the subsidiaries and assets and liabilities previously reported by the PPL WW Holdings Limited Group (PPL WW Group) and PPL WEM Holdings Limited Group (PPL WEM Group). The Issuer has elected to present the consolidated financial statements as if the subsidiaries and assets and liabilities of the PPL WW Group and PPL WEM Group had been owned by the Issuer for the financial year ended 31 March 2015 in accordance with the pooling of interests principles for business combinations of entities under common control. Set out in the Appendix to this Prospectus are the audited consolidated annual accounts of the Issuer for the financial year ended 31 March 2015.

Revenue

Revenue for the WPD Group for the financial year ended 31 March 2015 was £1,620,100,000 compared to £1,574,000,000 for the previous financial year, an increase of £46,100,000 (2.9 per cent.). This was principally due to an average tariff increase of 3.0 per cent. in WPD South West, 3.1 per cent. in WPD South Wales, 6.0 per cent. in WPD West Midlands and 11.7 per cent. in WPD East Midlands, effective from 1 April 2014. The tariff increase has been partly offset by the reduction of £5 per residential end-user, as agreed with Ofgem, equating to £35,600,000 being offset across the WPD Group.

Operating costs

Operating costs for the WPD Group were broadly in line with the previous financial year decreasing by £12,900,000 (2.2 per cent.) from £589,800,000 in the financial year ended 31 March 2014 to £576,900,000 in the financial year ended 31 March 2015. This includes a decrease in the depreciation of network assets (calculated to be circa. £5,500,000) resulting from an increase in the weighted average useful lives of network assets effective from 1 December 2014.

Other operating expenses

Other operating expenses were £700,000 for the financial year ended 31 March 2015 compared to £5,300,000 for the previous financial year. The movement has arisen due to a lower decrease in fair value of investment properties.

Impairment of intangible assets

During the financial year ended 31 March 2015, the WPD Group recognised an impairment loss in respect of goodwill of £72,000,000 (compared to £248,400,000 in the financial year ended 31 March 2014, which was allocated between WPD East Midlands (accounting for £186,200,000 in the financial year ended 31 March 2014) and WPD West Midlands (accounting for £62,200,000 in the financial year ended 31 March 2014)). All of the impairment loss in respect of goodwill in the financial year ended 31 March 2015 is attributable to WPD West Midlands.

The impairment in the financial year ended 31 March 2015 has largely arisen as a result of changes to the short-term inflation assumption which has reduced both the operating cash flows and the terminal value used in the discounted cash flow model, and the growth in the carrying amount of the cash generating unit in the year exceeding the underlying growth in its recoverable amount. These factors are partly offset by higher than previously anticipated levels of capital expenditure in the current year which has increased both the future operating cash flows and terminal value used in the discounted cash flow model, and a reduction to the discount rate.

Finance costs

Finance costs for the financial year ended 31 March 2015 were £259,900,000 compared to £267,700,000 for the financial year ended 31 March 2014. The decrease of £7,800,000 (2.9 per cent) mainly arose due to the movement in the foreign exchange variance on US$ denominated financial assets and liabilities (of a decrease of £160 million) offset by the movement in the transfers from the hedging reserve in relation to cash flow hedges of £169.8 million.

Tax expense

Tax expenses incurred by the WPD Group increased from £57,200,000 for the financial year ended 31 March 2014 to £144,400,000 for the financial year ended 31 March 2015 (an increase of £87,200,000 (152.4 per cent.)). The current tax expense decreased by £11.1 million due to the reduction in the corporation tax rate from 23 per cent. to 21 per cent., partly offset by an increase in taxable profits. The deferred tax expense increased by £98.3 million to £53.2 million, mainly due to the beneficial impact of the tax rate change in 2014 of £85.4 million.

Reconciliation to previously reported results

The financial information for the WPD Group has been prepared on the basis that the restructuring transactions that took place in October 2014 are all between entities under common control and hence are outside the scope of IFRS 3 “Business combinations.” As such, the financial information does not include the effects of acquisition accounting principles, with all values being based on amounts previously recorded for assets and liabilities, without the recognition of any fair value adjustments.

The WPD Group income statement and balance sheet have been prepared using the pooling of interests method as if the group restructuring had taken place on 1 April 2013.

USE OF PROCEEDS

The net proceeds of the issue of the Notes will be used by the Issuer and its subsidiaries (including the Distribution Companies) for general corporate purposes (including to refinance certain existing indebtedness).

DESCRIPTION OF THE ISSUER AND ITS PRINCIPAL SUBSIDIARIES

Western Power Distribution plc (the Issuer) was incorporated under the Companies Act 2006 as PPL WPD 2 Limited on 30 September 2014 and registered as a private limited company with number 09223384. The Issuer was subsequently renamed Western Power Distribution Limited on 24 June 2015, and was re-registered as a public limited company on 24 June 2015. The Issuer is the holding company of four regulated monopoly distributors of electricity in the Midlands area of England, the South West of England and South Wales namely Western Power Distribution (East Midlands) plc (WPDE), Western Power Distribution (South Wales) plc (WPD South Wales), Western Power Distribution (South West) plc (WPD South West), and Western Power Distribution (West Midlands) plc (WPDW, and together with WPDE, WPD South Wales and WPD South West, the Distribution Companies). The Issuer is also the holding company of several other subsidiary companies that support the Distribution Companies, and such supporting companies including, inter alios, Surf Telecoms Limited, South Western Helicopters Limited and WPD Smart Metering Limited. The parent of Western Power Distribution plc is PPL WPD Limited, whose registered number is 09172857 and whose registered office is Avonbank, Feeder Road, Bristol, BS2 0TB. The ultimate parent of PPL WPD Limited is PPL Corporation, an energy and utility holding company based in Pennsylvania, USA.

Description of WPD

WPDE, WPDW, WPD South West and WPD South Wales are all indirect subsidiaries of WPD which is an indirect subsidiary of PPL Corporation and operate together as a single commercial entity under the brand “Western Power Distribution”. “Western Power Distribution”, or “WPD” as used in this Prospectus, means the multiparty commercial operations of the Issuer, WPDE, WPDW, WPD South West, WPD South Wales and also the unregulated entities.

Western Power Distribution – Service Area map

History

In 1999 South Western Electricity divested its supply business and was renamed Western Power Distribution. The following year Western Power Distribution acquired South Wales Electricity. In 2011 Western Power Distribution acquired Central Networks, which comprised of the two distribution businesses operating in the Midlands.

Western Power Distribution also maintains a property portfolio, predominantly to meet the occupancy needs of the Distribution Companies. It has also developed a fibre optic telecoms network to predominantly provide data and voice infrastructure to the Distribution Companies. Spare capacity is however made available to third party users. WPD also maintains a fleet of five helicopters. These are principally used to provide fault location and surveying services to the Distribution Companies, but again are outsourced to third parties.

Description of the principal subsidiaries of the Issuer

Western Power Distribution (East Midlands) plc

WPDE is the regulated monopoly distributor of electricity in the East Midlands area of England. WPDE was incorporated as a public limited company under the Companies Act 1985 on 1 April 1989. The registered office of WPDE is at Avonbank, Feeder Road, Bristol, BS2 0TB and its telephone number is + 44-117-933-2000.

WPDE is an indirectly wholly-owned subsidiary of WPD. It was formerly known as Central Networks East plc and registered itself as Western Power Distribution (East Midlands) plc on 1 April 2011 when it became part of the WPD Group.

WPDE is one of the 14 regulated electricity DNOs in England, Wales and Scotland. It is the regulated distributor of electricity with a distribution licence authorising it to distribute electricity in the East Midlands area of England and its principal activity being the distribution of electricity to industrial, commercial and domestic customers within its regulated area. It is regulated by the Ofgem of Great Britain.

Its network covers approximately 16,000 square kilometres, extending from the Lincolnshire coast to the outskirts of Coventry, and from Milton Keynes in the south to the Derbyshire Peak District in the north. As a result, it serves a diverse customer base including large urban areas such as Nottingham, Derby, Northampton and Leicester, as well as rural communities.

WPDE distributed electricity to over 2.6 million customers through approximately 72,000 kilometres of network.

At the date of this Prospectus WPDE has no subsidiary companies.

Western Power Distribution (West Midlands) plc

WPDW is the regulated monopoly distributor of electricity in the West Midlands area of England. WPDW was incorporated as a public limited company under the Companies Act 1985 on 1 April 1989. The registered office of WPDW is at Avonbank, Feeder Road, Bristol, BS2 0TB and its telephone number is + 44-117-933-2000.

WPDW is an indirectly wholly-owned subsidiary of WPD. It was formerly known as Central Networks West plc and registered itself as Western Power Distribution (West Midlands) plc on 1 April 2011 when it became part of the WPD Group.

WPDW is also one of the 14 DNOs in England, Wales and Scotland. It is the regulated distributor of electricity with a distribution licence authorising it to distribute electricity in the West Midlands area of England and its principal activity being the distribution of electricity to industrial, commercial and domestic customers. It is also regulated by Ofgem.

Its network covers approximately 13,300 square kilometres, extending from the outskirts of Bristol in the South to Staffordshire in the North and from approximately the M6 motorway to the Welsh border. As a result, WPDW serves a diverse customer base including England’s second largest city, Birmingham, as well as rural communities.

WPDW distributed electricity to almost 2.5 million customers through approximately 64,000 kilometres of network.

At the date of this Prospectus WPDW has no subsidiary companies.

Western Power Distribution (South West) plc

WPD South West is the regulated monopoly distributor of electricity in the south-western area of England. WPD South West was incorporated as a public limited company under the Companies Act 1985 on 1 April 1989. The registered office of WPD South West is Avonbank, Feeder Road, Bristol, BS2 0TB. Its telephone number is + 44-117-933-2000.

WPD South West is an indirectly wholly-owned subsidiary of WPD. WPD South West was formerly known as South Western Electricity plc and registered itself as Western Power Distribution (South West) plc on 31 July 2001.

WPD South West is also one of the 14 DNOs in England, Wales and Scotland. It is the regulated distributor of electricity with a distribution licence authorising it to distribute electricity in the South West area of England and its principal activity being the distribution of electricity to industrial, commercial and domestic customers. It is also regulated by Ofgem.

Its network covers approximately 14,400 square kilometres, extending from Bristol and Bath in the northeast, southwest along the peninsula to Land’s End and beyond to the Isles of Scilly. WPD South West serves a diverse customer base from the largest cities and towns in WPD South West’s service area of Bath, Bristol, Exeter, Plymouth and Taunton to small rural communities.

WPD South West distributed electricity to almost 1.6 million customers through approximately 50,000 kilometres of network.

At the date of this Prospectus WPD South West has no subsidiary companies.

Western Power Distribution (South Wales) plc

WPD South Wales is the regulated monopoly distributor of electricity in South Wales. WPD South Wales was incorporated as a public limited company under the Companies Act 1985 on 1 April 1989. The registered office of WPD South Wales is Avonbank, Feeder Road, Bristol, BS2 0TB. Its telephone number is + 44-117-933-2000.

WPD South Wales is an indirectly wholly-owned subsidiary of WPD. WPD South Wales was formerly known as South Wales Electricity plc and registered itself as Western Power Distribution (South Wales) plc on 31 July 2001.

WPD South Wales is also one of the 14 DNOs in England, Wales and Scotland. It is the regulated distributor of electricity with a distribution licence authorising it to distribute electricity in South Wales and its principal activity being the distribution of electricity to industrial, commercial and domestic customers. It is also regulated by Ofgem.

Its network covers approximately 11,800 square kilometres. The service area in Wales covers the south of the country. It covers an extremely diverse region including areas such as the Brecon Beacons National Park to the north, the Pembrokeshire Coast National Park in the West and city of Cardiff in the south. The largest cities and towns in WPD South Wales’ service area are Cardiff, Swansea and Newport. Most of the population of South Wales is located in the coastal belt region between Newport and Llanelli, (to the east and west of Cardiff), or in the valleys region to the north of this coastal belt. The remainder of the area is sparsely populated.

WPD South Wales distributed electricity to over 1.1 million customers through approximately 35,000 kilometres of network.

At the date of this Prospectus WPD South Wales has no subsidiary companies.

WPD Summary Group Structure Chart

Description of PPL Corporation

PPL Corporation, headquartered in Allentown, Pennsylvania, is an energy and utility holding company that was incorporated in 1994. Through its subsidiaries, PPL Corporation delivers electricity and natural gas to over 10 million customers in the United States and the United Kingdom.

The Western Power Distribution Business

As required by Ofgem in its regulation of DNOs, WPDE, WPDW, WPD South West and WPD South Wales, are separate legal entities, which are subject to financial ring-fencing and which hold separate distribution licences. As a result of this, all four entities are separately assessed by Ofgem and undergo a separate distribution price control review process (as further explained in the section below entitled “Regulation applying to the Distribution Companies”).

However, on a management and commercial level, WPDE, WPDW, WPD South West, WPD South Wales and the unregulated entities, are operated on a combined basis through shared divisional management (as further explained in the section entitled “Description of the Western Power Distribution Business”). Western Power Distribution is the second largest electricity network operator in the United Kingdom (by customer numbers) as at 31 March 2015, with more than 7.8 million customers.

As WPDE, WPDW, WPD South West and WPD South Wales are separate entities for legal and regulatory purposes they each produce accounts. The unregulated entities also produce separate financial accounts. The costs of shared services, employees and operations are allocated back to each entity (as appropriate) in order to produce such accounts.

As at 31 March 2015, WPDE and WPDW had regulated asset value (RAV) of £2.03 billion and £2.07 billion respectively. In addition the WPD South West and WPD South Wales operations had RAV of £1.28 billion and £0.89 billion respectively. In total Western Power Distribution have a total RAV of £6.26 billion making it the largest electricity network operator in the United Kingdom by RAV. The combined fixed asset values of the unregulated entities totalled £0.2bn as at 31 March 2015, predominantly property assets.

Potential investors are also referred to the section entitled “Combined Operating Activities of WPDE, WPDW, WPD South West and WPD South Wales” within the section entitled “Risk Factors”.

Regulation applying to the Distribution Companies

Licences

The distribution licences held by WPDE, WPDW, WPD South West and WPD South Wales authorise the licencees to distribute electricity for the purpose of providing a supply in Great Britain with additional obligations under Section B of the distribution licence for any premises in the distribution services area specified in the distribution licence. The licence exists in perpetuity, and can only be revoked by Ofgem (giving no less than 25 years’ notice) or by breach of licence. A failure of a Distribution Company to comply with its licence could lead to an enforcement order being issued by Ofgem. Ofgem has the power to levy fines of up to 10 per cent. of turnover for any breach. In certain circumstances i.e. insolvency, the distribution licence itself may be revoked. The licences provide for a distribution services area, equating to the former authorised area of the former public electricity suppliers in the East Midlands and West Midlands areas the South West of England and South Wales, respectively, in which the respective licensee has certain specific distribution services obligations.

Under the Electricity Act 1989 (as amended), an electricity distributor has a duty, except in certain circumstances, to make a connection between its distribution system and any premises within the designated area for the purpose of enabling electricity to be conveyed to or from the premises and to make a connection between its distribution system and any distribution system of another authorised distributor, for the purpose of enabling electricity to be conveyed to or from that other system.

Each DNO is a regional monopoly and its operations are regulated by its distribution licence. Each DNO is subject to annual limits on its regulated revenues and the quality of supply it must provide, and is provided with financial incentives to minimise its costs and improve the service it provides to its customers.

Distribution Price Controls

Distribution price controls are intended to provide companies with sufficient revenues to allow them to finance their efficient operating costs and capital investment. In addition to setting revenues, the price controls also include targets for the overall quality of network performance based upon the average number and duration of supply outages experienced by customers. Companies can be either rewarded or penalised for exceeding or failing these targets.

The charges made for the use of the distribution network are regulated on the basis of annually profiled revenues adjusted for RPI. The RPI is a measure of inflation and in RIIO-ED1 prices are set using a forecast of RPI; subsequently reconciled 2 years later for the actual RPI observed.

It is then for DNOs to develop a charging regime in accordance with Ofgem’s approved methodology in order to recover from suppliers an amount up to the allowed revenue. Historically, these tariffs have been a matter for each company individually but Ofgem has implemented licence conditions which compel distributors to work together and set tariffs based upon a common methodology.

The current RIIO-ED1 was agreed with Ofgem in May 2014 for the period 1 April 2015 to 31 March 2023. This has resulted in a reduction in the price for the distribution of electricity in the first year of RIIO-ED1. The decreases, before taking into account inflation are 9.1 per cent. for WPDE, 9.4 per cent. for WPDW and respective decreases of 17.5 per cent. and 23.8 per cent. for South West and South Wales. For the remaining seven years of RIIO-ED1 the revenues increase annually. All of these annual movements will have RPI inflation applied to them.

DNOs must also meet the Guaranteed Standards of Performance, which are set by Ofgem to ensure an appropriate level of quality of supply. If a company fails to provide the level of service specified, it must make a fixed payment to the end user affected.

The objective of RIIO is to drive real benefits for consumers; providing companies with strong incentives to meet the challenges of delivering a sustainable energy sector at a lower cost. The RIIO model has been implemented for transmission (RIIO-T1) and gas distribution (RIIO-GD1) price controls since April 2013 and comes into effect for electricity distribution (RIIO-ED1) from 1 April 2015.

Key elements of the regulation of electricity distribution businesses in RIIO-ED1 and beyond, include:

(a)	8 year price controls with mid-point reviews restricted to outputs and whether they remain appropriate;

(b)

the RIIO-ED1 price control will include an Annual Iteration Process. This will allow base revenues to be updated during the price control for financial adjustments covering tax, pension deficit payments and the cost of debt allowed to be recovered in revenues, adjustments relating to actual and allowed total expenditure and the “Totex Incentive Mechanism” and legacy price control adjustments from preceding price control periods. Under the proposed Annual Iteration Process, the financial model used to calculate base revenue is re-run using a series of revised input values. This process calculates an incremental change to base revenue, the “MOD” term, which would be advised by 30 November preceding each regulatory year;

(c)

more closely aligned regulatory and physical asset lives on new assets purchased after 2015. This resulted in a decision to extend the regulatory depreciation lives for new expenditure on assets installed after 1 April 2015 from 20 years to 45 years over the course of RIIO-ED1;

(d)

the introduction of a proportionate treatment concept where the degree of scrutiny of licence holders’ business plans for any forthcoming price control period is related to the quality of the business plan and records of previous performance, with the possibility of the some companies achieving limited scrutiny and an early settlement decision (to be known as a “Fast Track” decision); and

(e)

more clarity around the cost of capital and capitalisation policies at the beginning of the review period as well as recognising the role of equity in financing network businesses, together with a move to a rolling cost of debt allowance based on trailing averages of corporate bond indices. The cost of equity for each of the Distribution Companies is 6.4 per cent. As fast tracked companies, the cost of debt for the Distribution Companies is calculated from a 10 year rolling average of real rates that will be determined from the arithmetical average of the iBoxx A-rated and BBB-rated non-financial indices (of eligible bonds greater than 10 years) less the implied 10-year gilt inflation break evens published daily by the Bank of England. For the first year of the RIIO-ED1 period the cost of debt for the Distribution Companies has been set at 2.55 per cent..

The WPD business plan, covering all four DNOs, can be found on the WPD website, www.westernpower.co.uk. The comprehensive plan provides details of the level of investment, the improvements in customer service, the financing requirements, etc. that will occur within the RIIO-ED1 period.

Description of the Western Power Distribution Business

Key Strengths

The business of the WPD Group has a number of strengths, deriving both from the commercial strength of the business, and from the status of the Distribution Companies as regulated monopoly distributors of electricity. The key strengths of the business of the WPD Group are based on:

(a)	a stable, well established transparent regulatory regime;

(b)	strong and predictable operating cash flow;

(c)	no volume risk;

(d)	inflation linked earnings and asset base;

(e)	positive cash flow generation before financing;

(f)	industry leading delivery of Ofgem output targets; and

(g)	accurate forecasting and efficient delivery of investment programmes.

Strategy

Monitoring the satisfaction of end users connected to the network with the quality of supply provided is a key element of the Western Power Distribution strategy. Each Western Power Distribution entity aims to meet or exceed all the performance criteria established by Ofgem. Network performance is measured by two key criteria:

(a)	availability: the number of customer minutes lost per connected customer (CML); and

(b)	security: the number of supply interruptions (if greater than 3 minutes) recorded per 100 connected customers (CI).

All licensees who operate a distribution system are required to report annually to Ofgem on their performance in maintaining system security and availability. The IIS incentive scheme financially incentivises all licensees including WPDE, WPDW, WPD South West and WPD South Wales with respect to both key measures of supply delivered to customers. Ofgem also incentivises the quality of telephone response the customer receives when they contact the licensees, which is assessed by a customer survey carried out on a monthly basis.

For the year 2014/15, the reported adjusted minutes lost per customer and the adjusted interruptions per 100 customers for each of the four companies was:

	WPD South West		WPD South Wales		WPD East Midlands		WPD West Midlands
	CI	CML	CI	CML	CI	CML	CI	CML
OFGEM IIS Target 2014/15	73.6	51.0	79.5	44.6	75.7	67.8	109.9	94.2
IIS Outturn 2014/15	51.3	38.9	56.5	30.4	46.0	22.9	69.8	34.3
% Out Performance	30.3%	23.7%	28.9%	31.8%	39.2%	66.0%	36.5%	63.6%

(Figures subject to Ofgem audit)

In addition to this 83.2 per cent, of customers off supply in the South West as a result of a High Voltage fault were restored within one hour of a fault occurring with the figure being 84.3 per cent. for South Wales, 90.3 per cent. for WPDE and 91.1 per cent. for WPDW. These figures place the WPD Group as one of the highest performers of any of the UK DNOs.

The Energy Ombudsman has the role of complaint handling and customer representation for the electricity sector in the United Kingdom and replaced energywatch in October 2008. Western Power Distribution’s strategy has been and will be to position itself as number one for fewest complaints to either The Energy Ombudsman or its successor.

Customer Information

WPDE’s network, which consists of approximately 51,000 kilometres of underground cables and 22,000 kilometres of overhead line (as at 31 March 2015), distributed 26.4 terawatt hours of electricity in the year ended 31 March 2015 to approximately 2.6 million end customers. While over 99 per cent, of these end users are domestic premises and smaller businesses, this group accounts for 62 per cent. of revenues and 52 per cent. of units distributed (for the year ended 31 March 2015). WPDE has approximately 12,000 larger customers as of 31 March 2015 (large commercial and industrial customers based on consumption above 100kW and half hourly metering) who account for the remaining 38 per cent. of revenues and 48 per cent. of units distributed (for the year ended 31 March 2015).

WPDW’s network, which consists of approximately 40,000 kilometres of underground cables and 24,000 kilometres of overhead line (as at 31 March 2015), distributed 23.6 terawatt hours of electricity in the year ended 31 March 2015 to approximately 2.5 million end customers. While over 99 per cent. of these end users are domestic premises and smaller businesses, this group accounts for 63 per cent. of revenues and 55 per cent. of units distributed (for the year ended 31 March 2015). WPDW has approximately 11,000 larger customers as of 31 March 2015 (large commercial and industrial customers based on consumption above 100kW and half hourly metering) who account for the remaining 37 per cent. of revenues and 45 per cent. of units distributed (for the year ended 31 March 2015).

WPD South West’s network, which consists of approximately 23,000 kilometres of underground cables and 28,000 kilometres of overhead line (as at 31 March 2015), distributed 13.7 terawatt hours of electricity in the year ended March 2015 to approximately 1.6 million end customers. While over 99 per cent. of these end users are domestic premises and smaller businesses, this group accounts for 74 per cent. of revenues and 62 per cent. of units distributed (for the year ended 31 March 2015). WPD South West has approximately 5,900 larger customers as of 31 March 2015 (large commercial and industrial customers based on consumption above 100kW and half hourly metering) who account for the remaining 26 per cent. of revenues and 38 per cent. of units distributed (for the year ended 31 March 2015).

WPD South Wales’ network, which consists of approximately 18,000 kilometres of underground cables and 18,000 kilometres of overhead line (as at 31 March 2015), distributed 11.3 terawatt hours of electricity in the year ended 31 March 2015 to approximately 1.1 million end customers. While over 99 per cent. of these end users are domestic premises and smaller businesses, this group accounts for 65 per cent. of revenues and only 46 per cent. of units distributed (for the year ended 31 March 2015). WPD South Wales has approximately 4,100 larger customers as of 31 March 2015 (large commercial and industrial customers based on consumption above 100kW and half hourly metering) who account for the remaining 35 per cent. of revenues and 54 per cent. of units distributed (for the year ended 31 March 2015).

Distribution Facilities

Electricity is transported across National Grid Electricity Transmission plc’s transmission system at 400kV or 275kV to 14 Grid Supply Points (GSPs) connected to WPDE’s distribution network and 18 GSPs connected to WPDW’s network, and 11 GSPs connected to both the WPD South West and WPD South Wales networks, where it is transformed to 132kV and enters Western Power Distribution’s distribution systems. Substantially all electricity that enters Western Power Distribution’s system is received at these 54 GSPs. (As at 31 March 2015).

Whilst Western Power Distribution supplies some 7.8 million connected customers, revenue is derived via some 49 electricity suppliers operating in Western Power Distribution’s area with the following market shares as of March 2015:

Operation and control of Western Power Distribution’s distribution systems are continuously monitored and coordinated from three control centres located on the outskirts of Birmingham for the West Midlands, near Nottingham for the East Midlands and for the outskirts of Cardiff for the South West and South Wales. Electricity is received by end users at various voltages depending upon their requirements.

DIRECTORS AND SENIOR MANAGEMENT OF THE ISSUER

Board of Directors of the Issuer

The Board of Directors of the Issuer determines the Issuer’s long-term strategy, to ensure that the Issuer acts ethically and has the necessary resources to meet its objectives, to monitor performance, and to ensure the Issuer meets its responsibilities as a leading power distribution company.

The current directors and secretary of the Issuer are set out below.

Name	Position	Principal non-Group activities

R A Symons	Chief Executive Officer	None

D C S Oosthuizen	Group Finance Director	None

I R Williams	Resources and External Affairs Director	None

P Swift	Operations Director	None

W H Spence	Non-Executive Director	Chairman, President and Chief Executive Officer, PPL Corporation

V Sorgi	Non-Executive Director	Senior Vice President and Chief Financial Officer, PPL Corporation

M F Wilten	Non-Executive Director	Vice President, Treasurer, and Chief Risk Officer, PPL Corporation

A J Torok	Non-Executive Director	Vice President, PPL Services

S K Breininger	Non-Executive Director	Vice President and Controller, PPL Corporation

Sally Jones	Company Secretary	None

The business address of each of the Directors is Avonbank, Feeder Road, Bristol BS2 0TB. No Director has any actual or potential conflict of interest between WPD and his private interests and/or other duties.

TERMS AND CONDITIONS OF THE NOTES

The following are the terms and conditions of the Notes which (subject to modification) will be endorsed on each Note in definitive form:

The GBP500,000,000 3.625 per cent. Notes due 6 November 2023 (the Notes, which expression includes any further notes issued pursuant to Condition 14 (Further issues) and forming a single series therewith are constituted by, are subject to, and have the benefit of, a trust deed dated on or around 6 November 2015 (as amended or supplemented from time to time, the Trust Deed) between Western Power Distribution plc (the Issuer) and HSBC Corporate Trustee Company (UK) Limited (the Trustee, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Noteholders (as defined below). These terms and conditions (the Conditions) include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Notes and Coupons referred to below. An Agency Agreement dated on or around 6 November 2015 (as amended or supplemented from time to time) has been entered into in relation to the Notes between the Issuer, the Trustee, HSBC Bank Plc as principal paying agent and the other agents named in it. The principal paying agent and the other paying agents for the time being (if any) are referred to below respectively as the Principal Paying Agent and the Paying Agents (which expression shall include the Principal Paying Agent). Copies of the Trust Deed, the Agency Agreement and the Prospectus are available for inspection during usual business hours at the specified offices of the Paying Agents.

The Noteholders and the holders of the interest coupons (the Coupons) (the Couponholders) are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions applicable to them of the Agency Agreement.

1.	Form, Denomination and Title

The Notes are issued in bearer form serially numbered, in the denominations of £100,000 and integral multiples of £1,000 in excess thereof, up to and including £199,000, each with Coupons attached on issue. Notes of one denomination may not be exchanged for Notes of any other denomination.

Title to the Notes and the Coupons shall pass by delivery. Except as ordered by a court of competent jurisdiction or as required by law, the holder (as defined below) of any Note or Coupon shall be deemed to be and may be treated as its absolute owner for all purposes whether or not it is overdue and regardless of any notice of ownership, trust or an interest in it, any writing on it or its theft or loss and no person shall be liable for so treating the holder.

In these Conditions, Noteholder means the bearer of any Note, holder (in relation to a Note or Coupon) means the bearer of any Note or Coupon.

2.	Status

The Notes and the Coupons relating to them constitute direct, general, unconditional and unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Issuer under the Notes and the Coupons relating to them shall, save for such exceptions as may be provided by applicable legislation, at all times rank at least equally with all other unsecured and unsubordinated indebtedness of the Issuer present and future.

3.	Negative Pledge

Save with the prior written consent of the Trustee, the Issuer shall not, so long as any Note remains outstanding, create or permit to subsist any encumbrance (unless arising by operation of law) or other security interest whatsoever over any of its assets or undertaking.

4.	Interest and other Calculations

Each Note bears interest on its outstanding principal amount from 6 November 2015 (the Issue Date) at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on 6 November in each year (each, an Interest Payment Date), subject as provided in Condition 6 (Payments).

(a)	Accrual of Interest:

Interest shall cease to accrue on each Note on the due date for redemption unless, upon due presentation, payment is improperly withheld or refused, in which event interest shall continue to accrue (both before and after judgment) at the Rate of Interest in the manner provided in this Condition 4 (Interest and other Calculations) to the Relevant Date (as defined in Condition 7 (Taxation)).

(b)	Calculations:

The amount of interest payable on each Interest Payment Date shall be GBP 36.25 per Calculation Amount in respect of any Note or GBP 48.75 per Calculation Amount in respect of any Note following a Step-Up Event and for an Interest Period to which the higher rate of interest applies. If interest is required to be paid in respect of a Note on any other date, it shall be calculated by applying the Rate of Interest to the Calculation Amount, multiplying the product by the relevant Day Count Fraction, rounding the resulting figure to the nearest penny (half a penny being rounded upwards) and multiplying such rounded figure by a fraction equal to the denomination of such Note divided by the Calculation Amount.

(c)	Definitions:

In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

Business Day means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in London.

Calculation Amount means GBP 1,000.

Day Count Fraction means, in respect of any period, the number of days in the relevant period, from (and including) the first day in such period to (but excluding) the last day in such period, divided by the number of days in the Interest Period in which the relevant period falls.

Interest Amount means in respect of an Interest Accrual Period, the amount of interest payable per Calculation Amount for that Interest Accrual Period and which, in the case of Fixed Rate Notes, shall mean the Fixed Coupon Amount or Broken Amount as being payable on the Interest Payment Date ending the Interest Period of which such Interest Accrual Period forms part.

Interest Period means the period beginning on and including the Issue Date and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date.

Rate of Interest means 3.625 per cent., provided that if a Step-up Event has occurred and is continuing, the Rate of Interest shall be calculated as the aggregate of 3.625 per cent. plus 1.25 per cent. from and including the Interest Payment Date immediately following the occurrence of that Step-up Event, provided further that the Rate of Interest shall revert to 3.625 from and including the Interest Payment Date immediately following the date on which the relevant Step-up Event ceases to be continuing, and the Rate of Interest shall not be affected by any subsequent Step-up Event thereafter.

Step-up Event means that the then current rating assigned to the Rated Securities by any Rating Agency (whether provided by a Rating Agency at the invitation of the Issuer or by its own volition) is withdrawn or reduced to a non-investment grade rating (BB+/Bal, or their respective equivalents for the time being, or worse), for any reason other than as a result of an event falling within paragraph (A) of the definition of Restructuring Event set out in Condition 5(d) (Redemption at the Option of Noteholders).

5.	Redemption, Purchase and Options

(a)	Final Redemption:

Unless previously redeemed, purchased and cancelled as provided below, each Note shall be finally redeemed on the Maturity Date at its principal amount.

(b)	Redemption for Taxation Reasons:

The Notes may be redeemed at the option of the Issuer in whole, but not in part, on any Interest Payment Date on giving not less than 30 nor more than 60 days’ notice to the Trustee and the Noteholders in accordance with Condition 15 (Notices) (which notice shall be irrevocable) at their principal amount (together with interest accrued to the date fixed for redemption), if (i) the Issuer satisfies the Trustee immediately before the giving of such notice that it has or will become obliged to pay additional amounts as described under Condition 7 (Taxation) as a result of any change in, or amendment to, the laws or regulations of the United Kingdom or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date on which agreement is reached to issue the Notes, and (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this Condition 5(b) (Redemption for Taxation Reasons), the Issuer shall deliver to the Trustee a certificate signed by two directors of the Issuer stating that the obligation referred to in (i) above cannot be avoided by the Issuer taking reasonable measures available to it and the Trustee shall be entitled to accept such certificate (without any further investigation) as sufficient evidence of the satisfaction of the condition precedent set out in (ii) above, in which event it shall be conclusive and binding on Noteholders and Couponholders.

All Notes in respect of which any such notice is given shall be redeemed on the date specified in such notice in accordance with this Condition.

(c)	Redemption at the Option of the Issuer:

The Issuer may, on giving not less than 15 nor more than 30 days’ irrevocable notice to the Trustee and the Noteholders redeem all or some of the Notes on any Interest Payment Date. Any such redemption of Notes shall be at their Early Redemption Amount together with interest accrued up to (and including) the date fixed for redemption.

For the purposes of these Conditions, Early Redemption Amount means an amount equal to the principal amount of that Note then outstanding multiplied by the higher of: (A) 1; and (B) the price expressed as a percentage and determined by an internationally recognised investment bank based in London acting as financial adviser (selected by the Issuer and notified in writing to the Trustee) at which the Gross Redemption Yield (as defined below) on such Notes on the Reference Date (as defined below) is equal to the Gross Redemption Yield at 3.00 p.m. (London time) on the Reference Date on the Reference Gilt (as defined below) while that stock is in issue, and thereafter such UK government stock as the Issuer may, with the advice of three persons operating in the gilt-edged market (selected by the Issuer and notified in writing to the Trustee) determine to be appropriate, plus accrued but unpaid interest on the principal amount of that Note then outstanding.

For the purposes of this Condition, Gross Redemption Yield means a yield expressed as a percentage and calculated on a basis consistent with the basis indicated by the United Kingdom Debt Management Office publication “Formulae for Calculating Gilt Prices from Yields” published on 8 June 1998 with effect from 1 November 1998 and updated on 16 March 2005, page 5 or any replacement therefor and, for the purposes of such calculation, the date of redemption of the relevant Notes shall be the Final Maturity Date; Reference Date means the date which is two Business Days prior to the despatch of the notice of redemption under this Condition; and Reference Gilt means the Treasury stock whose modified duration most closely matches that of the Notes on the Reference Date determined by agreement of three persons operating in the gilt-edged market (selected by the Issuer and notified in writing to the Trustee).

All Notes in respect of which any such notice is given shall be redeemed on the date specified in such notice in accordance with this Condition.

In the case of a partial redemption of the Notes pursuant to this Condition, such Notes to be redeemed shall be drawn by lot in London, or identified in such other manner or in such other place as the Issuer deems appropriate and fair, subject always to compliance with all applicable laws and the requirements of each listing authority, stock exchange and/or quotation system (if any) by which the Notes may have been admitted to listing, trading and/or quotation.

(d)	Redemption at the Option of Noteholders:

(i)

(a)	If, at any time while any of the Notes remains outstanding, a Restructuring Event (as defined below) occurs and prior to the commencement of or during the Restructuring Period (as defined below):

(A)

an independent financial adviser (as described below) shall have certified in writing to the Trustee that such Restructuring Event will not be or is not, in its opinion, materially prejudicial to the interests of the Noteholders; or

(B)

if there are Rated Securities (as defined below), each Rating Agency (as defined below) that at such time has assigned a current rating to the Rated Securities confirms in writing to the Issuer at its request (which it shall make as set out below) that it will not be withdrawing or reducing the then current rating assigned to the Rated Securities by it from an investment grade rating (BBB-/Baa3, or their respective equivalents for the time being, or better) to a non-investment grade rating (BB+/Bal, or their respective equivalents for the time being, or worse) or, if the Rating Agency shall have already rated the Rated Securities below investment grade (as described above), the rating will not be lowered by one full rating category or more, in each case as a result, in whole or in part, of any event or circumstance comprised in or arising as a result of the applicable Restructuring Event, the following provisions of this Condition 5(d) (Redemption at the Option of Noteholders) shall cease to have any further effect in relation to such Restructuring Event.

(b)	If, at any time while any of the Notes remains outstanding, a Restructuring Event occurs and (subject to Condition 5(d)(i)(a)):

(A)	within the Restructuring Period, either:

(i)	if at the time such Restructuring Event occurs there are Rated Securities, a Rating Downgrade (as defined below) in respect of such Restructuring Event also occurs; or

(ii)	if at such time there are no Rated Securities, a Negative Rating Event (as defined below) in respect of such Restructuring Event also occurs; and

(B)

an independent financial adviser shall have certified in writing to the Trustee that such Restructuring Event is, in its opinion, materially prejudicial to the interests of the Noteholders (a Negative Certification), then, unless at any time the Issuer shall have given notice under Condition 5(c) (Redemption at the Option of the Issuer), the holder of each Note will, upon the giving of a Put Event Notice (as defined below), have the option (the Put Option) to require the Issuer to redeem or, at the option of the Issuer, purchase (or procure the purchase of) that Note on the Put Date (as defined below), at its principal amount outstanding together with (or, where purchased, together with an amount equal to) interest (if any) accrued to (but excluding) the Put Date.

A Restructuring Event shall be deemed not to be materially prejudicial to the interests of the Noteholders if, notwithstanding the occurrence of a Rating Downgrade or a Negative Rating Event, the rating assigned to the Rated Securities by any Rating Agency (as defined below) is subsequently increased to, or, as the case may be, there is assigned to the Notes or other unsecured and unsubordinated debt of the Issuer having an initial maturity of five years or more by any Rating Agency, an investment grade rating (BBB-/Baa3) or their respective equivalents for the time being) or better prior to any Negative Certification being issued.

Any Negative Certification shall be conclusive and binding on the Trustee, the Issuer and the Noteholders. The Issuer may, at any time, with the approval of the Trustee appoint an independent financial adviser for the purposes of this Condition 5(d) (Redemption at the Option of Noteholders). If, within five Business Days following the occurrence of a Rating Downgrade or a Negative Rating Event, as the case may be, in respect of a Restructuring Event, the Issuer shall not have appointed an independent financial adviser for the purposes of Condition 5(d)(i)(b)(B) and (if so required by the Trustee) the Trustee is indemnified and/or prefunded and/or secured by the Issuer to its satisfaction against the costs of such adviser, the Trustee may appoint an independent financial adviser for such purpose following consultation with the Issuer.

(ii)

Promptly upon the Issuer becoming aware that a Put Event (as defined below) has occurred, and in any event not later than 14 days after the occurrence of a Put Event, the Issuer shall, give notice (a Put Event Notice) to the Noteholders in accordance with Condition 15 (Notices) specifying the nature of the Put Event and the procedure for exercising the Put Option.

(iii)

To exercise the Put Option, the holder of a Note must comply with the provisions of Condition 5(d) (Redemption at the Option of Noteholders). The applicable notice period for the purposes of Condition 5(d) (Redemption at the Option of Noteholders) shall be the period (the Put Period) of 45 days after that on which a Put Event Notice is given. Subject to the relevant Noteholder having complied with Condition 5(d) (Redemption at the Option of Noteholders), the Issuer shall redeem or, at the option of the Issuer, purchase (or procure the purchase of) the relevant Note on the fifteenth day after the date of expiry of the Put Period (the Put Date) unless previously redeemed or purchased.

(iv)	For the purposes of these Conditions:

(a)	Distribution Licence means an electricity distribution licence granted under section 6(1)(c) of the Electricity Act 1989 (as amended by section 30 of the Utilities Act 2000 and from time to time).

(b)

Distribution Services Area means, in respect of any Distribution Company, the area specified as such in the relevant Distribution Licence granted to it on 1 October 2001, as of the date of such Distribution Licence.

(c)

A Negative Rating Event shall be deemed to have occurred if (1) the Issuer does not, either prior to or not later than 14 days after the date of the relevant Restructuring Event, seek, and thereupon use all reasonable endeavours to obtain, a rating of the Notes or any other unsecured and unsubordinated debt of the Issuer having an initial maturity of five years or more from a Rating Agency or (2) if it does so seek and use such endeavours, it is unable, as a result of such Restructuring Event, to obtain such a rating of at least investment grade (BBB-/Baa3, or their respective equivalents for the time being).

(d)

A Put Event occurs on the date of the last to occur of (1) a Restructuring Event, (2) either a Rating Downgrade or, as the case may be, a Negative Rating Event and (3) the relevant Negative Certification.

(e)

Rating Agency means Standard & Poor’s Credit Market Services Europe Limited or any of its subsidiaries and their successors (Standard & Poor’s) or Moody’s Investors Service Ltd. or any of its subsidiaries and their successors (Moody’s) or any rating agency substituted for any of them (or any permitted substitute of them) by the Issuer from time to time with the prior written approval of the Trustee.

(f)

A Rating Downgrade shall be deemed to have occurred in respect of a Restructuring Event if the then current rating assigned to the Rated Securities by any Rating Agency (or any other rating provided by a rating agency at the invitation of the Issuer or by its own volition) is withdrawn or reduced from an investment grade rating (BBB-/Baa3), or their respective equivalents for the time being, or better) to a non-investment grade rating (BB+/Bal), or their respective equivalents for the time being, or worse) or, if the rating agency shall then have already rated the Rated Securities below investment grade (as described above), the rating is lowered one full rating category or more.

(g)

Rated Securities means the Notes, if at any time and for so long as they have a rating from a Rating Agency, and otherwise any other unsecured and unsubordinated debt of the Issuer having an initial maturity of five years or more which is rated by a rating agency;

(h)	Restructuring Event means the occurrence of any one or more of the following events:

(A)	(i)	the Secretary of State for Business, Innovation and Skills (or any successor) giving any of the Distribution Companies a written notice of any revocation of its Distribution Licence; or

(ii)	any of the Distribution Companies agreeing in writing with the Secretary of State for Business, Innovation and Skills (or any successor) to any revocation or surrender of its Distribution Licence; or

(iii)	any legislation (whether primary or subordinate) being enacted which terminates or revokes the Distribution Licence of any of the Distribution Companies;

except, in each such case, in circumstances where a licence or licences on substantially no less favourable terms is or are granted to the Issuer or a wholly-owned subsidiary of the Issuer; or

(B)

any modification (other than a modification which is of a formal, minor or technical nature or to correct a manifest error) being made to the terms and conditions upon which a Distribution Company is authorised and empowered under relevant legislation to distribute electricity in the Distribution Services Area unless two directors of such Distribution Company have certified to the Trustee that the modified terms and conditions are not materially less favourable to the business of that Distribution Company; or

(C)

any legislation (whether primary or subordinate) is enacted which removes, qualifies or amends (other than an amendment which is of a formal, minor or technical nature or to correct a manifest error) the duties of the Secretary of State for Business, Innovation and Skills (or any successor) and/or the Gas and Electricity Markets Authority (or any successor) under section 3A of the Electricity Act 1989 (as amended by the Utilities Act 2000) (as this may be amended from time to time) unless two directors of each Distribution Company have certified in good faith to the Trustee that such removal, qualification or amendment does not have a materially adverse effect on the financial condition of such Distribution Company; or

(D)	the Issuer ceases to be a direct or indirect subsidiary of PPL Corporation.

(i)	Restructuring Period means:

(A)	if at the time a Restructuring Event occurs there are Rated Securities, the period of 90 days starting from and including the day on which that Restructuring Event occurs; or

(B)

if at the time a Restructuring Event occurs there are no Rated Securities, the period starting from and including the day on which that Restructuring Event occurs and ending on the day 90 days following the later of (aa) the date (if any) on which the Issuer shall seek to obtain a rating as contemplated by the definition of Negative Rating Event; (bb) the expiry of the 14 days referred to in the definition of Negative Rating Event and (cc) the date on which a Negative Certification shall have been given to the Trustee in respect of that Restructuring Event.

(j)

A Rating Downgrade or a Negative Rating Event or a non-investment grade rating shall be deemed not to have occurred as a result or in respect of a Restructuring Event if the Rating Agency making the relevant reduction in rating or, where applicable, refusal to assign a rating of at least investment grade as provided in this Condition 5(d) (Redemption at the Option of Noteholders), does not announce or publicly confirm or inform the Issuer in writing at its request (which it shall make as set out in the following paragraph) that the reduction or, where applicable, declining to assign a rating of at least investment grade, was the result, in whole or in part, of any event or circumstance comprised in or arising as a result of the applicable Restructuring Event.

The Issuer undertakes to contact the relevant Rating Agency immediately following that reduction, or, where applicable the refusal to assign a rating of at least investment grade, to confirm whether that reduction or refusal to assign a rating of at least investment grade was the result, in whole or in part, of any event or circumstance comprised in or arising as a result of the applicable Restructuring Event. The Issuer shall notify the Trustee immediately upon receipt of any such confirmation from the relevant Rating Agency.

(e)	Redemption on disposal of a Distribution Company:

If a Disposal Event (as defined below) occurs, the Issuer shall, on giving not less than 15 nor more than 30 days’ irrevocable notice to the Trustee and the Noteholders redeem all of the Notes. Any such redemption of the Notes shall be at the Early Redemption Amount together with interest accrued up to (and including) the date fixed for redemption.

For the purposes of these Conditions:

(i)	Disposal means the Issuer ceasing directly or indirectly to:

(A)	own more than 51 per cent. of the economic rights of any Distribution Company;

(B)	have the right to cast more than 51 per cent. of the votes capable of being cast in general meetings of any Distribution Company; or

(C)	have the ability to determine the composition of the majority of the board of directors or equivalent body of any Distribution Company.

(ii)	Disposal Event means the occurrence of (i) a Disposal and (ii) during the Disposal Period, a Rating Downgrade.

(iii)	Disposal Period means the period of 90 days starting from and including the day on which that Disposal occurs.

(iv)

A Rating Downgrade shall be deemed to have occurred in respect of a Disposal if the then current rating assigned to the Notes by any Rating Agency (or any other rating provided by a rating agency at the invitation of the Issuer or by its own volition) is withdrawn or reduced from an investment grade rating (BBB-/Baa3), or their respective equivalents for the time being, or better) to a non-investment grade rating (BB+/Bal), or their respective equivalents for the time being, or worse) or, if the rating agency shall then have already rated the Notes below investment grade (as described above), the rating is lowered one full rating category or more.

(f)	Purchases:

The Issuer or its subsidiaries may at any time purchase Notes (provided that all unmatured Coupons are attached thereto or surrendered therewith) in the open market or otherwise at any price.

(g)	Cancellation:

All Notes purchased by or on behalf of the Issuer or its subsidiaries may be surrendered for cancellation by surrendering each such Note together with all unmatured Coupons to the Principal Paying Agent and, in each case, if so surrendered, shall, together with all Notes redeemed by the Issuer, be cancelled forthwith (together with all unmatured Coupons attached thereto or surrendered therewith). Any Notes so surrendered for cancellation may not be reissued or resold and the obligations of the Issuer in respect of any such Notes shall be discharged.

6.	Payments

Payments of principal and interest in respect of the Notes shall, subject as mentioned below, be made against presentation and surrender of the relevant Notes (in the case of all payments of principal and, in the case of interest, as specified in Condition 6(c)(ii) (Unmatured Coupons)) or Coupons (in the case of interest, save as specified in Condition 6(c)(ii) (Unmatured Coupons)), as the case may be, at the specified office of any Paying Agent outside the United States by a transfer to an account denominated in such currency with, a bank in London.

(a)	Payments subject to Fiscal Laws:

All payments are subject in all cases to (i) any applicable fiscal or other laws, regulations and directives in the place of payment, but without prejudice to the provisions of Condition 7 (Taxation) and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the Code) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or (without prejudice to Condition 7 (Taxation)) any law implementing an intergovernmental approach thereto. No commission or expenses shall be charged to the Noteholders or Couponholders in respect of such payments.

(b)	Appointment of Agents:

The Principal Paying Agent and the Paying Agents initially appointed by the Issuer are listed in the Agency Agreement. The Principal Paying Agent and the Paying Agents act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any Noteholder or Couponholder. The Issuer reserves the right at any time with the approval of the Trustee to vary or terminate the appointment of the Principal Paying Agent or any other Paying Agent and to appoint additional or other Paying Agents provided that the Issuer shall at all times maintain (i) a Principal Paying Agent, (ii) such other agents as may be required by any other stock exchange on which the Notes may be listed in each case, as approved by the Trustee and (iii) a Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to any law implementing European Council Directive 2003/48/EC.

Notice of any such change or any change of any specified office shall promptly be given to the Noteholders.

(c)	Unmatured Coupons:

(i)

Upon the due date for redemption of the Notes, the Notes should be surrendered for payment together with all unmatured Coupons (if any) relating thereto, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) shall be deducted from the principal amount outstanding, Early Redemption Amount or Optional Redemption Amount, as the case may be, due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 8 (Prescription)).

(ii)

If the due date for redemption of any Note is not a due date for payment of interest, interest accrued from the preceding Interest Payment Date or the Issue Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Note.

(d)	Non-Business Days:

If any date for payment in respect of any Note or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, business day means a day (other than a Saturday or a Sunday) on which banks are open for presentation and payment of debt securities and for dealings in foreign currency in the relevant place of presentation in London.

7.	Taxation

All payments of principal and interest by or on behalf of the Issuer in respect of the Notes, and the Coupons shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as shall result in receipt by the Noteholders and Couponholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any Note or Coupon:

(a)	Other connection:

to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such Note or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of the Note or Coupon; or

(b)	Lawful avoidance of withholding:

to, or to a third party on behalf of, a holder who could lawfully avoid (but has not so avoided) such deduction or withholding by complying or procuring that any third party complies with any reasonable written request of the Issuer or the Principal Paying Agent or any other Paying Agent addressed to the Noteholders and made at least 30 days before any such deduction or withholding would be payable to comply with any statutory requirements or make or procure that any third party makes a declaration of non-residence or other similar claim for exemption to any tax authority in the place where the relevant Note or Coupon is presented for payment; or

(c)	Presentation more than 30 days after the Relevant Date:

presented or surrendered for payment more than 30 days after the Relevant Date except to the extent that the holder of it would have been entitled to such additional amounts on presenting it for payment on the thirtieth day; or

(d)	Payment to individuals:

where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(e)	Payment by another Paying Agent:

presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the European Union.

As used in these Conditions, Relevant Date in respect of any Note or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Noteholders that, upon further presentation of the Note or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to (i) principal shall be deemed to include any premium payable in respect of the Notes Early Redemption Amounts, and all other amounts in the nature of principal payable pursuant to Condition 5 (Redemption, Purchase and Options) or any amendment or supplement to it, (ii) interest shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 4 (Interest and other Calculations) or any amendment or supplement to it and (iii) principal and/or interest shall be deemed to include any additional amounts that may be payable under this Condition or any undertaking given in addition to or in substitution for it under the Trust Deed.

8.	Prescription

Claims against the Issuer for payment in respect of the Notes and Coupons shall be prescribed and become void unless made within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

9.	Events of Default

If any of the following events (Events of Default) occurs and is continuing, the Trustee at its discretion may, and if so requested by holders of at least one-quarter in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution and if indemnified and/or prefunded and/or secured to its satisfaction shall, give notice to the Issuer that the Notes are, and they shall immediately become, due and payable at their outstanding principal amount together (if applicable) with accrued interest:

(i)	Non-Payment:

if default is made in the payment of any principal or interest due in respect of the Notes or any of them and the default continues for a period of 14 days in the case of principal and 21 days in the case of interest or, where relevant, the Issuer, having become obliged to redeem, purchase or procure the purchase of (as the case may be) any Notes pursuant to Condition 5 (Redemption, Purchase and Options) fails to do so within a period of 14 days of having become so obliged; or

(ii)	Breach of Other Obligations:

the Issuer does not perform, observe or comply with any one or more of its other obligations, covenants, conditions or provisions under the Notes or the Trust Deed and (except where the Trustee shall have certified to the Issuer in writing that it considers such failure to be incapable of remedy in which case no such notice or continuation as is hereinafter mentioned will be required) the failure continues for the period of 30 days next following the service by the Trustee on the Issuer of notice requiring the same to be remedied; or

(iii)	Cross-default and Cross-acceleration:

if (A) any indebtedness of the Issuer or any Distribution Company becomes due and repayable prior to its stated maturity by reason of a default or (B) any such indebtedness of the Issuer is not paid when due or, as the case may be, within any applicable grace period (as originally provided) or (C) the Issuer fails to pay when due (or, as the case may be, within any originally applicable grace period) any amount payable by it under any present or future guarantee for, or indemnity in respect of, any indebtedness of any person, provided that the aggregate amount of the relevant indebtedness in respect of which any one or more of the events mentioned above in this paragraph (iii) has or have occurred equals or exceeds £20,000,000;

For the purposes of these Conditions:

“indebtedness” means (i) money borrowed, (ii) liabilities under or in respect of any acceptance or acceptance credit or (iii) any notes, bonds, debentures, debenture stock, loan stock or other securities offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash.

(iv)	Enforcement Proceedings:

a distress, attachment, execution or other legal process is levied, enforced or sued out on or against any substantial part of the property, assets or revenues of the Issuer and is not discharged or stayed within 90 days; or

(v)	Insolvency:

the Issuer is (or is, or could be, deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of its debts generally or a material part of a particular type of its debts, proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed or declared or comes into effect in respect of or affecting its debts generally or any part of a particular type of the debts of the Issuer; or

(vi)	Winding-up:

(A) an administrator or liquidator is appointed in relation to the Issuer (and, in each case, not discharged within 90 days) or (B) an order is made or an effective resolution passed for the winding-up or dissolution or administration of the Issuer, or (C) the Issuer shall apply or petition for a winding-up or administration order in respect of itself or (D) the Issuer ceases or threatens to cease to carry on all or substantially all of its business or operations, in each case ((A) to (D) inclusive) except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved by the Trustee or by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders; or

(vii)	Nationalisation:

any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of the Issuer; or

(viii)	Illegality:

it is or will become unlawful for the Issuer to perform or comply with any one or more of its obligations under any of the Notes or the Trust Deed,

provided that in the case of paragraph (ii) the Trustee shall have certified (without liability on its part) that in its opinion such event is materially prejudicial to the interests of the Noteholders.

10.	Meetings of Noteholders, Modification, Waiver and Substitution

(a)	Meetings of Noteholders:

The Trust Deed contains provisions for convening meetings of Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Trust Deed) of a modification of any of these Conditions or any provisions of the Trust Deed. Such a meeting may be convened by Noteholders holding not less than 10 per cent. in aggregate principal amount of the Notes for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution shall be two or more persons holding or representing not less than 50 per cent. in aggregate principal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons being or representing Noteholders whatever the aggregate principal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals:

(i)	to amend the dates of maturity or redemption of the Notes or any date for payment of interest or Interest Amounts on the Notes;

(ii)	to reduce or cancel the principal amount of, or any premium payable on redemption of, the Notes;

(iii)

to reduce the rate or rates or amount of interest in respect of the Notes or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Notes;

(iv)	to vary any method of, or basis for, calculating the Early Redemption Amount;

(v)	to vary the currency or currencies of payment or denomination of the Notes;

(vi)

to sanction the exchange or substitution for the Notes of, or the conversion of the Notes into, shares, bonds or other obligations or securities of the Issuer, whether or not those rights arise under the Trust Deed;

(vii)	to amend the definition of Reserved Matter; or

(viii)	to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass the Extraordinary Resolution,

(each a Reserved Matter)

in which case the necessary quorum shall be two or more persons holding or representing not less than 75 per cent., or at any adjourned meeting not less than 25 per cent., in aggregate principal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on all Noteholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

The Trust Deed provides that a resolution in writing signed by or on behalf of the holders of not less than 75 per cent. in principal amount of the Notes outstanding shall for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Noteholders duly convened and held. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Noteholders.

(b)	Modification of the Trust Deed:

The Trustee may agree, without the consent of the Noteholders or Couponholders, (i) to any modification of any of the provisions of the Trust Deed or the Notes, or Coupons or these Conditions that is of a formal, minor or technical nature or is made to correct a manifest error, or (ii) if in the opinion of the Trustee the interests of the Noteholders will not be materially prejudiced thereby, to any other modification (except in relation to a Reserved Matter), and any waiver or authorisation of any breach or proposed breach of any of the provisions of the Trust Deed or the Notes, or Coupons or these Conditions, or determine that any Event of Default shall not be treated as such. Any such modification, authorisation or waiver shall be binding on the Noteholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Noteholders as soon as practicable.

(c)	Substitution:

The Trust Deed contains provisions for the substitution of the Issuer. The Trustee may agree, subject to the execution of a deed or undertaking supplemental to the Trust Deed in form and manner satisfactory to the Trustee and such other conditions as the Trustee may require, but without the consent of the Noteholders or the Couponholders, to the substitution of the Issuer’s successor in business in place of the Issuer or of any previous substituted company, as principal debtor under the Trust Deed and the Notes. In the case of such a substitution the Trustee may agree, without the consent of the Noteholders or the Couponholders, to a change of the law governing the Notes, the Coupons, and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Noteholders.

(d)	Entitlement of the Trustee:

In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Noteholders as a class and shall not have regard to the consequences of such exercise for individual Noteholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Noteholder or Couponholder be entitled to claim, from the Issuer any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders or Couponholders.

11.	Enforcement

At any time after the occurrence of an Event of Default which is continuing, and, in the case of paragraph (ii) of Condition 9 (Events of Default) where the Trustee has certified (without liability on its part) that in its opinion such event is materially prejudicial to the interests of the Noteholders, the Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer as it may think fit to enforce the terms of the Trust Deed, the Notes and the Coupons, but it need not take any such proceedings unless (a) it shall have been so directed by an Extraordinary Resolution or so requested in writing by Noteholders holding at least one-quarter in principal amount of the Notes outstanding, and (b) it shall have been indemnified and/or secured and/or prefunded to its satisfaction. No Noteholder or Couponholder may proceed directly against the Issuer unless the Trustee, having become bound so to proceed, fails to do so within a reasonable time and such failure is continuing.

12.	Indemnification of the Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee is entitled to enter into business transactions with the Issuer and any entity related to the Issuer without accounting for any profit.

The Trustee may rely without liability on a report, confirmation or certificate or any advice of any accountants, financial advisers, financial institution or any other expert, whether or not addressed to it and whether their liability in relation thereto is limited (by its terms or by any engagement letter relating thereto entered into by the Trustee or in any other manner) by reference to a monetary cap, methodology or otherwise. The Trustee may accept and shall be entitled to rely on any such report, confirmation or certificate or advice and such report, confirmation or certificate or advice shall be binding on the Issuer, the Trustee and the Noteholders.

13.	Replacement of Notes and Coupons

If a Note or Coupon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, regulations and stock exchange or other relevant authority regulations, at the specified office of the Principal Paying Agent in London or such other Paying Agent as the case may be, as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Noteholders, in each case on payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Note or Coupon is subsequently presented for payment, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Notes or Coupons) and otherwise as the Issuer may require. Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.

14.	Further Issues

The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue further securities either having the same terms and conditions as the Notes in all respects (or in all respects save for the Issue Date, interest commencement date and issue price) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such different terms as the Issuer may determine at the time of their issue. References in these Conditions to the Notes include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the

Notes. Any further issues may be constituted by the Trust Deed or any deed supplemental to it. The Trust Deed contains provisions for convening a single meeting of the Noteholders and the holders of securities of other series where the Trustee so decides.

15.	Notices

 Notices to the holders of Notes shall be valid if published in a daily newspaper of general circulation in London (which is expected to be the Financial Times). If in the sole opinion of the Trustee any such publication is not practicable, notice shall be validly given if published in another leading daily English language newspaper with general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made, as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Notes in accordance with this Condition.

16.	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

17.	Governing Law and Jurisdiction

(a)	Governing Law:

The Trust Deed, the Notes and the Coupons and any non-contractual obligations arising out of or in connection with them are governed by, and shall be construed in accordance with, English law.

(b)	Jurisdiction:

The Courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with any Notes or Coupons and accordingly any legal action or proceedings arising out of or in connection with any Notes or Coupons may be brought in such courts. The Issuer has in the Trust Deed irrevocably submitted to the jurisdiction of such courts.

PROVISIONS RELATING TO THE NOTES

WHILE REPRESENTED BY THE GLOBAL NOTES

1.	Exchange

The Notes will initially be issued in the form of the Temporary Global Note which will be deposited on or around the Closing Date with the Common Safekeeper for Euroclear and Clearstream, Luxembourg.

The Notes will be issued in new global note (NGN) form. On 13 June 2006 the European Central Bank (the ECB) announced that Notes in NGN form are in compliance with the “Standards for the use of EU securities settlement systems in ESCB credit operations” of the central banking system for the euro (the Eurosystem), provided that certain other criteria are fulfilled. At the same time the ECB also announced that arrangements for Notes in NGN form will be offered by Euroclear and Clearstream, Luxembourg as of 30 June 2006 and that debt securities in global bearer form issued through Euroclear and Clearstream, Luxembourg after 31 December 2006 will only be eligible as collateral for Eurosystem operations if the NGN form is used.

The Notes are intended to be held in a manner which would allow Eurosystem eligibility – that is, in a manner which would allow the Notes to be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.

The Temporary Global Note will be exchangeable in whole or in part for interests in the Permanent Global Note not earlier than 40 days after the Closing Date upon certification as to non-U.S. beneficial ownership. No payments will be made under the Temporary Global Note unless exchange for interests in the Permanent Global Note is improperly withheld or refused. In addition, interest payments in respect of the Notes cannot be collected without such certification of non-U.S. beneficial ownership.

The Permanent Global Note will become exchangeable in whole, but not in part, for Notes in definitive form (Definitive Notes) in denominations of GBP 100,000 and integral multiples of GBP 1,000 each in excess thereof, up to and including GBP 199,000 at the request of the bearer of the Permanent Global Note against presentation and surrender of the Permanent Global Note to the Principal Paying Agent if (each, an Exchange Event) (a) Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business or (b) any of the circumstances described in Condition 9 (Events of Default) occurs.

So long as the Notes are represented by a Temporary Global Note or a Permanent Global Note and the relevant clearing system(s) so permit, the Notes will be tradeable only in the minimum authorised denomination of GBP 100,000 and higher integral multiples of GBP 1,000, notwithstanding that no Definitive Notes will be issued with a denomination above GBP 199,000.

Whenever the Permanent Global Note is to be exchanged for Definitive Notes, the Issuer shall procure the prompt delivery (free of charge to the bearer) of such Definitive Notes, duly authenticated and with Coupons attached, in an aggregate principal amount equal to the principal amount of the Permanent Global Note to the bearer of the Permanent Global Note against the surrender of the Permanent Global Note to or to the order of the Principal Paying Agent within 30 days of the occurrence of the relevant Exchange Event.

In addition, the Temporary Global Note and the Permanent Global Note will contain provisions which modify the Terms and Conditions of the Notes as they apply to the Temporary Global Note and the Permanent Global Note. The following is a summary of certain of those provisions:

2.	Payments

All payments in respect of the Temporary Global Note and the Permanent Global Note will be made against presentation and (in the case of payment of principal in full with all interest accrued thereon) surrender of the Temporary Global Note or (as the case may be) the Permanent Global Note to or to the order of any Paying Agent and will be effective to satisfy and discharge the corresponding liabilities of the Issuer in respect of the Notes. On each occasion on which a payment of principal or interest is made in respect of the Temporary Global Note or (as the case may be) the Permanent Global Note, the Issuer shall procure that the payment is entered pro rata in the records of Euroclear and Clearstream, Luxembourg.

3.	Payments on business days

In the case of all payments made in respect of the Temporary Global Note and the Permanent Global Note “business day” means any day which is a day on which dealings in foreign currencies may be carried on in the United Kingdom.

4.	Exercise of put option

In order to exercise the option contained in Condition 5(d) (Redemption at the Option of Noteholders) the bearer of the Permanent Global Note must, within the period specified in the Conditions for the deposit of the relevant Note and Put Event Notice, give written notice of such exercise to the Principal Paying Agent specifying the principal amount of Notes in respect of which such option is being exercised. Any such notice will be irrevocable and may not be withdrawn.

5.	Partial exercise of call option

In connection with an exercise of the option contained in Condition 5(c) (Redemption at the Option of the Issuer) in relation to some only of the Notes, the Permanent Global Note may be redeemed in part in the principal amount specified by the Issuer in accordance with the Conditions and the Notes to be redeemed in accordance with the rules and procedures of Euroclear and Clearstream, Luxembourg (to be reflected in the records of Euroclear and Clearstream, Luxembourg as either a pool factor or a reduction in principal amount, at their discretion), not more than 30 days prior to the date fixed for redemption.

6.	Notices

Notwithstanding Condition 15 (Notices), while all the Notes are represented by the Permanent Global Note (or by the Permanent Global Note and/or the Temporary Global Note) and the Permanent Global Note is (or the Permanent Global Note and/or the Temporary Global Note are) deposited with a Common Safekeeper, notices to Noteholders may be given by delivery of the relevant notice to Euroclear and Clearstream, Luxembourg and, in any case, such notices shall be deemed to have been given to the Noteholders in accordance with Condition 15 (Notices) on the date of delivery to Euroclear and Clearstream, Luxembourg.

7.	Prescription

Claims against the Issuer in respect of principal, premium and interest on the Notes represented by a Global Note will be prescribed after ten years from the appropriate payment date (in the case of principal and premium) and five years from the relevant Interest Payment Date (in the case of interest).

8.	Cancellation

Cancellation of any Note represented by a Global Note and required by the Conditions of the Notes to be cancelled following its redemption or purchase will be effected by endorsement by or on behalf of the Principal Paying Agent of the reduction in the principal amount of the relevant Global Note on the relevant part of the schedule thereto.

9.	Euroclear and Clearstream, Luxembourg

References in the Global Notes and this summary to Euroclear and/or Clearstream, Luxembourg shall be deemed to include references to any other clearing system approved by the Trustee.

TAX CONSIDERATIONS

UK TAXATION

The following applies only to persons who are the absolute beneficial owners of Notes and is a summary of the Issuer’s understanding of current law and HM Revenue & Customs (HMRC) practice in the United Kingdom relating to certain aspects of the taxation of interest in respect of the Notes. It does not necessarily apply where income is deemed for tax purposes to be the income of any other person. Some aspects do not apply to certain classes of person to whom special rules may apply and it is not intended to be exhaustive. It does not deal with any other United Kingdom taxation implications of acquiring, holding or disposing of the Notes. The United Kingdom tax treatment of prospective Noteholders depends on their individual circumstances and may be subject to change in the future. Prospective Noteholders who may be subject to tax in a jurisdiction other than the United Kingdom or who may be unsure as to their tax position should seek their own professional advice.

Interest on the Notes

The Notes issued will constitute “quoted Eurobonds” within the meaning of Section 987 of the Income Tax Act 2007 provided they are and continue to be listed on a recognised stock exchange, within the meaning of section 1005 of the Income Tax Act 2007. The London Stock Exchange is a recognised stock exchange for these purposes. Under HMRC published practice, securities will be treated as listed on the London Stock Exchange if they are admitted to the Official List (within the meaning of, and in accordance with, the provisions of Part 6 of the Financial Services and Markets Act 2000) and are admitted to trading on the London Stock Exchange. HMRC have confirmed that securities that are admitted to trading on the Market satisfy the condition of being admitted to trading on the London Stock Exchange. Whilst the Notes are and continue to be quoted Eurobonds, payments of interest on the Notes may be made without withholding or deduction on account of United Kingdom tax.

Interest on the Notes may also be paid without withholding or deduction on account of United Kingdom tax where interest on the Notes is paid by a company and, at the time the payment is made, the Issuer reasonably believes (and any person by or through whom interest on the Notes is paid reasonably believes) that the beneficial owner is within the charge to United Kingdom corporation tax as regards the payment of interest, provided that HMRC has not given a direction (in circumstances where it has reasonable grounds to believe that the above exemption is not available in respect of such payment of interest at the time the payment is made) that the interest should be paid under deduction of tax.

In other cases, an amount must generally be withheld from payments of interest on the Notes on account of United Kingdom income tax at the basic rate (currently 20 per cent.), subject to the availability of other reliefs or to any direction to the contrary to make payments free of or at a reduced rate of withholding by HMRC under an applicable double taxation treaty.

Information Reporting Requirements

HMRC has powers to obtain information and documents relating to the Notes, including in relation to issues of and other transactions in the Notes, interest, payments treated as interest and other payments derived from the Notes. This may include details of the beneficial owners of the Notes, of the persons for whom the Notes are held and of the persons to whom payments derived from the Notes are or may be paid. Information may be obtained from a range of persons including persons who effect or are a party to such transactions on behalf of others, registrars and administrators of such transactions, the registered holders of the Notes, persons who make, receive or are entitled to receive payments derived from the Notes and persons by or through whom interest and payments treated as interest are paid or credited. Information relating to the Notes may also be required to be provided automatically to HMRC by “financial institutions” under regulations made under section 222 of the Finance Act 2013, which implement the requirements of various automatic information exchange programmes, including FATCA, Council Directive 2011/16/EU on

Administrative Cooperation in the field of Taxation (as amended), the Global Standard released by the Organisation for Economic Co-operation and Development in July 2014, and arrangements between the United Kingdom and its overseas territories and crown dependencies.

Information obtained by HMRC may be provided to tax authorities in other jurisdictions.

Further United Kingdom Income Tax Issues

Interest on the Notes that constitutes United Kingdom source income for tax purposes may, as such, be subject to income tax by direct assessment even where paid without withholding.

However, interest with a United Kingdom source received without deduction or withholding on account of United Kingdom tax will not be chargeable to United Kingdom tax in the hands of a Noteholder (other than certain trustees) who is not resident for tax purposes in the United Kingdom unless that Noteholder carries on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest is received or to which the Notes are attributable (and where that Noteholder is a company, unless that Noteholder carries on a trade in the United Kingdom through a permanent establishment in connection with which the interest is received or to which the Notes are attributable). There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers). The provisions of an applicable double taxation treaty may also be relevant for Noteholders.

The proposed financial transactions tax (FTT)

On 14 February 2013, the European Commission published a proposal (the Commission’s Proposal) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the participating Member States).

The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the Notes (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the Notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

Joint statements issued by participating Member States indicate an intention to implement the FTT by 1 January 2016.

However, the FTT proposal remains subject to negotiation between the participating Member States and the scope of any such tax is uncertain. Additional EU Member States may decide to participate.

Prospective holders of the Notes are advised to seek their own professional advice in relation to the FTT.

FATCA DISCLOSURE

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (FATCA) impose a new reporting regime and potentially a 30 per cent. withholding tax with respect to certain payments to (i) any non-U.S. financial institution (a foreign financial institution, or FFI (as defined by FATCA)) that does not become a Participating FFI by entering into an agreement with the U.S. Internal Revenue Service (IRS) to provide the IRS with certain information in respect of its account holders and investors or is not otherwise exempt from or in deemed compliance with FATCA and (ii) any investor (unless otherwise exempt from FATCA) that does not provide information sufficient to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States account” of the Issuer (a Recalcitrant Holder). The Issuer does not expect to be classified as an FFI.

The new withholding regime is now in effect for payments from sources within the United States and will apply to foreign passthru payments (a term not yet defined) no earlier than 1 January 2019. This withholding would potentially apply to payments in respect of (i) any Notes characterised as debt (or which are not otherwise characterised as equity and have a fixed term) for U.S. federal tax purposes that are issued after the grandfathering date, which is the date that is six months after the date on which final U.S. Treasury regulations defining the term foreign passthru payment are filed with the Federal Register, or which are materially modified after the grandfathering date and (ii) any Notes characterised as equity or which do not have a fixed term for U.S. federal tax purposes, whenever issued. If Notes are issued on or before the grandfathering date, and additional Notes of the same series are issued after that date, the additional Notes may not be treated as grandfathered, which may have negative consequences for the existing Notes, including a negative impact on market price.

The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA (each, an IGA). Pursuant to FATCA and the “Model 1” and “Model 2” IGAs released by the United States, an FFI in an IGA signatory country could be treated as a Reporting FI not subject to withholding under FATCA on any payments it receives. Further, an FFI in an IGA jurisdiction would generally not be required to withhold under FATCA or an IGA (or any law implementing an IGA) (any such withholding being FATCA Withholding) from payments it makes. Under each Model IGA, a Reporting FI would still be required to report certain information in respect of its account holders and investors to its home government or to the IRS.

If the Issuer is treated as a Reporting FI pursuant to the US-UK IGA it does not anticipate that it will be obliged to deduct any FATCA Withholding on payments it makes. There can be no assurance, however, that the Issuer will be treated as a Reporting FI, or that it would in the future not be required to deduct FATCA Withholding from payments it makes. The Issuer and financial institutions through which payments on the Notes are made may be required to withhold FATCA Withholding if (i) any FFI through or to which payment on such Notes is made is not a Participating FFI, a Reporting FI, or otherwise exempt from or in deemed compliance with FATCA or (ii) an investor is a Recalcitrant Holder.

Whilst the Notes are in global form and held within the ICSDs, it is expected that FATCA will not affect the amount of any payments made under, or in respect of, the Notes by the Issuer, any paying agent and the Common Safekeeper, given that each of the entities in the payment chain between the Issuer and the participants in the ICSDs is a major financial institution whose business is dependent on compliance with FATCA and that any alternative approach introduced under an IGA will be unlikely to affect the Notes. The documentation expressly contemplates the possibility that the Notes may go into definitive form and therefore that they may be taken out of the ICSDs. If this were to happen, then a non-FATCA compliant holder could be subject to FATCA Withholding. However, definitive Notes will only be printed in remote circumstances.

FATCA is particularly complex and its application is uncertain at this time. The above description is based in part on regulations, official guidance and model IGAs, all of which are subject to change or may be implemented in a materially different form. Prospective investors should consult their tax advisers on how these rules may apply to the Issuer and to payments they may receive in connection with the Notes.

EU Savings Directive

Under Council Directive 2003/48/EC on the taxation of savings income (the Savings Directive), EU Member States are required to provide to the tax authorities of other EU Member States details of certain payments of interest or similar income paid or secured by a person established in an EU Member State to or for the benefit of an individual resident in another EU Member State or certain limited types of entities established in another EU Member State.

For a transitional period, Austria is instead required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld). The end of the transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries. A number of non-EU countries and territories have adopted similar measures and the EU Member States have adopted similar measures with certain dependent or associated territories of certain EU Member States.

On 24 March 2014, the Council of the European Union adopted a Council Directive (the Amending Directive) amending and broadening the scope of the requirements described above. The Amending Directive requires EU Member States to apply these new requirements from 1 January 2017 and if they were to take effect the changes would expand the range of payments covered by the Savings Directive, in particular to include additional types of income payable on securities. They would also expand the circumstances in which payments must be reported or subject to withholding. This approach would apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or arrangement is established or effectively managed outside of the European Union.

However, the European Commission has proposed the repeal of the Savings Directive from 1 January 2017 in the case of Austria and from 1 January 2016 in the case of all other EU Member States (subject to ongoing requirements to fulfil administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before those dates). This is to prevent overlap between the Savings Directive and a new automatic exchange of information regime to be implemented under Council Directive 2011/16/EU on Administrative Cooperation in the field of Taxation (as amended by Council Directive 2014/107/EU). The new regime under Council Directive 2011/16/EU (as amended) is in accordance with the Global Standard released by the Organisation for Economic Cooperation and Development in July 2014. Council Directive 2011/16/EU (as amended) is generally broader in scope than the Savings Directive, although it does not impose withholding taxes. The proposal also provides that, if it proceeds, EU Member States will not be required to apply the new requirements of the Amending Directive.

SUBSCRIPTION AND SALE

Banco Santander, S.A., Barclays Bank PLC, Lloyds Bank plc and RBC Europe Limited (together, the “Joint Lead Managers”), HSBC Bank plc, MUFG, Mizuho International plc and The Royal Bank of Scotland plc (together the “Co-Lead Managers”, and together with the Joint Lead Managers, the “Managers”) have, in a subscription agreement dated 3 November 2015 (the “Subscription Agreement”) and made between the Issuer and the Managers upon the terms and subject to the conditions contained therein, jointly and severally agreed to subscribe for the Notes at their issue price of 99.581 per cent. of their principal amount plus any accrued interest in respect thereof. The Issuer has agreed to pay a combined management and underwriting commission in respect of the Notes. The Issuer has also agreed to reimburse the Managers for certain of their expenses incurred in connection with the management of the issue of the Notes. The Managers are entitled in certain circumstances to be released and discharged from their obligations under the Subscription Agreement prior to the closing of the issue of the Notes.

United States

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

The Notes are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by U.S. Treasury regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986 and Treasury regulations promulgated thereunder.

Each Manager has represented and agreed, that it will not offer, sell or deliver Notes (a) as part of their distribution at any time or (b) otherwise until 40 days after the later of the commencement of the offering and the issue date of the Notes, within the United States or to, or for the account or benefit of, U.S. persons. Each Manager has further agreed, that it will send to each dealer to which it sells any Notes during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

Until 40 days after the commencement of the offering of the Notes, an offer or sale of such Notes within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act if such offer or sale is made otherwise than in accordance with an available exemption from registration under the Securities Act.

United Kingdom

Each Manager has represented and agreed, that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

General

Each Manager has agreed that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes this Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither the Issuer, the Trustee nor any of the other Managers shall have any responsibility therefor.

None of the Issuer, the Trustee and the Managers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating such sale.

GENERAL INFORMATION

Authorisation

The creation and issuance of the Notes has been authorised by a resolution of the Issuer’s Board of Directors, dated 27 October 2015.

Listing

Application has been made to the UKLA for the Notes to be admitted to the Official List and to the London Stock Exchange for the Notes to be admitted to trading on the Market. The Issuer estimates the expenses relating to the admission of the Notes to trading to be approximately £3,850.

Clearing Information

The Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The appropriate temporary ISIN for this issue is XS1315962602 and the temporary Common Code is 131596260.

The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium and the address of Clearstream, Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

Legal information

The Issuer (registered number 09223384), with its registered office at Avonbank, Feeder Road, Bristol BS2 0TB, was incorporated in England on 17 September 2014. The Issuer can be contacted by calling +44 (0) 117 933 2000.

As of the date of this Prospectus, the Issuer’s issued ordinary share capital is 1,657,592,372 ordinary shares of a par value of £1 each, held by PPL WPD Limited.

The rights of the holders of the common shares in the Issuer are contained in the Articles of Association of the Issuer, and the Issuer will be managed by its directors in accordance with those articles and in accordance with the laws of England and Wales.

No Significant Change or Litigation

There has been no material adverse change in the prospects of the Issuer and its subsidiaries since 31 March 2015, and no significant change in the financial or trading position of the Issuer and its subsidiaries since 31 March 2015.

There are no governmental, legal or arbitration proceedings that may have or had in the 12 months before the date of this Prospectus, a significant effect on the financial position or profitability of the Issuer and its subsidiaries. The Issuer is not aware that any such proceedings are pending or threatened.

Auditors

The consolidated financial statements as at and for the year ended 31 March 2015 set out in full in the Appendix to this Prospectus have been audited by Ernst Young LLP, The Paragon, Counterslip, Bristol BS1 6BX statutory auditors to the Issuer.

Documents Available

For the period of 12 months following the date of this Prospectus, copies of the following documents will, when published, be available for inspection at the registered office of the Issuer and from the specified offices of the Paying Agents for the time being in London:

(a)	the memorandum and Articles of Association of the Issuer;

(b)

the consolidated audited financial statements of the Issuer in respect of the financial year ended 31 March 2015 together with the audit report prepared in connection therewith (as set out in full in the Appendix to this Prospectus. The Issuer currently prepares audited consolidated accounts on an annual basis;

(c)	the Trust Deed, the Agency Agreement and the forms of the Global Notes, the Notes in definitive form and the Coupons;

(d)	a copy of this Prospectus; and

(e)	the Subscription Agreement.

In addition, this Prospectus is also available at the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html.

Yield

The yield of the Notes is 3.686 per cent. per annum calculated on the basis of the Issue Price and as at the date of this Prospectus.

Third party information

Third party information referred to in the section entitled “Description of the Issuer and its Principal Subsidiaries” has been accurately reproduced and as far as the Issuer is aware and able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading. The Issuer has not independently verified the information included herein from third parties and such information may not be up to date.

Managers transacting with the Issuer

Certain of the Managers and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services to the Issuer, other members of the WPD Group and their affiliates in the ordinary course of business. In addition, in the ordinary course of their business activities, the Managers and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Issuer or its affiliates. Certain of the Managers or their affiliates that have a lending relationship with the Issuer routinely hedge their credit exposure to the Issuer consistent with their customary risk management policies. Typically, such Managers and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities, including potentially the Notes. Any such short positions could adversely affect future trading prices of Notes. The Managers and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

APPENDIX – CONSOLIDATED AUDITED FINANCIAL STATEMENTS OF THE ISSUER

Registered Number:    9223384

WESTERN POWER DISTRIBUTION PLC

AND SUBSIDIARY UNDERTAKINGS

ANNUAL REPORT AND FINANCIAL STATEMENTS

For the year ended 31 March 2015

Strategic report

For the year ended 31 March 2015

The directors present their annual report and the audited financial statements of Western Power Distribution plc (“WPD” or the “Company”) and its subsidiary undertakings (the “WPD Group”) for the year ended 31 March 2015. These are prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”). The financial statements of the parent Company have been prepared in accordance with UK Generally Accepted Accounting Practice (“UK GAAP”).

The Company was incorporated on 17 September 2014 as a private limited company and re-registered as a public limited company on 24 June 2015. In October 2014, as part of an intra-group corporate reorganisation, the Company became the parent of substantially all of the subsidiaries and assets and liabilities previously reported by the PPL WW Holdings Limited Group (“PPL WW Group”) and PPL WEM Holdings Limited Group (“PPL WEM Group”). The Company has elected to present the consolidated financial statements as if the subsidiaries and assets and liabilities of the PPL WW Group and PPL WEM Group acquired had been owned by the Company throughout the current and comparative accounting year in accordance with the pooling of interests principles for business combinations of entities under common control.

The Company is the UK parent of the WPD Group whose principal operating activity is conducted by Western Power Distribution (South West) plc (“WPD South West”), Western Power Distribution (South Wales) plc (“WPD South Wales”), Western Power Distribution (East Midlands) plc (“WPD East Midlands”), and Western Power Distribution (West Midlands) plc (“WPD West Midlands”).

Prior to the reorganisation, the operations of WPD South West and WPD South Wales were reported as part of the PPL WW Group and the operations of WPD East Midlands and WPD West Midlands were reported as part of the PPL WEM Group.

Ownership

The Company is owned by PPL Corporation, an electricity utility of Allentown, Pennsylvania, United States of America.

Business model

What we do

WPD South West, WPD South Wales, WPD East Midlands and WPD West Midlands are all electricity Distribution Network Operators (“DNOs”). The four WPD DNOs distribute electricity to a total of approximately 7.8 million end users over the following regions:

	End users	Area	Region
	(million)	(sq km)
WPD South West	1.6	14,400	South West of England
WPD South Wales	1.1	11,800	South Wales
WPD East Midlands	2.6	16,000	East Midlands of England
WPD West Midlands	2.5	13,300	West Midlands of England

	7.8	55,500

What we do is simple and comprises 4 key tasks:

- we operate our network assets effectively to ‘keep the lights on’;

- we maintain our assets so that they are in a condition to remain reliable;

- we fix our assets if they get damaged or if they are faulty;

- we upgrade the existing networks or build new ones to provide additional electricity supplies or capacity to our customers.

The 7.8 million end users are registered with licensed electricity suppliers, who in turn pay the WPD Group for using its network. Our costs make up around 16% of a domestic customer’s bill.

WPD’s network comprises approximately:

	Overhead lines (km)	Underground cable (km)	Transformers	Maximum demand (megawatts)
				2014/15	2013/14
WPD South West	28,019	22,106	52,077	2,642	2,615
WPD South Wales	17,990	17,508	39,957	2,010	1,996
WPD East Midlands	21,528	50,935	42,953	5,094	4,972
WPD West Midlands	23,603	40,467	50,061	4,707	4,509

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Strategic report (continued)

For the year ended 31 March 2015

Business model (continued)

Regulation

WPD South West, WPD South Wales, WPD East Midlands and WPD West Midlands are monopolies regulated by the Gas and Electricity Markets Authority (known as “Ofgem”). The operations are regulated under the distribution licence under which income is generated subject to a price cap regulatory framework that provides economic incentives to minimise operating, capital and financial costs.

The charges made for the use of the distribution network are regulated on the basis of the Retail Price Index (“RPI”) plus/minus X formula where RPI is a measure of inflation and X is an efficiency factor established by the regulator following review. Until 31 March 2015, Ofgem set the distribution price control formula for five year periods.

The five year electricity distribution price control review just ended, which commenced on 1 April 2010 (“DPCR5”), broadly focused on environment, customer and networks, which fits closely with our own business strategy. WPD South West has been allowed to increase its prices by an average 7.5%, WPD South Wales by 6.2%, WPD East Midlands by 4.7% and WPD West Midlands by 4.3% all plus inflation, in each of the five years of DPCR5. In return for the increased revenue they have been allowed to earn in this period, Ofgem introduced from 1 April 2010 new obligations in areas such as connection performance together with incentives to innovate and reduce both the number of interruptions that our customers suffer and the average length of interruptions.

Ofgem have introduced a new approach for sustainable network regulation, to be delivered by the “RIIO” model where Revenues=Incentives+Innovation+Outputs. WPD’s next price review (known as RIIO-ED1) is effective from 1 April 2015 and will apply for eight years. Under the RIIO model there is a much greater emphasis on companies playing a full role in developing a more sustainable energy sector and delivering value for money network services for customers. A key feature of the RIIO model is that the setting of outputs that network companies are expected to deliver will be much more extensive with the outputs embedded within the overall business plan and act as a “contract” between the network companies and their customers.

In July 2013, WPD submitted an outputs based Business Plan for the RIIO-ED1 period 2015-2023. In February 2014 and following a detailed assessment and consultation process, Ofgem announced that WPD’s Business Plan had been accepted as “well justified” and could therefore “fast-track” all four WPD licensed areas, ahead of the other five licensed distributor groups. On 28 March 2014, Ofgem published WPD’s modified licences which took effect from 1 April 2015.

Business review

WPD’s business objectives are simple. They are:

- to minimise the safety risks associated with WPD’s distribution network;

- to improve the reliability of electricity supplies and to make the distribution network more resilient;

- to reduce WPD’s impact on the environment and to facilitate low carbon technology;

- to consistently deliver outstanding customer service;

- to meet the needs of vulnerable customers;

- to engage with our stakeholders;

- to be efficient, effective and innovative in everything we do;

- to make a return for the shareholder.

In summary the main objective of the business is to deliver frontier levels of performance at an efficient level of cost.

Long term strategy

WPD’s long term strategy is to deliver our business objectives through an efficient and scalable organisational structure that can evolve to accommodate the challenges of the future.

Efficient organisational structure

The current flat organisational structure with locally based teams of in-sourced labour has been the foundation of WPD’s success. It gives responsibility to front line staff to deliver work programmes and the absence of multiple layers of management minimises costs.

There are no plans to change this successful business model.

One of the big advantages of the geographical team structure is scalability. More staff can be added to an individual team where increases in future work cluster together or additional teams can be created where there are more widespread increases in workload. These changes can be achieved quickly.

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Strategic report (continued)

For the year ended 31 March 2015

Long term strategy (continued)

Self-sufficiency

WPD’s resourcing strategy is to use in-sourced labour. This ensures that knowledge is retained, allows greater flexibility to redeploy staff where needed and builds a strong culture with staff motivated to deliver business objectives.

The development of in-house apprentice schemes, training facilities, technical knowledge, operational capability and bespoke systems increases the self-sufficiency. This allows the business to respond quickly to new requirements and obligations and have better control over succession planning.

Investment in technology and innovation

Developing better ways of doing things is encouraged throughout the business. Innovative ideas are captured, tested and rolled-out into the business on a regular basis.

Technology can provide benefits of improved performance or efficiency. The deployment of technologies is carried out in a way to ensure that compatibility is maintained. This applies equally to IT equipment, communications infrastructure and the roll out of new innovative network management techniques. This keeps costs low as fewer interfaces are required.

Understanding the long term needs of the network

Network monitoring, independent information sources and modelling techniques are used to predict investment requirements into the long term.

Asset replacement forecasts show that in the future more investment will be required to replace an ageing cable population. Monitoring of fault rates and analysis of causes will enable targeted investment programmes to be established. An example of practice where this already exists is in the replacement of Consac cables that were installed in the 1970s but have since been found to have a greater than average fault rate.

The Department for Energy and Climate Change (“DECC”) Low Carbon Technology forecasts suggest that there will be extensive requirements for network reinforcement growing exponentially into RIIO-ED2. Smart solutions are being trialled utilising innovation funding to develop lower cost ways of providing network capacity.

Doing more than the legal minimum

As a minimum the activities carried out aim to comply with licence obligations and the Electricity Act. Where identified as being in line with our business objectives, additional activities will be carried out to provide better service or provide additional network capacity. This approach ensures that our incremental investment above legal requirement is made to bring about clearly identified benefits to our customers, stakeholders and our business.

Completing work programmes

WPD does not delay work programmes. Whilst short term savings would provide a financial benefit under the regulatory efficiency incentive, such action is not commensurate with providing a longer term reliable network for customers. Unless objectives change, work programmes are completed.

Adapting the network for climate change

We engage with DECC and the industry to identify common climate change impacts and set about implementing changes to ensure that our networks remain reliable into the long term future.

We have used available projected climate data to assess risks resulting from three priority areas - increased lightning activity, flooding and the impact of temperature rise on overhead lines.

Lightning activity is predicted to increase across the whole WPD area. By the end of the RIIO-ED1 period we expect activity to increase by up to 11% in the South West and East Midlands areas. The effects are being mitigated by adding lightning protection devices to the network.

Site specific flood risk assessments are used to identify the most prudent flood prevention method to adopt to protect equipment. Mitigation measures include protection of individual items, protection of buildings, protection of the site as a whole or in extreme cases site relocation.

Predicted increases in ambient temperatures not only mean that thermal expansion will affect overhead line clearances but also thermal loading limits will be reached more quickly. As a result, we have introduced new overhead design requirements to increase ground clearance and have prepared new conductor ratings for overhead lines.

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Strategic report (continued)

For the year ended 31 March 2015

Long term strategy (continued)

Stakeholder engagement

WPD regularly engage with stakeholders to ensure that our business objectives and strategy are in line with their needs and so that we can learn from our customers first hand. True improvements in customer service and business delivery come from understanding the areas where we can do better.

We use a range of engagement methods, including:

- stakeholder workshops;

- customer panel meetings;

- focus groups with domestic customers;

- ‘willingness to pay stated preference’ interviews with domestic and business customers;

- connections and distributed generation surgeries;

- distributed generation customer interviews.

Following stakeholder workshops we publish reports detailing all of the feedback received, as well as a WPD response outlining the conclusions we have reached and how this will impact on our plans.

Business review

The focus for the business during the year has been to continue to concentrate on the key five goals of safety, network reliability, customer service, environment and business efficiency.

Key performance indicators (“KPIs”)

	WPD South West			WPD South Wales

	2014/15	2013/14	2012/13	2014/15	2013/14	2012/13
Non-Financial

Safety:
Lost time accidents	1	1	1	2	1	0
Non lost time accidents	15	17	24	5	8	6
Network reliability:
Customer minutes lost	38.9	40.9	46.3	30.4	31.2	29.8
Customer interruptions (per 100 customers)	51.3	52.8	60.6	56.5	49.5	48.4

Financial

Total expenditure*	£386.0m	£367.1m	£361.7m	£276.5m	£239.4m	£227.2m
Debt to Regulatory Asset Value (“RAV”)	56.1%	58.6%	62.3%	61.4%	59.2%	57.7%
Interest cover	6.8	6.3	5.2	5.1	5.4	4.7

	WPD East Midlands			WPD West Midlands

	2014/15	2013/14	2012/13	2014/15	2013/14	2012/13
Non-Financial

Safety:
Lost time accidents	1	0	2	0	0	6
Non lost time accidents	22	23	35	29	32	57
Network reliability:
Customer minutes lost	22.9	26.0	30.2	34.2	38.6	44.8
Customer interruptions (per 100 customers)	46.0	49.8	48.1	69.7	75.8	81.4

Financial

Total expenditure*	£613.9m	£537.3m	£491.3m	£548.1m	£492.3m	£428.2m
Debt to Regulatory Asset Value (“RAV”)	63.7%	64.8%	63.7%	63.6%	61.7%	57.7%
Interest cover	5.0	4.8	5.5	4.1	4.8	5.0

* Operating costs plus capital expenditure (not including customer contributions).

Each of the five key goals are discussed in more detail in the following sections.

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Strategic report (continued)

For the year ended 31 March 2015

Business review (continued)

Safety

The safety of our staff, customers and members of the public continues to be a core value at the heart of all our business operations. Maintaining a practical and pragmatic safety culture from the “top down” remains an imperative. WPD staff continue to play an active role in many national committees and steering groups which concentrate on the future of safety and training policies across the industry.

During 2014/15 the Safety Team continued to provide support to all areas of the business with particular focus on the following areas of work:

- Review of existing managers’ safety training records and delivery of an internal accredited Institute of Occupational Safety and Health ‘Managing Safely’ management training course to update their qualifications.

- Review of policy and procedures relating to site safety visits and the provision of assistance with the development of suitable skills training courses for supervisors who conduct site safety visits to improve the quality and consistency of their visits.

- Development of an audit programme for a sample of contractors who provide work for WPD and the establishment of a conference forum for them to encourage their sharing of best practice and promotion of safe methods of working.

- Provision of assistance to staff and the update of company directives associated with the introduction of iPad tablets for use to record on-site risk assessments.

- Introduction of a new WPD directive and the provision of suitable training resources to integrate the WPD procedures relating to carrying out work in confined spaces.

- Development of a behavioural safety training course programme for all staff for implementation during 2015.

The Safety Team actively supported WPD Team Managers and Distribution Managers with their safety responsibilities and provided assistance to enable them to maintain a clear focus on safety.

During the autumn of 2014 the Safety team engaged the services of nationally recognised provider ‘Crash Course’ to deliver a series of roadshows to all WPD staff at sites across the whole WPD region about the impact of vehicle accidents as part of the 2014 ‘Safety Week’ programme.

In January 2015 a formal audit was commenced to confirm that the combined Safety Management Systems conform to OHSAS 18001:2007.

During 2014/15 there was 1 lost time accident in WPD South West, 2 in WPD South Wales, 1 in WPD East Midlands and none in WPD West Midlands. This compares with 1, 1, 0 and 0 respectively in 2013/14.

The number of non lost time accidents reported in 2014/15 was 15 in WPD South West, 5 in WPD South Wales, 22 in WPD East Midlands and 29 in WPD West Midlands. This compares with 17, 8, 23 and 32 respectively in 2013/14.

The total number of accidents to staff across WPD as a whole reduced from 82 in 2013/14 to 75 in 2014/15.

Network performance

Performance of the distribution network is measured in two key ways:

Security - the number of supply interruptions recorded per 100 connected customers (“CI”); and

Availability - the number of customer minutes lost per connected customer (“CML”).

All licensees who operate a distribution system are required to report annually to Ofgem on their performance in maintaining system Security and Availability. The Quality of Service incentive scheme, also known as the Information and Incentives Scheme (“IIS”) which was introduced by Ofgem in April 2002, financially incentivises all licensees including WPD with respect to both the Security and Availability of supply delivered to customers. In addition Ofgem incentivises the quality of telephone response customers receive when they contact the licensee. This is assessed by a customer survey carried out on a monthly basis.

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Strategic report (continued)

For the year ended 31 March 2015

Business review (continued)

Network performance (continued)

Network performance reported to Ofgem for the year was as follows:

	WPD South West		WPD South Wales		WPD East Midlands		WPD West Midlands

	Actual	Target	Actual	Target	Actual	Target	Actual	Target

CML 2014/15	38.9		32.0		24.1		35.0
Excluded events	-		(1.6)		(1.2)		(0.8)

IIS 2014/15	38.9	51.0	30.4	44.6	22.9	67.4	34.2	94.9

IIS 2013/14	40.9	51.0	31.2	44.6	26.0	67.8	38.6	94.9

CI 2014/15	51.3		60.0		47.4		71.0
Excluded events	-		(3.5)		(1.4)		(1.3)

IIS 2014/15	51.3	73.6	56.5	79.5	46.0	75.7	69.7	109.9

IIS 2013/14	52.8	73.6	49.5	79.5	49.8	75.7	75.8	109.9

The figures above cover all reportable interruptions longer than three minutes in duration occurring on the WPD networks including those caused by bad weather and other faults together with 50% of CI and CML due to pre-arranged shutdowns for maintenance and construction. The 11kV network is the principal driver of customer minutes lost, with faults on overhead lines being the major contributor. In addition to the performance reported under IIS above, 84.2% of customers in the WPD South West, 88.3% for WPD South Wales, 91.0% for WPD East Midlands and 91.5% for WPD West Midlands off supply as the result of a high voltage (“HV”) fault were restored within one hour of the fault occurring.

Under the IIS scheme, performance is targeted at an underlying level of improvement. DNOs are thus permitted to claim an adjustment for events during the year which they believe were exceptional and had a significant impact on the total reported performance. An exceptional event can either be caused by a large number of weather related faults or be due to a one-off event which is outside of the DNO’s control. In either case, the event must meet prescribed thresholds in terms of the numbers of faults experienced or, for a one-off event, in terms of either the number of customers affected or the duration of the incident. If an event meets these prescribed thresholds, the DNO must notify Ofgem who will conduct an audit to determine the impact of the event. As part of the audit process the DNO must demonstrate that it mitigated against the impact of the event to the best of its ability before Ofgem will exclude the CI and CML incurred. WPD South West reported no exceptional events to Ofgem during the year, while WPD South Wales and WPD East Midlands reported one each and WPD West Midlands reported two.

Subject to Ofgem confirmation, the customer minutes lost and interruptions per 100 customers for the year detailed above are within the targets set. The outperformance relative to the DPCR5 targets set by Ofgem for WPD South west and WPD South Wales is particularly gratifying as the targets broadly reflect DPCR4 (2005-2010) performance and are therefore particularly tough for these DNOs whose operational performance during this period is acknowledged by Ofgem as being a frontier performer. WPD East Midlands and WPD West Midlands were only acquired by WPD in 2011. WPD will continue with those initiatives that have clearly demonstrated good improvements to quality of supply to date, and will seek new opportunities and initiatives for the future.

Customer service

We are committed to providing excellent customer service at all times and strongly believe that customer satisfaction is the key to the future success of the business. When dealing with customers our policy is to get it right “first time, every time”. On the occasions when we fail to meet this standard, staff are encouraged to take personal responsibility for customer issues, to follow the problem through to the end, and to adopt our golden rule – “treat customers the way that we would like to be treated”.

If customers are not happy with our efforts to resolve their complaint, they are able to ask The Energy Ombudsman (“Ombudsman”) to review the matter. WPD South West and WPD South Wales are the only network companies during the first six years of the statutory Energy Ombudsman Scheme to have zero customer complaints. WPD East Midlands and WPD West Midlands achieved a third year of the statutory Energy Ombudsman Scheme with zero customer complaints. Regular meetings between WPD and the Ombudsman have resulted in a number of initiatives to improve our overall service to customers and drive standards up.

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Strategic report (continued)

For the year ended 31 March 2015

Business review (continued)

Customer service (continued)

Stakeholder Engagement

WPD has been rated as the top performing DNO group in the Stakeholder Engagement Incentive Award Scheme (which is a key element of Ofgem’s new Broad Measure of Customer Satisfaction) since its introduction in 2011/12. Most recently in 2013/14 WPD was awarded the highest score of 8.05 out of 10 for the overall submission, which included a question and answer session with an Ofgem-appointed judging panel of experts.

DNOs submit evidence split into two parts. The first part is a demonstration that there is a robust engagement strategy in place and shows how feedback from engagement is incorporated into our business plans and decisions. This includes showing an understanding of who our stakeholders are and how best to engage with them. Part two of the submission is evidence of the outcomes of the engagement process. Ofgem’s feedback confirmed that WPD were assessed as first place in both elements.

Broad Measure of Customer Satisfaction

As part of Ofgem’s Broad Measure of Customer Satisfaction Incentive, a research agency undertakes a monthly satisfaction survey of DNO customers who contact their DNO to report loss of supply, have a general enquiry or request a new connection. Each licence area has around 350 customers surveyed per month, so for WPD’s four licence areas around 16,800 customers are surveyed per year. For the regulatory year 2013/14, WPD’s four areas ranked in positions one to four in the league table of all 14 DNO licence areas.

Ofgem also compared the speed of response that a DNO call centre provides and WPD are consistently identified as the top performer with an average speed of response below 2 seconds compared to a national average of over 20 seconds.

National Customer Service Excellence Standard

WPD’s excellent customer service is demonstrated by its continued accreditation to the national Customer Service Excellence (“CSE”) Standard.

WPD undergo a stringent external assessment of our engagement activities every year. The CSE standard seeks to ensure we are providing services that are efficient, effective, equitable and have the customer at the heart of everything we do. There is a strong focus on the quality of our engagement methods and in particular the steps we take to develop customer insight, understand users’ experiences, robustly capture their feedback and measure satisfaction. The standard assesses WPD’s delivery, timeliness, information, professionalism and staff attitudes.

WPD have held the charter mark of best practice since 1992 - the only energy company in the UK to do so. The assessor visits a number of locations across WPD every year.

An external auditor undertakes an annual two day visit. WPD are assessed against 57 elements and have full compliance against every one. As an established holder of the charter mark, WPD are assessed as part of a three year rolling programme, where one third of the standards are reviewed annually. There are four potential outcomes ranging from ‘non-compliance’ to ‘compliance plus’ (the highest level possible, indicating best practice across all sectors). In 2014 WPD were successfully reaccredited, and demonstrated that significant improvements had again been made by achieving compliance plus in almost every element recently assessed.

Our status currently stands as 21 compliance plus and 36 full compliance, with zero partial or non-compliances.

At the most recent audit, the assessor reviewed WPD’s Stakeholder Engagement programme including our workshops and actions taken since, our performance in the Broad Measure of Customer Satisfaction, our attainment of the British Standard Institute’s vulnerable customer standard and various initiatives to improve communication such as projects targeting General Practitioners and Members of Parliament. They also reviewed WPD’s social obligations programme, connections improvement plan and an overview of the improvement actions taken following severe storms in 2013/14.

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Strategic report (continued)

For the year ended 31 March 2015

Business review (continued)

Customer service (continued)

British Standard for Inclusive Service Provision

In 2014, WPD became the first company in the UK to be externally assessed as fully compliant with the BS18477:2010 British Standard for inclusive service provision. In 2015, we retained full compliance with this standard. BS18477 was recommended by Ofgem as part of their Vulnerable Customer Strategy review discussions. The assessment adds considerable endorsement to WPD’s new social obligations programme and the services we offer to our Priority Service Register customers. WPD was assessed during a two day audit to review the accessibility of our services, literature and website, as well as WPD’s social obligations programme and vulnerable customer strategy, all associated systems and processes, Contact Centre operations and the new connections process. WPD was assessed as fully compliant in over 36 audit elements.

In 2015 the auditor stated: “Strategy, objectives, reviews and surveys are all co-ordinated with a view to the identification of actions resulting in the implementation of continual improvement. The observations identified at the previous BSI Audit have been reviewed and actions implemented. The complaint procedure is effective in identifying resulting actions and effective communication to consumers. Where feedback from the regulator results in a score of less than 3, this is treated as a complaint and investigated accordingly.”

“The senior management demonstrated a high level of commitment to a consumer focussed approach in all aspects of the operation. A culture of ownership and continual improvement is promoted at all levels of the organisation, which was consistently demonstrated throughout the audit. This is a forward looking organisation which is constantly striving to improve the consumer experience through regular consultation with stakeholders and responding quickly to any opportunity.”

Customer Panel and Stakeholder Workshops

The WPD Customer Panel was introduced in 2011. The panel meets four times a year and members, who represent a wide range of customers and key stakeholder groups, help us keep up to speed with the issues affecting our customers. Members include representatives from the British Red Cross, Major Energy Users Council, local parish councils, Sainsbury’s, B&Q, Energy Saving Trust, Severn Trent Water and National Grid. Through the Panel, we proactively seek honest and challenging customer views about the way we operate and our future plans. It plays an important role in helping WPD develop its business plans and outputs for the RIIO price control. The Panel is attended by WPD’s Chief Executive and other senior managers, demonstrating the commitment at every level to proactively engage with customers.

In January 2015 WPD hosted our latest round of annual stakeholder workshops in various locations including Birmingham, Milton Keynes, Gloucester, Newport, Bristol and Plymouth. The six events were attended by 232 stakeholders from a range of different backgrounds including domestic, business, local authorities, developers/connections, environmental, energy/utility, regulatory/government and voluntary sectors. WPD have subsequently identified 18 improvement actions that WPD will be taking in order to address the stakeholder feedback received.

Since 2010 WPD has held a number of stakeholder workshops and more than 4,500 people have been engaged to help us build our Business Plan - the vast majority face-to-face. Now that WPD’s Business Plan has been agreed, WPD has maintained its relationship with stakeholders and shifted the focus on to delivery and also identifying long-term strategic priorities that may change the way networks operate in the future.

Deaf Awareness Chartermark

WPD holds the Action on Hearing Loss (formerly RNID) ‘Louder Than Words’ accreditation, which assesses and endorses the accessibility of WPD’s services for deaf and hard of hearing people. We are the only DNO group to have held the accreditation for 5 and 7 years respectively for WPD South Wales/WPD South West and WPD East Midlands/WPD West Midlands.

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Strategic report (continued)

For the year ended 31 March 2015

Business review (continued)

Environment

WPD is ISO14001 certified and is committed to conducting its business as a responsible steward of the environment. WPD plan new routes so as to minimise, as far as economically possible, their impact on the environment.

Every member of staff is made aware of WPD’s environmental commitment to abide by environmental laws, regulations and corporate environmental policies, and their responsibilities for reporting any concerns on potential environmental compliance issues so that appropriate action can be taken.

WPD South West and WPD South Wales were the first DNOs to gain independent accreditation (by Lloyd’s Register) against Publicly Available Standard PAS55 - Asset Management (2004). A recertification audit to PAS55 – Asset Management (2008) of WPD’s asset management system occurred in August 2012 and all four WPD DNOs passed. Whilst an asset management specification, PAS55 encompasses risk management, setting of and adherence to policies and procedures, and thus has relevance to control of environmental risk.

Fluid filled cables

The design of very high voltage underground cables has evolved over many years and our new cables all use a solid plastic like insulation. Old designs of 33kV and higher voltage cables used an insulating oil in ducts inside the cable. Whilst these cables are normally very reliable, in the event of a fault, or commonly damage by third parties digging the street, this oil may leak out, sometimes many hundreds of litres. In common with other DNOs, WPD works to an operating code agreed with the Environment Agency, and assesses both the condition and the environmental risk posed by the fluid filled cables which the WPD Group owns. The losses from the WPD Group’s fluid filled cables can vary from year to year dependent on the number of small leaks at disparate locations rather than high volume single events, often caused by third parties.

Fluid losses (litres)
WPD Group
2014/15	25,131
2013/14	16,061
2012/13	39,123

The use of Perfluorocarbon Trace (“PFT”) technology within WPD reduces the effect on the total annual fluid losses. WPD continues to provide the Environment Agency with a monthly leak report as required under the joint agreement between the Environment Agency and Energy Networks (ENA) Fluid Filled Cables Group. A single major cable leak in the East Midlands accounted for over 10,000 litres of the 2012/13 total.

SF6 gas

Sulphur hexafluoride (SF6) is a man-made gas which has had widespread use such as in double glazing, tennis balls and training shoes as well as a number of industrial applications including high voltage switchgear. Unfortunately it is also a strong greenhouse gas, with a global warming potential 23,900 times greater than carbon dioxide (CO2).

WPD carefully monitors its SF6 equipment and employs the external ENA Engineering Recommendation S38 methodology for the reporting of SF6 banks, emissions and recoveries. That ENA document, initially drafted by WPD, employs approaches set out by The Intergovernmental Panel on Climate Change (“IPCC”), set up by the World Meteorological Organisation and the United Nations Environmental Programme.

The losses from SF6 equipment in WPD South West and WPD South Wales during 2014/15 amounted to 270kg, representing 0.97% of its bank. Losses from SF6 equipment in WPD East Midlands and WPD West Midlands during the year amounted to 31kg, representing 0.1% of its bank.

WPD has been listed in the Fluorinated Greenhouse Gas Regulation 2009 as a Recognised Certification and Evaluation Body (HV Switchgear) under Regulation 33, and has now certified relevant WPD staff.

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Strategic report (continued)

For the year ended 31 March 2015

Business review (continued)

Environment (continued)

Electric and magnetic fields (“EMFs”)

Concerns have been expressed by some members of the public regarding potential health effects of power frequency EMFs, which are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment. Government officials in the US and the UK have reviewed this issue. The US National Institute of Environmental Health Sciences concluded in 2002 that, for most health outcomes, there is no evidence of EMFs causing adverse effects. The agency further noted that there is some epidemiological evidence of an association with childhood leukaemia, but that this evidence is difficult to interpret without supporting laboratory evidence. The UK National Radiological Protection Board (part of the UK Health Protection Agency) concluded in 2004 that, while the research on EMFs does not provide a basis to find that EMFs cause any illness, there is a basis to consider precautionary measures beyond existing exposure guidelines.

SAGE (Stakeholder Advisory Group on Extremely Low Frequency EMF), a group set up by the UK Government, has issued two reports, one in April 2007 and another in June 2010, describing options for reducing public exposure to EMF. The UK Government agreed to implement some of the recommendations within the first report, including applying optimal phasing to dual circuit transmission lines to reduce EMF emissions, where this can be carried out at low cost. The UK Government is currently considering the second SAGE report which concentrates on EMF exposure from distribution systems.

PPL Corporation and its subsidiaries, including WPD, believe the current efforts to determine whether EMFs cause adverse health affects should continue and are taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities.

General

WPD provides support to communities across the network area with the aim of encouraging energy conservation, promoting recycling initiatives and enhancing the landscape for wildlife. ‘Keen to be Green’ is the umbrella brand of community environmental activities and enables a range of groups, charities and schools to benefit from cash awarded by WPD. As part of this scheme, WPD plant in the region of 7,000 native trees annually across our network area.

WPD also work with a range of nationally recognised charities including the Centre for Sustainable Energy, The Wildlife Trusts, The Conservation Volunteers and Silvanus Trust.

Business efficiency

Profit before income tax increased by £246.3m compared to the previous year. Operating profit at £972.7m was £239.8m higher. This is after an impairment charge of £72.0m (2014: £248.4m) in respect of the goodwill intangible asset. The impairment has largely arisen as a result of changes to the short-term inflation assumption which has reduced both the operating cash flows and the terminal value used in the discounted cash flow model, and the growth in the carrying amount of the cash-generating units (“CGU’s”) in the year exceeding the underlying growth in their recoverable amount. These factors are partly offset by higher than previously anticipated levels of capital expenditure in the current year which has increased both the future operating cash flows and terminal value used in the discounted cash flow model, and a reduction to the discount rate. Excluding this, operating profit was £63.4m higher with revenue up by £46.1m and operating costs down by £12.9m. Revenue was impacted by the increase in tariffs and the timing of the recovery of regulated income.

Excluding the goodwill impairment, total expenditure (‘totex’) increased by £62.5m. Operating expenses decreased by £12.9m and capital expenditure increased by £75.4m. The capital work programme has continued to increase in line with the business plan. Totex is a key feature in the business plan submission to Ofgem as part of the price review process as it underpins the allowed revenue set; thus actual performance against the business plan is subject to close scrutiny as we are incentivised to stay within the business plan.

Total net assets at 31 March 2015 were £2,883.2m, an increase of £279.9m on the previous year. Property, plant and equipment increased by £816.7m reflecting the fact that capital expenditure exceeds the historical cost depreciation charge. The retirement benefit obligation increased by £81.2m. Debt, net of financial investments and cash, increased by £420.8m. The value of derivatives showed a positive increase of £100.1m

Debt to RAV

Asset cover (total net debt to RAV) is part of the rolling credit facility covenants for several of the WPD companies and is used as a key internal measure. As part of the regulatory process, Ofgem determine what they consider an appropriate debt/equity split to optimise the cost of capital and to ensure that the volume of debt in relation to RAV does not threaten the liquidity of the licensee.

Western Power Distribution plc	10

Strategic report (continued)

For the year ended 31 March 2015

Business review (continued)

Business efficiency (continued)

Interest cover

The ratio of earnings before interest, tax, depreciation and amortisation (EBITDA) to interest payable is part of the rolling credit facility covenants for several of the WPD companies. It is also used as a key internal measure of the financial health of the DNOs. The interest cover ratios are at an acceptable level and show that the DNOs are generating more than enough profits to cover interest payments.

Capital investment

Capital investment (before customers’ contributions) during the year was £1,076.0m (2014: £1,000.6m) across the four DNO regions within the WPD Group and included the replacement of both lines and switchgear together with the introduction of new technology.

A number of significant projects were undertaken during the year including:

In the WPD South West area:

- 132kV bulk SF6 circuit breaker replacements. A £1.35m 3 year programme to replace 9 132kV bulk SF6 circuit breakers at Bridgwater supergrid substation was completed. Each of these circuit breakers contained approximately 300kg of SF6 gas and in 2007 it was estimated that the SF6 leakage from this site alone accounted for 91% of the total SF6 leakage in the South West.

- 132kV connections to solar and wind generation sites. In August the Projects South West team made four new 132kV connections to new generation sites. These sites were all in North Cornwall and North Devon, connected onto a double circuit 132kV line which runs between Alverdiscott and Indian Queens supergrid substations. Two of the sites are for solar and two are for wind generation. The work at each site involved changing towers and turning the existing line into the new generation substations plus erecting the switchgear and metering circuit breakers to connect onto the generator’s private apparatus. Connecting this number of 132kV sites in such a short period of time is unprecedented within WPD’s history. Together the combined output of the sites will be approximately 110MW.

- 33kV connections to new generation sites. The drive to connect new large generation sites in the south west continues unabated and indeed accelerated ahead of the removal of the Renewable Obligation Certificate (ROCs) subsidy in March 2015. As the network becomes more saturated, particularly in Cornwall and Devon, many of these connections are becoming more complicated, often involving building new 33kV circuit breaker bays at substations and/or long circuits to make the new connection. As an example East Youlstone wind farm was connected in November 2014. Connecting this 5 MW generator involved constructing a new 33kV circuit bay at Stratton 33/11kV substation and building a new 7.5 mile long 33kV circuit from Stratton to a new intake substation at the customer’s site. The new circuit consisted of a 126 pole overhead section and 800 metres of underground cable. This was all completed on time in order to meet the customer’s expectations.

In the WPD South Wales area:

- New 33/11kV transformer units at Llandovery 33kV substation. Work has concluded on the installation of two new 33/11kV transformer units. The driver for this work was network reinforcement which was required to allow a wider range of voltage regulation on the local 11kV bus-bar. This will provide a significantly wider voltage tapping range providing more system flexibility, which in turn will facilitate connection of third party embedded generation connections on to the wider 33kV system in and around Llandovery.

- Re-building Bridell Primary in West Wales. A major scheme was concluded in early November 2014 which has resulted in the entire primary substation being re-built. This included two new 33/11kV transformers along with installation of a new 33kV bus section circuit breaker, isolators and all associated voltage control and protection equipment. Additionally the existing 33kV line entry arrangements were modified to create a conventional busbar and the removal of a non-standard tee-in arrangement will now improve switching capability. This in turn will significantly improve security of supply to 11kV customers at Nevern and Bridell for a 33kV line fault. The works will also provide improved capability in dealing with embedded generation in the area by providing a wider voltage tapping range on the 33/11kV transformers.

In the WPD East Midlands area:

- Rugby 132kV substation. This substation has just completed a two year major refurbishment. The substation was first constructed in the 1940s. It is a four switch mesh substation, with four incoming lines, and four grid transformers. The work was being carried out for a combination of load related, fault level and asset replacement reasons. The scope of works was to replace the four 132kV oil circuit breakers (OCBs) with gas circuit breakers (GCBs), install new busbars and busbar supports, and replace the two 12/24 MVA 33/11kV transformers with two new 30MVA 132/11kV transformers. In addition, two small sections of fluid filled cable were replaced. The work was effectively completed in two halves during 2013 and 2014.

- Lincoln 132kV substation. This substation has just completed a three year major refurbishment. The substation is a single busbar arrangement with five grid transformers, one of which is a dedicated supply to a foundry. The works included installing one new grid transformer, replacing and altering the 132kV substation to a three switch mesh arrangement, and replacing the existing OCBs with three new 132kV GCBs. The works were completed over a three year period. In 2012 the installation of the grid transformer was completed. Then subsequently the 132kV substation was completely demolished in stages and rebuilt, at all times maintaining supplies to the foundry and the surrounding area.

Western Power Distribution plc	11

Strategic report (continued)

For the year ended 31 March 2015

Business review (continued)

Capital investment (continued)

In the WPD West Midlands area:

- Nechells to Summer Lane No2 cable replacement. This circuit is a strategic 132kV circuit feeding into Birmingham city centre. The circuit was originally a gas compression type circuit installed in 1958 and is 6km in length. During its service, the cable had suffered numerous faults and had become less reliable over time resulting in it being down-rated to 40 MVA. The West Midlands Projects team installed and commissioned a replacement cable in April 2014 at a cost of £3m and this circuit is now rated at 110MVA. A key technical aspect of the replacement was to utilise the pipeline the existing cable was originally installed in and this gave a significant reduction in route length (around 4 km) when compared to all other viable alternatives.

- Grid transformer replacement. West Midlands Projects team have replaced six grid transformers in 2014 – Meaford GT1/GT2, Stourport GT1, Hinksford GT2B, Solihull GT2, and Bentley GT1. The first three of these projects were to replace old assets which had become unreliable and the final three were as a consequence of units failing in service.

- Hereford Grid to Ledbury 66kV overhead line replacement. As part of the network improvements to reinforce the Hereford 66kV network, Hereford and Ludlow distribution area have rebuilt and uprated 26km of the 66kV overhead line circuit from Hereford to Ledbury built in 1955. The work was completed in September 2014 and this has increased the capacity and network security to the area.

Future developments

See page 2 for details of our long term strategy.

RIIO-ED1

Ofgem has published formal confirmation that all four WPD DNOs have been fast-tracked for RIIO-ED1, the eight year price control starting 1 April 2015. Fast tracking affords several benefits, including the ability to collect additional revenue equivalent to 2.5% of total annual expenditures (approximately £25m per year across WPD), greater revenue certainty and a higher level of cost saving retention. No other DNOs have been selected for the fast track process and they were required to resubmit their Business Plans to Ofgem. Ofgem made final determinations of the other DNOs Business Plans in February 2015. In March 2015 a request was made to refer the other DNOs price control final determinations to the UK Competition Authority. Consequently their Plans will not be finalised until late 2015.

Future Networks – Research, Innovation and Low Carbon Networks

As part of DPCR5, Ofgem introduced the Low Carbon Network (“LCN”) fund. It was set up to encourage DNOs to test new technology and commercial arrangements to support the UK’s low carbon transition and climate change objectives.

The LCN fund, totalling £500m over the period 2010-2015, was made available through an annual Ofgem led competition for “flagship” demonstration projects (termed “Tier 2” projects). There was also an annual allowance allocated to each DNO (called “Tier 1” with £21m over the five years for WPD) to enable smaller demonstration projects to be developed with less regulatory oversight. WPD also has an active research and development programme focused on emerging technologies. This is supported by Ofgem’s Innovation Funding Incentive (“IFI”) scheme (with an allowance of up to £28m over the five years for WPD).

After five years of operation WPD has secured funding for six Tier 2 flagship projects, worth approximately £65m, more than any other DNO group, making WPD a clear leader in network innovation. The first of these projects, Network Templates, was completed during 2013 with significant new learning which will lead to technical policy changes. The Lincolnshire Low Carbon Hub completed in February 2015; as a result 48MVA of additional capacity has been released to new generation customers. The other four projects are making good progress with valuable learning emerging as we try new solutions.

- 2011 – Network Templates for a Low Carbon Future – Based on LV data collected from the most extensively monitored distributed network in Europe (800 substations in South Wales and a further 3,600 network monitors in customer premises), the project has developed a new suite of customer consumption profiles that will enable us to improve our utilisation of network assets without impacting customer supply security. We also identified that about 20% more solar panels can be connected to the grid than previously estimated. Further we have identified potential to better exploit the allowed voltage variation around the nominal 230V supply.

- 2011 – The Lincolnshire Low Carbon Hub – The project built a 33kV renewable generation ready “hub” across a large part of the East Midlands coastal region. After several technical network design challenges and a shift in government policy towards onshore wind, the project completed in February 2015. A number of commercial offers for customer generation connections have been issued using newly developed policies and charging methodologies.

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Strategic report (continued)

For the year ended 31 March 2015

Future developments (continued)

Future Networks – Research, Innovation and Low Carbon Networks (continued)

- 2012 – Flexible and Low Carbon Optimised Networks (“FALCON”) – The project has developed a fully interactive 11kV power flow nodal model for the city of Milton Keynes. The model (called a “SIM” – Scenario Investment Model) will be populated by data on the real time state of the local grid, together with feedback from a suite of smarter grid demonstration techniques across the city. It will allow DNOs to automatically develop optimised investment plans based on a range of future energy scenarios. During 2015 data from the completed engineering trials will be consolidated into the SIM and results will be shared.

- 2012 – SoLa BRISTOL – The project is demonstrating the concept of coordinating disparate energy controllers located at customer premises to maintain substations within capacity. The project will provide valuable control logic for future despatch and control of virtual power plants and electric vehicle charging. In this project the remote energy is stored in battery systems charged from PV (photovoltaic solar panel) systems on customer roofs. The project also includes the conversion of some customer internal systems from alternating to direct current (AC to DC) to improve energy efficiency. System installations within schools, offices and homes are now completed, system trialling and knowledge capture will now continue through 2015.

- 2013 – FlexDGrid – The transition of the UK energy system from one of centralised energy generation to one where distributed generation plays a greater role is leading to new network challenges. In particular the introduction of CHP (combined heat and power) in urban environments is leading to a significant increase in electrical short circuit potential currents (called the “Fault Level”). This project is demonstrating innovative means of modelling, measuring and controlling fault current (short circuit current) in 10 primary substations serving the central business district of Birmingham, Britain’s second largest city. The project will be in the ‘build’ phase throughout 2015.

- 2015 – Network Equilibrium – This project will investigate the problems associated with further demand and generation integration on rural networks through a better understanding of voltage profiles and power flows. Optimising voltage profiles at a system level and balancing power flows through the innovative use of power electronics, the existing network capacity can be fully utilised allowing an increased level of distributed generation and demand to connect to the existing network more quickly and cost effectively. Three methods will be trialled through the project: Enhanced Voltage Assessment (EVA), System Voltage Optimisation (SVO) and Flexible Power Links (FPL). The project kicked off early 2015 and the procurement stage is currently underway.

WPD has also registered twelve Tier 1 projects with Ofgem covering a broad range of topics, including such themes as wireless charging of electric vehicles and supporting community based energy initiatives. Nine of these are now complete. The research and development programme consists of approximately 30 projects, in addition to several national programmes where WPD collaborates with other industry organisations.

The RIIO-ED1 arrangements differ from those in DPCR5. The remaining three Tier 1 projects transitioned to the new NIA (Network Innovation Allowance) regulatory mechanism from April 2015.

Principal risks and uncertainties

WPD views the following risk categories as those that are the most significant in relation to its businesses.

Regulatory risk

The substantial part of WPD’s revenue is regulated and is subject to a review every five years (eight years for RIIO-ED1). DPCR5 became effective on 1 April 2010 and continued to 31 March 2015. RIIO-ED1 commenced 1 April 2015 and continues to 31 March 2023.

Under the review, Ofgem assesses the revenue and capital expenditure plans of each regulated company and determines what they consider an efficient level of that expenditure. Ofgem also considers the required cost of capital sufficient to encourage the required investment in the network, and determines customer service targets.

WPD’s management invests considerable resources in the review process and has been proactive in working with Ofgem to establish better measures of cost recording to inform future reviews.

If a licensee feels that, as a result of a review it would financially be unable to continue to operate and to meet its obligations under the licence, then it has the right to refer the matter to the UK Competition Authority for a determination.

WPD’s regulated income and also the RAV are to some extent linked to movements in the RPI. Reductions in the RPI would adversely impact revenues and the debt/RAV ratio.

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Strategic report (continued)

For the year ended 31 March 2015

Principal risks and uncertainties (continued)

Network disruption

Disruption to the network could reduce profitability both directly through the lower units delivered on which income is charged, and also through the system of penalties and rewards that Ofgem has in place relating to customer service levels (discussed under ‘Network performance’ above).

There are economic restrictions on the level of capital expenditure that can be incurred to make the network totally reliable. A certain level of risk must be accepted and this is recognised by Ofgem in its regulatory review. However, WPD believes that its networks are robust. It targets capital expenditure on schemes which are assessed to have the greatest improvement in customer service levels. It also spends considerable sums on routine maintenance, including tree cutting to keep trees away from lines both for safety reasons and as trees have been proven to be a major cause of network interruptions. WPD has met Ofgem’s targets for customer service.

Reliance on suppliers

WPD relies on a limited number of suppliers for cable laying and tree cutting services, and for the supply of cables, plant and machinery. However WPD considers that there are sufficient alternative suppliers such that, should an existing supplier be unable to continue to make supplies, then there will be no significant long-term impact on WPD’s ability to operate the network.

Most of the electricity which enters WPD’s network is carried on the national grid and enters WPD’s network at a limited number of grid supply points. WPD is dependent on the national grid. However, this is also an activity regulated by Ofgem and thus the risk of a major failure is considered very remote.

Environment

Certain environmental issues are discussed in the Corporate and Social Responsibility section. There is always the risk that changes in legislation relating to environmental and other matters, including those imposed on the UK by the European Union, could result in considerable costs being incurred by WPD with no guarantee that Ofgem would allow them to be recovered through regulated income.

Interest rate risk

The WPD Group has had both short-term and long-term external debt during the year, at floating and fixed rates of interest, respectively. An element of the long-term debt is index linked which creates a natural hedge against the WPD Group’s regulated income, which is also index linked.

Credit rate risk

WPD South West, WPD South Wales, WPD East Midlands and WPD West Midlands are required by their distribution licences to maintain investment grade ratings, which they have done. All four WPD DNOs have the following long-term corporate credit ratings: Moody’s Baa1 and Standard & Poor’s A-.

Cash deposits are made with third parties with a high credit rating (not below a long-term rating of A/A2/A and a short-term rating of A1/P1/F1 by Standard & Poor’s, Moody’s and Fitch, respectively) and within strict limits imposed by the appropriate Board.

Exchange rate risk

The WPD Group’s assets are principally sterling denominated; however, the WPD Group has access to various international debt capital markets and raises foreign currency denominated debt. Where long-term debt is denominated in a currency which is not sterling, the WPD Group’s policy is to swap 100% of the foreign currency denominated principal and interest cash flows into sterling through the use of cross-currency swaps.

WPD holds an investment of $200m 2018 6.42% Eurobonds issued by PPL UK Resources Limited which were acquired at a premium of $21m. It also has short-term borrowings of $200m under a related committed credit facility. At 31 March 2015, the WPD Group was exposed to movements on exchange rates of $9.5m.

Creditworthiness of customers

Most of WPD’s income is for the delivery of electricity to end-users and thus its customers are the suppliers to those end-users. It is a requirement that all licensed electricity distributors and suppliers become parties to the Distribution Connection and Use of System Agreement. This agreement sets out how creditworthiness will be determined and, as a result, whether the supplier needs to provide collateral. The risk of a significant bad debt is thus considered low.

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Strategic report (continued)

For the year ended 31 March 2015

Principal risks and uncertainties (continued)

Pensions

Most employees are members of a defined benefit pension scheme, which also has a considerable number of members who are either retired or have deferred benefits. There are risks associated with the financial performance of the assets within the scheme and with the estimate of the liabilities of the scheme including longevity of members. Currently, ongoing service costs and a proportion of the deficit costs are recoverable through regulated income.

With very limited exceptions, WPD’s defined benefit pension plans are closed to new members. A defined contribution scheme is offered to new employees instead. As time elapses, this will reduce WPD’s exposure associated with defined benefit pension plans.

Insurance arrangements

WPD has a wholly-owned captive insurance company, Aztec Insurance Limited (“Aztec”), based in Guernsey. Depending on the nature of the risk, WPD operating subsidiaries carry all or an element of the risk itself (“self insured”) or underwrite insurance with a combination of Aztec and external insurers. Insurance arrangements are reviewed in detail annually.

Insurance arrangements for the year ending 31 March 2015 relating to WPD’s key risks were as follows:

- the distribution network is self insured.

- offices and depots including their contents and stock are self insured up to £500,000 for each claim and externally insured above that, subject to a maximum of £50.0m.

- combined liability covers employer’s liability, public and product liability, and professional indemnity. The first £10,000 of each claim is self insured, Aztec cover the next part of the claim up to £1.0m per claim and £6.0m in total, claims exceeding these limits are externally insured subject to certain limits.

- on motor related claims, damage to own vehicles is self insured if not recoverable from a third party, as is the first £5,000 of each third party claim. Aztec cover the next part of the claim up to £1.0m for any claim and £2.3m in aggregate; claims exceeding these limits are externally insured subject to certain limits.

- claims relating to death or injury to employees whilst on WPD business or travelling on business are externally insured subject to various limits.

- external insurance is also in place (subject to limits) for loss of money, securities or property through dishonest acts by employees and for wrongful acts by pension scheme trustees.

- insurance in respect of directors and officers is maintained by WPD’s US parent, PPL Corporation.

- external insurance is also in place (subject to limits) for cyber liability (costs for security/privacy breaches, defence costs in relation to regulatory breaches and other breaches) and is maintained by WPD’s US parent, PPL Corporation.

Internal control environment

PPL’s Audit Committee has ultimate oversight to monitor the effectiveness of WPD’s internal controls through the requirements of Section 404 (see below). They also review and monitor the independence of the external auditor; as part of this process PPL, including WPD, are currently tendering for the audit services. The responsibility to monitor the financial reporting process and statutory audit of these financial statements is assumed by the UK Board. The WPD plc Board comprises UK based executive directors and non-executive directors from PPL. The DNO Boards comprise the same executive directors, one non-executive director from PPL and two independent directors.

The directors of WPD have overall responsibility for the system of internal controls and for reviewing the effectiveness of the system. The system of internal controls is designed to manage rather than eliminate the risk of failure to achieve business objectives. In pursuing these objectives, internal control can only provide reasonable and not absolute assurance against material mis-statement or loss.

There are many cultural features in WPD that contribute directly to the success of WPD and the results that it has achieved. These include:

-  good definition and communication of short-term business objectives and targets.

-  commitment to achievement of objectives and targets.

-  speedy decision-making.

-  business environment that empowers managers.

-  an uncomplicated management structure that aids the flow of information both ways through the organisation.

In order for this success to occur, the control environment is one which empowers those with direct responsibility to take decisions within a clearly defined control framework. The control mechanisms have to be sufficient to limit risk but appropriate to WPD’s ability to react quickly and effectively to events, therefore enabling WPD to deliver results over a sustained period of time.

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Strategic report (continued)

For the year ended 31 March 2015

Internal control environment (continued)

It is important for an organisation to have a clearly defined structure of control expectations. The controls start at director level and make it clear to everyone concerned how the business should be conducted (policy) and how far each person can go in conducting that business (authority levels). This information is communicated effectively to all levels of staff.

As WPD is owned by a US publicly quoted company, it is subject to the requirements of the US Sarbanes-Oxley Act of 2002. There are two main components of the Act, SOX302 and SOX404.

Under Section 302 of this Act, senior managers affirm quarterly that disclosure controls have been evaluated and are operating effectively, that there are no material internal control issues or, if there are, that they have been reported to PPL’s Audit Committee.

Section 404 is an annual process which includes the evaluation of internal controls for financial reporting. WPD comply with these requirements via a two stage approach.

Firstly, WPD entity level controls which are pervasive across WPD are documented and tested. The controls cover the COSO elements of effective internal control and the 17 principles set out in the COSO 2013 integrated framework. These encompass:

-  control environment

-  risk assessment

-  information and communication

-  control activities

-  monitoring.

Secondly, all the major financial processes have been documented with specific detail on the controls in place. This includes the Information Technology environment which supports the financial processes. Management monitor these controls on an ongoing basis. In addition, the controls are reviewed and tested by the Internal Audit department and any issues identified are communicated back to management and the process owners to enable improvement to the controls.

Annually, WPD’s compliance with the Act is also reviewed in detail by WPD’s external auditors. Good controls together with appropriate documentation must be maintained, and this is subject to testing by both internal and external auditors on an annual basis. Since inception of the Act, no significant deficiencies nor material weaknesses have been identified in WPD’s financial control environment.

Corporate and social responsibility

Social and community issues

The three themes of education, safety and the environment continue to form the bedrock of our support activity, and during 2014/15 we assisted over 300 separate charitable and non-charitable organisations across WPD.

While maintaining these core themes, we have also continued to tailor our support to align, where appropriate, with the feedback from our stakeholder and customer opinion research. In particular, we have sought to establish and develop customer initiatives – like our Community Chest partnership with the Centre for Sustainable Energy (“CSE”) – which helps ‘fuel poor’ customers reduce their energy consumption.

We have also continued to promote WPD’s Priority Service Register with roadshows and events involving local radio stations and organisations like Age UK, Plymouth Highbury Trust, Wales Council for the Blind, Action on Hearing Loss, Age Cymru, Framework (the Midlands housing charity) and Derbyshire Sight Support.

Highlights during the year have included:

- Phase 3 of our Community Chest grant scheme saw 59 awards made as part of a £50,000 initiative. The environmental result was 63.07 tonnes/year carbon dioxide saved by the scheme – the equivalent of the heating and electricity carbon dioxide emissions from around 12 average households.

- Working with seven Wildlife Trusts to provide over 4,000 children with an environmental/educational hands-on experience. WPD Apprentices supported community challenges with Somerset Wildlife as part of their induction training. A further 800 children benefited from our environmental programme with Avon Wildlife Trust for 12 primary schools in South Gloucestershire and over 400 children from deprived areas of South Wales. Over 7,000 native trees and shrubs were planted as part of our partnership with The Conservation Volunteers (formerly BTCV) and the Silvanus Trust.

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Strategic report (continued)

For the year ended 31 March 2015

Corporate and social responsibility (continued)

Social and community issues (continued)

- Taking part in 250 safety/education events reaching around 50,000 schoolchildren. These included school visits, crucial crew and lifeskills initiatives across all WPD regions. In addition, education sponsorships included Big Bang science events organised by STEM (the Science, Technology, Engineering, Maths Network) across all WPD regions and support for the ‘Alarming Electrics’ education project across Welsh schools in conjunction with Techniquest, the science and technology based organisation.

- Initiating the mail out and associated publicity to customers of 7.8m fridge magnets to publicise our new, single emergency number. A number of magnets in braille were also distributed.

- Investing £75,000 to support over 100 community groups and schools as part of three Cash for the Community campaigns delivered through newspaper groups across Devon, South West Wales and Derbyshire. The initiative provides cash support for charities, schools and not-for-profit organisations.

- Backing Age Cymru’s Doorstep Crime and Spread the Warmth initiatives which target vulnerable and fuel poor customers, and the ‘Wicked’ bullying campaign in association with the Wales Millennium Centre.

- Providing 1,500 Power Cut Advice and Priority Service Register leaflets to Midlands housing charity Framework to be included in its service users’ ‘Move In Packs’ across Nottinghamshire and Lincolnshire. A further 500 leaflets were provided to Derbyshire Sight Support.

- Supported one Welsh language activity for youngsters – the National Eisteddfod’s Science Show ‘Flash Bang’ at Llanelli.

- Supported three major agricultural shows (Bath & West, Malvern and the Royal Welsh) promoting farm safety messages, our new emergency telephone number and our Priority Service Register.

Environmental matters

See the Environmental section on page 9.

Greenhouse gas emissions

Our greenhouse gas reporting year is to 31 March. Emissions were from:

	WPD Group		WPD Group
	tCO2e		tCO2e per employee
	2015	2014	2015	2014
Scope 1 (direct emissions)
Operational transport	25,570	25,674	3.99	4.13
SF6 gas (page 9)	8,282	4,939	1.29	0.79
Fuel combustion (diesel)	1,283	2,694	0.20	0.43
Buildings	208	260	0.03	0.04

	35,343	33,567	5.51	5.39
Scope 2 (energy indirect emissions)
Buildings electricity	11,640	8,619	1.81	1.39
Substation electricity	27,579	24,850	4.30	3.99
Surf Telecoms Limited (subsidiary company)	814	1,962	0.13	0.32

	40,033	35,431	6.24	5.70

Total scope 1 & 2	75,376	68,998	11.75	11.09

Scope 3 (other indirect emissions)
Business transport	3,432	3,868	0.54	0.62

Total scope 1, 2 & 3	78,808	72,866	12.29	11.71

tCO2e = tonnes of carbon dioxide equivalent

WPD’s chosen intensity measurement is tonnes of carbon dioxide equivalent per employee.

The methodology used to calculate our emissions is based on the current guidance provided from DECC and the Department for Environment, Food and Rural Affairs (“DEFRA”) Green House Gas Reporting Requirements and the UK Government conversion factors for Company Reporting (expiry 31 May 2014).

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Strategic report (continued)

For the year ended 31 March 2015

Corporate and social responsibility (continued)

Employees

The average number of employees during the year was 6,414 (2014: 6,223).

WPD is committed to equality of opportunity in employment and this is reflected in its equal opportunities policy and employment practices. Employees are selected, treated, and promoted according to their abilities and merits and to the requirements of the job. Applications for employment by people with disabilities are fully considered, and in the event of members of staff becoming disabled, every effort is made to ensure that their employment with WPD continues by way of making adjustments to their role and/or working environment or through retraining arranged as appropriate. It is the policy of WPD that the training, career development and promotion of disabled persons should, as far as possible, be identical to that of other employees.

WPD places considerable value on the involvement of its employees in its affairs. Staff are kept informed of WPD’s aims, objectives, performance and plans, and their effect on them as employees through newsletters, regular team briefings and other meetings, Performance and Development Reviews, as well as through WPD’s in-house journal. Formal meetings are held regularly between senior managers and representatives of staff and their unions to discuss matters of common interest. A series of road show presentations by the directors each year ensure that all staff are aware of, and can contribute to, WPD’s corporate goals.

Human rights issues

WPD is dedicated to conducting its business with honesty, integrity and fairness. It is committed to the highest ethical standards. In support of these principles, it is WPD’s policy to observe all domestic and applicable foreign laws and regulations.

In addition to conserving the human rights of its employees, WPD also considers those in relation to customers. Two specific customer groups whose needs are targeted by WPD are vulnerable customers and those in fuel poverty.

Vulnerable customers

WPD is required to hold a Priority Services Register (“PSR”) that records details about vulnerable customers so that additional support can be provided when the customer contacts WPD or when their supply is interrupted. Bespoke services are provided by understanding the special needs of the customers.

WPD has established a dedicated team of people to proactively contact customers and check the detail held about them. This is a process that will be repeated every two years to ensure that the register remains up to date. This will be supplemented by sharing data with other service centred organisations that hold information about vulnerable customers, provided customers give their consent and data protection allows.

Links have been established with many organisations such as the Royal Voluntary Service (formerly WRVS) and British Red Cross to improve the understanding of the needs of vulnerable customers. These partners work with WPD to improve the services that are provided and we will continue to work with them.

Help is provided for vulnerable customers during power cuts and where possible advice is provided to enable them to be prepared should a power cut occur.

Fuel poverty and energy affordability

Some customers on low incomes cannot afford to use electricity to effectively heat their properties. There is growing concern that customers will suffer as economic growth remains uncertain and austerity measures affect fuel poor customers further. Whilst WPD does not have a direct obligation to provide energy efficiency advice/support, in 2013 we introduced a social obligations strategy that is updated and reviewed by our Chief Executive annually, and includes actions WPD will take to address fuel poverty by helping customers to access information and key support. In recent years we have worked with expert partners such as the Centre for Sustainable Energy and the charity National Energy Action and with the Energy Saving Trust to provide information for our customers on the causes of and solutions for fuel poverty.

In 2014 WPD teamed up with the Coventry Citizens’ Advice Bureau (CAB) to establish an innovative fuel poverty referral scheme called ‘Power Up’. Initially as a one year pilot, the project helped customers in Coventry, Warwickshire and Birmingham by offering income and energy efficiency advice, such as benefits advice and energy saving tariffs and schemes. The service offered free, independent, confidential and impartial advice. The project works by Coventry CAB taking referrals directly from WPD (following calls proactively made to vulnerable customers as part of WPD’s update of the Priority Service Register). The scheme supported 694 fuel poor customers in 2014, leading to a range of positive interventions including saving customers a total of £33,000 a year.

Western Power Distribution plc	18

Strategic report (continued)

For the year ended 31 March 2015

Corporate and social responsibility (continued)

Human rights issues (continued)

Fuel poverty and energy affordability (continued)

Building on this successful model we have replicated this project in 2015 and now have three ‘Power Up’ referral schemes – one in the Midlands, one in the South Wales and one in South West, working with Coventry CAB, Energy Saving Trust and Centre for Sustainable Energy respectively. From January 2015 every customer contacted as part of WPD’s PSR data cleanse is given the opportunity to be onwardly referred to a partner for support. Every project has the capacity to deliver all of the following interventions, in line with the customer’s need:

1. Income maximisation (e.g. debt management)

2. Tariffs (e.g. switching tariff)

3. Energy efficiency (e.g. loft/cavity wall insulation schemes)

4. Affordable warmth (e.g. boiler replacement schemes)

5. Behavioural changes (e.g. more effectively managing heating/hot water systems).

In the first two months, the schemes handled over 1,000 customer referrals, with a recorded outcome for every referral.

By Order of the Board

RA Symons

Chief Executive Officer

16 July 2015

Western Power Distribution plc

Avonbank

Feeder Road

Bristol

BS2 0TB

Western Power Distribution plc	19

Directors’ report

For the year ended 31 March 2015

Results and dividends

The WPD Group reports a profit for the financial year of £551.9m (2014: £392.8m). Profit on ordinary activities before tax is £696.3m (2014: £450.0m).

The Company has not paid any dividends from the date of its incorporation on 17 September 2014 to 31 March 2015. As a result of applying the principles of pooling, dividends or equivalent distributions of £94.3m (2014: £162.0m) are reflected for the year in these financial statements, being the amount paid outside the pooled group of companies by entities consolidated into the group.

On 30 October 2014 the Company issued 2,086,500,000 ordinary shares of £1 each at par to PPL UK Distribution Holdings Limited as part of an intra-group corporate reorganisation.

On 31 October 2014 the Company issued 571,092,371 ordinary shares of £1 each at par to PPL UK Distribution Holdings Limited as part of an intra-group corporate reorganisation.

On 18 March 2015 the Company reduced its issued share capital from £2,657,592,372 to £1,657,592,372 by cancelling and extinguishing 1,000,000,000 ordinary shares of £1 each with the balance being credited to distributable reserves.

Political donations and expenditure

WPD is a politically neutral organisation and, during the year, made no political donations.

Financial risk management objectives and policies

WPD does not undertake transactions in financial derivative instruments for speculative purposes.

For further details of risks in relation to treasury operations see the principal risks and uncertainties section of the strategic report.

Liquidity and going concern

On a day-to-day basis, WPD South West provides liquidity to WPD. It has borrowing arrangements in place with a range of third parties with high credit ratings. At 31 March 2015, WPD South West had committed borrowing facilities available in respect of which all conditions precedent had been met at that date of £245m maturing July 2019 all of which was undrawn. In addition, it had uncommitted facilities of £45m of which £4.5m was drawn as at 31 March 2015.

In addition, at 31 March 2015 the WPD Group’s parent, Western Power Distribution plc, had a £210m committed borrowing facility that expires in December 2016 of which all conditions precedent had been met at that date; at 31 March 2015, it had drawn £133.9m against this facility and thus had £76.1m undrawn. The drawdown was utilised to part fund the purchase of $200m Eurobonds (issued by the Company’s UK parent) at a premium of $21m from a US based fellow subsidiary of PPL.

At 31 March 2015, both WPD East Midlands and WPD West Midlands had committed borrowing facilities available, in respect of which all conditions precedent had been met at that date, of £300m each, maturing July 2019. Under this facility both WPD East Midlands and WPD West Midlands have the ability to request the lenders to issue up to £80m of letters of credit in lieu of borrowing. At 31 March 2015, WPD West Midlands had borrowed nothing against the facility, while WPD East Midlands had borrowed £146m, and no letters of credit issued on behalf of either DNO.

The four WPD DNOs also have access to an uncommitted facility from which any DNO can draw but which in aggregate cannot exceed £20m. No borrowings have been drawn against this facility as at 31 March 2015.

As at 31 March 2015 the WPD DNOs had the following levels of debt:

	External debt outstanding				Cash and short term deposits
	Total		Short term
	2015	2014	2015	2014	2015	2014
	£m	£m	£m	£m	£m	£m
WPD South West	737.7	736.8	5.7	8.3	103.3	98.9
WPD South Wales	566.3	565.8	-	-	26.2	74.9
WPD East Midlands	1,268.1	1,120.2	146.0	-	2.0	4.1
WPD West Midlands	1,430.4	1,428.8	-	-	137.6	247.8

	4,002.5	3,851.6	151.7	8.3	269.1	425.7

Western Power Distribution plc	20

Directors’ report (continued)

For the year ended 31 March 2015

Financial risk management objectives and policies (continued)

Liquidity and going concern (continued)

After consideration, the directors of the WPD Group have concluded that the WPD Group has sufficient resources available to enable it to continue in existence for the foreseeable future and at least for a period of 12 months from the date of signing the accounts and have therefore continued to adopt the going concern basis in preparing the financial statements. This consideration included the availability of facilities as set out above, the relatively stable and regulated nature of the business, the forecast long term business plan, and the anticipated ability of the WPD Group to be able to raise additional long term debt in the future.

Dividend policy

The WPD Group is structured such that a proportion of the WPD Group’s debt is issued by holding company WPD plc. Interest payments on this debt, together with other items, are funded primarily through dividend payments from WPD South West, WPD South Wales, WPD East Midlands and WPD West Midlands.

Strategic report

The following information required in the directors’ report has been included in the strategic report:

- an indication of future developments in the business - see page 2;

- an indication of activities of the Company in the field of research and development - see page 12;

- a statement on the policy for disabled employees - see page 18;

- employee policies - see page 18;

- greenhouse gas (carbon) emissions - see page 17.

Directors and their interests

The directors who served during the period were as follows:

RA Symons, Chief Executive

DCS Oosthuizen, Finance Director

PG Allen, Resources and External Affairs Director (deceased 9 February 2015)

P Swift, Operations Director

IR Williams, Resources and External Affairs Director (appointed 9 March 2015)

V Sorgi

RL Klingensmith

AJ Torok

MF Wilten

SK Breininger, alternate director to V Sorgi

Alternate directors have the right to attend Board meetings but can only vote if the person for whom they are the alternate is not present.

During and at the end of the financial year, no director was materially interested in any contract of significance in relation to the WPD Group’s business other than service contracts.

Insurance in respect of directors and officers is maintained by the WPD Group parent, PPL Corporation. The insurance is subject to the conditions set out in the Companies Acts and remains in force at the date of signing the Directors’ report.

Regulatory financial statements

As a condition of its Electricity Distribution Licence, each licensee is required to prepare and publish separate financial statements for its distribution business for each year ending 31 March. WPD South West, WPD South Wales, WPD East Midlands and WPD West Midlands will publish information on the WPD website and this information will also be available from the Company’s registered office as shown below.

Statement of disclosure to independent auditors

So far as each person who was a director at the date of approving this report is aware, there is no relevant audit information, being information needed by the auditor in connection with preparing its report, of which the auditor is unaware. Having made enquiries of fellow directors and the Company’s auditor, each director has taken all the steps that he is obliged to take as a director in order to make himself aware of any relevant audit information and to establish that the auditor is aware of that information.

Western Power Distribution plc	21

Directors’ report (continued)

For the year ended 31 March 2015

Responsibility statements under the Disclosure and Transparency Rules

Each of the directors listed above confirm to the best of their knowledge:

(a)  the financial statements, prepared in accordance with the applicable set of accounting standards, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole; and

(b) the Strategic report and the Directors’ report include a fair review of the development and performance of the business and the position of the Company and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties that they face.

Independent auditors

The auditors, Ernst & Young LLP, have expressed their willingness to continue in office and, subject to the result of a current tender exercise in respect of PPL’s audit services, a resolution proposing their re-appointment will be put before the Annual General Meeting.

By Order of the Board,
RA Symons
Chief Executive
16 July 2015
Western Power Distribution plc	Registered Number: 9223384
Avonbank
Feeder Road
Bristol BS2 0TB

Western Power Distribution plc	22

Statement of directors’ responsibilities

The directors are responsible for preparing the Annual Report and Financial Statements, including the WPD Group financial statements and the Company financial statements, the Strategic report and the Directors’ report in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year that give a true and fair view of the financial position of the Company on a consolidated and individual basis and of the financial performance and cashflows of the Company on a consolidated and individual basis for that period. Under that law the directors have elected to prepare the WPD Group financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union and applicable UK Law. Further they have elected to prepare the Company financial statements in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom generally accepted accounting practice, UK GAAP).

Under company law the directors must not approve the financial statements unless they are satisfied that they are a true and fair view of the Group and Company and of the profit or loss of the Group for that period.

In preparing the Group financial statements, the directors are required to:

▪	select suitable accounting policies in accordance with IAS 8 “Accounting policies, changes in accounting estimates and errors” and then apply them consistently;

▪	present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information;

▪

provide additional disclosures when compliance with specific requirements in IFRS is insufficient to enable users to understand the impact of particular transactions, other events and conditions on the Group’s financial position and financial performance; and

▪	state that the Group has complied with IFRS subject to any material departures disclosed and explained in the financial statements.

In preparing the Company financial statements, the directors are required to:

▪	select suitable accounting policies and apply them consistently;

▪	make judgements and estimates that are reasonable and prudent;

▪	state whether applicable UK accounting standards have been followed subject to any material departures disclosed and explained in the financial statements; and

▪	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Company will continue in business.

The directors confirm that the financial statements comply with the above requirements.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Company on a consolidated and individual basis, and to enable them to ensure that the individual and consolidated financial statements comply with the Companies Act 2006 and with regards to the group financial statements, article 4 of the IAS regulation. They are also responsible for the system of internal control for safeguarding the assets of the Company and its subsidiaries and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors are responsible for the maintenance and integrity of the corporate and financial information included on the Company’s website. Information published on the Company’s website is accessible in many countries with different legal requirements. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Western Power Distribution plc	23

Independent auditors’ report

to the members of Western Power Distribution plc

We have audited the Group financial statements of Western Power Distribution plc for the year ended 31 March 2015 which comprise the Group income statement, the Group statement of comprehensive income, the Group statement of changes in equity, Group balance sheet, the Group cash flow statement, and the related notes 1 to 29, and the parent Company balance sheet and the related notes 1 to 7. The financial reporting framework that has been applied in the preparation of the Group financial statements is applicable law and International Financial Reporting Standards (IFRSs) as adopted by the European Union. The financial reporting framework that has been applied in the preparation of the parent Company financial statements is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice).

This report is made solely to the Company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

As explained more fully in the statement of directors’ responsibilities (set out on page 23), the directors are responsible for the preparation of the Group and parent Company financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

Scope of the audit of the financial statements

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the Group’s and the parent Company’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the Annual report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in performing our audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Opinion on financial statements

In our opinion:

▪	the financial statements give a true and fair view of the state of the Group’s and of the parent Company’s affairs as at 31 March 2015 and of the Group’s profit for the year then ended;

▪	the Group financial statements have been properly prepared in accordance with IFRSs as adopted by the European Union;

▪	the parent Company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and

▪	the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.

Opinion on other matter prescribed by the Companies Act 2006

In our opinion the information given in the Strategic report and Directors’ report for the financial year for which the financial statements are prepared is consistent with the financial statements.

Western Power Distribution plc	24

Independent auditors’ report

to the members of Western Power Distribution plc

Matters on which we are required to report by exception

We have nothing to report in respect of the following matters where the Companies Act 2006 requires us to report to you if, in our opinion:

▪	adequate accounting records have not been kept by the parent Company, or returns adequate for our audit have not been received from branches not visited by us; or

▪	the parent Company financial statements are not in agreement with the accounting records and returns; or

▪	certain disclosures of directors’ remuneration specified by law are not made; or

▪	we have not received all the information and explanations we require for our audit.

Christabel Cowling, Senior statutory auditor

For and on behalf of Ernst & Young LLP, Statutory Auditors

Bristol

17 July 2015

Notes:

1. The maintenance and integrity of the Western Power Distribution plc web site is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the web site.

2. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Western Power Distribution plc	25

Western Power Distribution plc Group income statement

For the year ended 31 March 2015

	Note	2015 £m	2014 £m

Revenue	2	1,620.1	1,574.0

Operating costs	3	(576.9)	(589.8)

Other operating income	4	2.2	2.4

Other operating expense	4	(0.7)	(5.3)

Impairment of intangible assets	12	(72.0)	(248.4)

Operating profit	3,4	972.7	732.9

Finance income	5	7.8	8.3

Finance costs	5	(259.9)	(267.7)

Net finance expense relating to pensions and other post-retirement benefits	22	(24.3)	(23.5)

Profit before income tax		696.3	450.0

Income tax expense	8	(144.4)	(57.2)

Profit for the year attributable to equity holders of the parent		551.9	392.8

All operations are continuing.

The accompanying notes are an integral part of these financial statements.

Western Power Distribution plc	26

Western Power Distribution plc Group statement of comprehensive income

For the year ended 31 March 2015

	Note	2015 £m	2014 £m

Profit for the year		551.9	392.8

Other comprehensive loss:
Other comprehensive income to be reclassified to profit or loss in subsequent periods:
Profits/(losses) arising on cash flow hedges during the year		97.6	(56.9)
Reclassification adjustments for gains/(losses) on cash flow hedges included in profit or loss (finance costs)		(93.1)	76.7
Income tax effect	8	(0.9)	(4.7)

		3.6	15.1
Other comprehensive loss not to be reclassified to profit or loss in subsequent periods:
Re-measurement losses on defined benefit pension plan	22	(230.0)	(63.3)
Income tax effect:
Impact of tax rate change	8	-	(29.0)
Other	8	48.7	8.2

		(181.3)	(84.1)

Other comprehensive loss for the year, net of tax		(177.7)	(69.0)

Total comprehensive income for the year, net of tax attributable to equity holders of the parent		374.2	323.8

Western Power Distribution plc Group statement of changes in equity

For the year ended 31 March 2015

	Share capital £m	Merger reserve £m	Hedging reserve £m	Retained earnings £m	Total equity £m

At 1 April 2013	-	1,694.5	(20.3)	767.3	2,441.5

Profit for the year	-	-	-	392.8	392.8
Other comprehensive income/(loss)	-	-	15.1	(84.1)	(69.0)

Total comprehensive income for the year	-	-	15.1	308.7	323.8
Equity dividends paid	-	-	-	(162.0)	(162.0)

At 31 March 2014	-	1,694.5	(5.2)	914.0	2,603.3

Profit for the year	-	-	-	551.9	551.9
Other comprehensive income/(loss)	-	-	3.6	(181.3)	(177.7)

Total comprehensive income for the year	-	-	3.6	370.6	374.2
Issue of new shares	2,657.6	(2,657.6)	-	-	-
Capital reduction	(1,000.0)	-	-	1,000.0	-
Equity dividends paid	-	-	-	(94.3)	(94.3)

At 31 March 2015	1,657.6	(963.1)	(1.6)	2,190.3	2,883.2

Western Power Distribution plc	27

Western Power Distribution plc Group balance sheet

As at 31 March 2015

	Note	2015 £m	2014 £m

ASSETS
Property, plant and equipment	10	9,690.5	8,873.8
Investment property	11	39.7	40.4
Intangible assets	12	1,266.6	1,337.9
Held-to-maturity investments	13	141.1	127.4
Trade and other receivables	15	66.4	70.1
Derivative financial instruments	20	66.5	-

Non-current assets		11,270.8	10,449.6

Inventories	14	18.3	19.4
Trade and other receivables	15	310.2	305.7
Derivative financial instruments	20	1.9	-
Cash and cash equivalents	16	297.4	453.9

Current assets		627.8	779.0

Total assets	2	11,898.6	11,228.6

LIABILITIES
Loans and other borrowings	18	286.3	106.6
Derivative financial instruments	20	0.5	3.6
Trade and other payables	17	782.1	821.2
Current tax liabilities		42.9	51.9
Provisions	23	16.4	19.7

Current liabilities		1,128.2	1,003.0

Loans and other borrowings	18	4,723.2	4,624.9
Derivative financial instruments	20	-	28.6
Deferred income tax liabilities	21	362.0	356.6
Retirement benefit obligations	22	813.0	731.8
Trade and other payables	17	1,942.1	1,826.0
Provisions	23	46.9	54.4

Non-current liabilities		7,887.2	7,622.3

Total liabilities	2	9,015.4	8,625.3

Net assets		2,883.2	2,603.3

EQUITY
Share capital	24	1,657.6	-
Merger reserve	25	(963.1)	1,694.5
Hedging reserve	25	(1.6)	(5.2)
Retained earnings	25	2,190.3	914.0

Total equity		2,883.2	2,603.3

The financial statements on pages 26 to 82 were approved by the Board of Directors on 16 July 2015 and signed on its behalf by:

R A Symons	D C S Oosthuizen
Chief Executive	Finance Director

Western Power Distribution plc	28

Western Power Distribution plc Group cash flow statement

For the year ended 31 March 2015

	Note	2015 £m	2014 £m

Operating activities - continuing operations
Profit for the year		551.9	392.8
Adjustments to reconcile profit for the year to net cash flow from operating activities:
Tax expense		144.4	57.2
Finance costs		284.2	291.2
Finance revenue		(7.8)	(8.3)
Depreciation of property, plant and equipment		224.5	230.0
Amortisation of customers’ contributions		(42.8)	(42.5)
Amortisation of intangible assets		3.3	2.6
Impairment of intangible assets		72.0	248.4
Gain on disposal of property, plant and equipment		(1.7)	(2.4)
(Gain)/loss on disposal of investment property		(0.1)	0.1
Fair value gains on investment properties		(0.2)	-
Fair value losses on investment properties		0.7	5.3
Difference between pension contributions paid and amounts recognised in the income statement		(174.5)	(37.8)
Decrease in provisions		(10.8)	(16.9)
Working capital adjustments:
Decrease in inventories		1.1	2.5
Decrease/(increase) in trade and other receivables		3.0	(21.5)
Increase/(decrease) in trade and other payables		25.4	(5.1)
Interest paid		(255.9)	(220.5)
Interest received		8.4	11.5
Income taxes paid		(100.7)	(99.2)

Net cash from operating activities		724.4	787.4

Investing activities
Purchase of property, plant and equipment		(1,040.0)	(958.3)
Customers’ contributions received		185.2	142.0
Proceeds from sale of property, plant and equipment		2.1	4.0
Proceeds from sale of investment properties		0.3	-
Purchase of intangible assets		(4.0)	(3.2)

Net cash used in investing activities		(856.4)	(815.5)

Financing activities
Net increase/(decrease) in short-term borrowings		169.5	(38.4)
Proceeds from long-term borrowings		-	460.9
Issue costs of long-term borrowings		-	(2.7)
Loan repaid to affiliate		(97.1)	-
Dividends or equivalent distributions paid		(94.3)	(162.0)

Net cash (used in)/from financing activities		(21.9)	257.8

Net (decrease)/increase in cash and cash equivalents		(153.9)	229.7

Cash and cash equivalents at beginning of year	16	445.7	216.0

Cash and cash equivalents at end of year	16	291.8	445.7

Western Power Distribution plc	29

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

1. Significant accounting policies, judgements, estimates and assumptions

The financial statements of Western Power Distribution plc (the “Company”) and its subsidiaries (the “WPD Group”) for the year ended 31 March 2015 were authorised for issue by the Board of Directors on 16 July 2015 and the balance sheet was signed on the Board’s behalf by R A Symons and D C S Oosthuizen. The Company is a public limited company incorporated and domiciled in England and Wales. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (‘IFRS’) as adopted by the European Union (‘EU’) and in accordance with the provisions of the UK Companies Act 2006. IFRS as adopted by the EU differs in certain respects from IFRS as issued by the International Accounting Standards Board (“IASB”), however, the differences have no impact on the WPD Group’s consolidated financial statements for the years presented. The significant accounting policies and critical accounting judgements, estimates and assumptions of the WPD Group are set out below.

Basis of preparation

The consolidated financial statements have been prepared in accordance with EU IFRS and IFRS Interpretations Committee (‘IFRIC’) interpretations issued and effective for the year ended 31 March 2015. The accounting policies that follow have been consistently applied to all years presented.

These consolidated financial statements are presented in sterling and all values are rounded to the nearest hundred thousand pounds except when otherwise indicated.

Going concern

The directors have prepared the financial statements on a going concern basis as they have a reasonable expectation that the WPD Group has adequate resources to continue in operational existence for the foreseeable future due to the strength of its balance sheet. This is discussed further under ‘financial risk management objectives and policies’ within the Directors’ report.

Basis of consolidation

The WPD Group financial statements consolidate the financial statements of the Company and the entities it controls (its subsidiaries) drawn up to 31 March each year. Control of an investee exists when the investor is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. To have power over an investee, the investor must have existing rights that give it the current ability to direct the relevant activities of the investee. Subsidiaries, other than those acquired under common control transactions, are consolidated from the date of their acquisition, being the date on which the group obtains control, and continue to be consolidated until the date that such control ceases. The financial statements of subsidiaries are prepared for the same reporting year as the parent Company, using consistent accounting policies. Intercompany balances and transactions, including unrealised profits arising from intragroup transactions, have been eliminated. Unrealised losses are eliminated unless the transaction provides evidence of an impairment of the assets transferred.

The Company was incorporated on 17 September 2014 as a private limited company and re-registered as a public limited company on 24 June 2015. In October 2014, as part of an intra-group corporate reorganisation, the Company became the parent of substantially all of the subsidiaries and assets and liabilities previously reported by the PPL WW Holdings Limited Group (“PPL WW Group”) and PPL WEM Holdings Limited Group (“PPL WEM Group”). The Company has elected to present the consolidated financial statements as if the subsidiaries and assets and liabilities acquired from the PPL WW Group and PPL WEM Group had been owned by the Company throughout the current and comparative accounting year in accordance with the pooling of interests principles for business combinations of entities under common control.

Under the pooling of interest method:

(i) The assets and liabilities of the combining entities are reflected at their carrying amounts. No adjustments are made to reflect fair values, or recognise any new assets or liabilities, at the date of the combination that would otherwise be done under the acquisition method. The only adjustments that are made are to harmonise accounting policies.

(ii) No ‘new’ goodwill is recognised as a result of the combination. The only goodwill that is recognised is any existing goodwill relating to the combining entities. Any difference between the consideration paid/transferred and the equity ‘acquired’ is reflected within equity.

(iii) The income statement reflects the results of the combining entities for the full year, irrespective of when the combination took place.

Western Power Distribution plc	30

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

1. Significant accounting policies, judgements, estimates and assumptions (continued)

Impact of new International Financial Reporting Standards

There are no new or amended standards or interpretations adopted during the year that have a significant impact on the financial statements.

Not yet adopted

The following pronouncements from the IASB will become effective for future financial reporting periods and have not yet been adopted by the WPD Group.

The IASB issued IFRS 15 ‘Revenue from Contracts with Customers’, which provides a single model for accounting for revenue arising from contracts with customers and is effective for annual periods beginning on or after 1 January 2017. IFRS 15 will supersede IAS 18 ‘Revenue’.

The IASB has also issued IFRS 9 ‘Financial Instruments’, which will supersede IAS 39 ‘Financial Instruments: Recognition and Measurement’ and is effective for annual periods beginning on or after 1 January 2018. IFRS 9 covers classification and measurement of financial assets and financial liabilities, impairment methodology and hedge accounting.

The WPD Group has not yet decided the date of adoption for the group for IFRS 15 and IFRS 9 and has not yet completed its evaluation of the effect of adoption.

There are no other standards and interpretations in issue but not yet adopted that the directors anticipate will have a material effect on the reported income or net assets of the group.

Significant accounting policies: use of judgements, estimates and assumptions

The preparation of financial statements in conformity with IFRS requires the use of accounting estimates and assumptions. It also requires management to exercise its judgement in the process of applying the WPD Group’s accounting policies. Estimates, assumptions and judgements are continually evaluated based on available information and experience. As the use of estimates is inherent in financial reporting, actual results could differ from these estimates. The areas involving a higher degree of judgement or complexity are described below.

Goodwill

The WPD Group records all assets and liabilities acquired in purchase acquisitions, including goodwill, at fair value. Goodwill is not amortised but is subject, at a minimum, to annual tests for impairment. The initial goodwill recorded and subsequent impairment analysis require management to make subjective judgements concerning the fair value of cash-generating units. Estimates of fair value are consistent with market information and the WPD Group’s plans and forecasts.

Carrying value of long-lived assets

The estimated useful lives of property, plant and equipment (“PP&E”) are based on management’s judgement and experience. When management identifies that actual useful lives differ materially from the estimate used to calculate depreciation, that charge is adjusted prospectively. Due to the significance of PP&E investment to the WPD Group, variations between actual and estimated useful lives could impact operating results both positively and negatively.

The WPD Group is required to evaluate the carrying value of PP&E for impairment whenever circumstances indicate, in management’s judgement, that the carrying value of such assets may not be recoverable. An impairment review requires management to make subjective judgements concerning the cash flows, growth rates and discount rates of the cash-generating units under review.

Pension obligations

The WPD Group has a commitment, mainly through the Electricity Supply Pension Scheme (“ESPS”), to pay pension benefits. The cost of these benefits and the present value of the WPD Group’s pension liabilities depend on such factors as the life expectancy of the members, the salary progression of current employees, the return that the pension fund assets will generate in the time before they are used to fund the pension payments and the discount rate at which the future pension payments are discounted. Based on advice from external actuaries, WPD uses estimates for all these factors in determining the pension costs and liabilities incorporated in the financial statements. The assumptions reflect historical experience and management’s judgement regarding future expectations.

Deferred tax

Deferred tax assets and liabilities require management judgement in determining the amounts to be recognised. In particular, judgement is used when assessing the extent to which deferred tax assets should be recognised with consideration given to the timing and level of future taxable income.

Western Power Distribution plc	31

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

1. Significant accounting policies, judgements, estimates and assumptions (continued)

Significant accounting policies: use of judgements, estimates and assumptions (continued)

Income tax

The actual income tax charged on profits is determined according to complex tax laws and regulations. Where the effect of these laws and regulations is unclear, estimates are used in determining the liability for the tax to be paid on past profits which is recognised in the financial statements. The estimates, assumptions and judgements can involve complex issues which may take a number of years to resolve. The final determination of prior year tax liabilities could be different from the estimates reflected in the financial statements.

Financial instruments

Certain financial instruments are carried on the balance sheet at fair value. Fair values are estimated by reference, in part, to published price quotations and in part by using valuation techniques.

Investment properties

Investment properties are carried on the balance sheet at fair value. These valuations are prepared in accordance with IFRS and the appraisal and valuation manual issued by the Royal Institution of Chartered Surveyors. Valuations are carried out having regard to comparable market evidence. In assessing fair value, current and potential future income (after deduction of non-recoverable outgoings) is capitalised using yields derived from market evidence.

Business combinations and goodwill

Business combinations, other than the combination of businesses under common control, are accounted for using the acquisition method. The identifiable assets acquired and liabilities assumed are measured at their fair values at the acquisition date. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value, and the amount of any non-controlling interest in the acquiree. Acquisition costs incurred are expensed and included in distribution and administration expenses.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred, the amount recognized for any non-controlling interest and the acquisition-date fair values of any previously held interest in the acquiree over the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date.

At the acquisition date, any goodwill acquired is allocated to each of the cash-generating units, or groups of cash-generating units, expected to benefit from the combination’s synergies.

Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Foreign currencies

Transactions in foreign currencies are initially recorded in the entity’s functional currency by applying the spot exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the balance sheet date. All differences are taken to the income statement.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Revenue recognition

Revenue is recognised to the extent that it is probable that economic benefits will flow to the WPD Group and that the revenue can be reliably measured. Revenue comprises primarily use of energy system income.

Revenue includes an assessment of the volume of unbilled energy distributed to customers between the date of the last meter reading and the year end.

Where revenue received or receivable exceeds the maximum amount permitted by regulatory agreement and adjustments will be made to future prices to reflect this over-recovery, no liability is recognised as such an adjustment to future prices relates to the provision of future services. Similarly no asset is recognised where a regulatory agreement permits adjustments to be made to future prices in respect of an under-recovery.

Finance revenue comprises interest receivable on funds invested and returns on pension scheme assets that are recognised in the income statement. Interest income is recognised in the income statement as it accrues, on an effective rate basis.

Rental income arising from operating leases on investment properties is accounted for on a straight line basis over the lease term.

Western Power Distribution plc	32

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

1. Significant accounting policies, judgements, estimates and assumptions (continued)

Other operating income and expense

Other operating income and expense includes movements in the fair value of investment properties and gains and losses arising on the disposal of properties by the WPD Group’s property management business which is considered to be part of the normal recurring operating activities of the WPD Group.

Contributions

Contributions receivable in respect of property, plant and equipment are treated as deferred income, which is credited to the income statement over the estimated weighted life of the related assets of 69 years. Prior to 1 December 2014, an estimated weighted life of 55 years was assumed.

Finance costs

Finance expenses comprise interest payable on borrowings, the release of discount on provisions, and interest on pension scheme liabilities. Interest charges are recognised in the income statement as they accrue, on an effective rate basis.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset.

WPD Group as a lessee

Leases where the lessor retains a significant portion of the risks and benefits of ownership of the assets are classified as operating leases and rentals payable are charged to the income statement on a straight line basis over the lease term.

WPD Group as a lessor

With the exception of investment properties, assets leased out under operating leases are included in property, plant and equipment and depreciated over their estimated useful lives. Rental income, including the effect of lease incentives, is recognised on a straight line basis over the term of the lease.

Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and impairments. Borrowing costs directly attributable to assets under construction and which meet the recognition criteria in IAS 23 are capitalised as part of the cost of that asset.

Expenditure on electricity infrastructure assets relating to increases in capacity or enhancements of the network including qualifying replacement expenditure are treated as additions. Other costs incurred in maintaining the operating capability of the network in accordance with defined standards of service are expensed in the year in which the expenditure is incurred.

Cost comprises the aggregate amount paid and the fair value of any other consideration given to acquire the asset and includes costs directly attributable to making the asset capable of operating as intended. Employee costs incurred in implementing the capital schemes of the WPD Group are capitalised within infrastructure assets together with the cost of materials and an appropriate proportion of production overheads.

Contributions received towards the cost of property, plant and equipment which include low carbon network funding are included in trade and other payables as deferred income and credited on a straight-line basis to the income statement over the estimated economic useful lives of the assets to which they relate.

Western Power Distribution plc	33

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

1. Significant accounting policies, judgements, estimates and assumptions (continued)

Property, plant and equipment (continued)

Depreciation is provided on all property, plant and equipment, other than land, on a straight-line basis over its expected useful life as follows:

Years
Distribution network assets:
Overhead lines and poles	65
Underground cables	85
Plant and machinery (transformers and switchgear)	55
Meters	3
Other (towers and substation buildings)	Up to 80
Buildings - freehold	Up to 60
Buildings - long leasehold	Up to 60
Fixtures and equipment	Up to 20
Vehicles and mobile plant	Up to 10

The assumed useful economic lives of distribution network assets were changed from 1 December 2014 to those set out above.

The carrying values of property, plant and equipment are reviewed for impairment if events or changes in circumstances indicate the carrying value may not be recoverable, and are written down immediately to their recoverable amount. Useful lives and residual values are reviewed annually and where adjustments are required these are made prospectively.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the derecognition of the asset is included in the income statement in the period of derecognition.

Investment property

Investment properties are measured initially at cost, including transaction costs. The carrying amount includes the cost of replacing part of an existing investment property at the time that cost is incurred if the recognition criteria are met; and excludes the costs of day to day servicing of an investment property. Subsequent to initial recognition, investment properties are stated at fair value, which reflects market conditions at the reporting date and the highest and best use. Gains or losses arising from changes in the fair values of investment properties are included in the income statement in the period in which they arise.

Investment properties are derecognised when either they have been disposed of or when the investment property is permanently withdrawn from use and no future economic benefit is expected from its disposal.

The difference between the net disposal proceeds and the carrying amount of the asset is recognised in the income statement in the period of derecognition.

Transfers are made to or from investment property only when there is a change in use. For a transfer from investment property to owner occupied property, the deemed cost for subsequent accounting is the fair value at the date of change in use. If owner occupied property becomes an investment property, the WPD Group accounts for such property in accordance with the policy stated under property, plant and equipment up to the date of change in use.

Western Power Distribution plc	34

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

1. Significant accounting policies, judgements, estimates and assumptions (continued)

Intangible assets

Intangible assets, other than goodwill, include customer contracts and computer software and are stated at the amount initially recognized, less accumulated amortization and accumulated impairment losses.

Intangible assets acquired separately from a business are carried initially at cost. The initial cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset. An intangible asset acquired as part of a business combination is measured at fair value at the date of acquisition and is recognized separately from goodwill if the asset is separable or arises from contractual or other legal rights.

Intangible assets with a finite life are amortized on a straight-line basis over their expected useful lives.

The expected useful lives of assets are reviewed on an annual basis and, if necessary, changes in useful lives are accounted for prospectively.

Contracts

The value recognised for customer contracts relating to acquired telecommunications activities is amortised over the period of the contracts. It is subject to an impairment test at least on an annual basis. It is written off if the activity is sold.

Computer software

Costs directly associated with the development of computer software for internal use are capitalised where technical feasibility can be demonstrated, the WPD Group is satisfied that future economic benefits will flow to the WPD Group and the cost can be separately identified and reliably measured. Software is measured initially at cost and amortised on a straight-line basis over its estimated useful life. Carrying amount is reduced by any provision for impairment where necessary. The estimated useful life assigned to computer software is up to five years.

Impairment of property, plant and equipment, intangible assets, and goodwill

The WPD Group assesses goodwill for impairment annually and assets or groups of assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If any such indication of impairment exists, the group makes an estimate of the asset’s recoverable amount. Individual assets are grouped for impairment assessment purposes at the lowest level at which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. An asset group’s recoverable amount is the higher of its fair value less costs of disposal and its value in use. Where the carrying amount of an asset group exceeds its recoverable amount, the asset group is considered impaired and is written down to its recoverable amount.

The business plan, which is approved on an annual basis by senior management, is the primary source of information for the determination of value in use. In assessing value in use, the estimated future cash flows are adjusted for the risks specific to the asset group and are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money.

Fair value less costs of disposal is the price that would be received to sell the asset in an orderly transaction between market participants and does not reflect the effects of factors that may be specific to the entity and not applicable to entities in general.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the recoverable amount is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Goodwill is reviewed for impairment annually or more frequently if events or changes in circumstances indicate the recoverable amount of the group of cash-generating units (‘CGUs’) to which the goodwill relates should be assessed. In assessing whether goodwill has been impaired, the carrying amount of the group of CGUs (including goodwill) is compared with their recoverable amount. The recoverable amount of a group of CGUs to which goodwill is allocated is the higher of value in use and fair value less costs of disposal. Where the recoverable amount of the group of CGUs to which goodwill has been allocated is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Western Power Distribution plc	35

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

1. Significant accounting policies, judgements, estimates and assumptions (continued)

Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average method and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. It excludes borrowing costs.

Taxation

Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates and laws that are enacted or substantively enacted by the balance sheet date.

Deferred income tax is recognised on all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements, with the following exceptions:

▪

where the temporary difference arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss;

▪

in respect of taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future; and

▪

deferred income tax assets are recognised only to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, carried forward tax credits or tax losses can be utilised.

Deferred income tax assets and liabilities are measured on an undiscounted basis at the tax rates that are expected to apply when the related asset is realised or liability is settled, based on tax rates and laws enacted or substantively enacted at the balance sheet date.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date. Deferred income tax assets and liabilities are offset only if a legally enforceable right exists to set off current tax assets against current tax liabilities, the deferred income taxes relate to the same taxation authority and that authority permits the WPD Group to make a single net payment.

Income tax is charged or credited to other comprehensive income if it relates to items that are charged or credited to other comprehensive income. Similarly, income tax is charged or credited directly to equity if it relates to items that are credited or charged directly to equity. Otherwise income tax is recognised in the income statement.

Pension benefits

The WPD Group operates four defined benefit pension plans, all of which require contributions to be made to separately administered funds. The larger plans are the two unitised sections of the industry-wide Electricity Supply Pension Scheme (‘ESPS’). The ESPS scheme is, with very limited exception, closed to new members. A defined contribution plan is offered to new employees. The final two plans, which are also closed to new members and have no active employees, are the Western Power Utilities Pension Scheme (‘WPUPS’) and the much smaller Infralec 1992 Scheme.

The cost of providing benefits under the defined benefit plans is determined separately for each plan using the projected unit credit method, which attributes entitlement to benefits to the current period (to determine current service cost) and to the current and prior periods (to determine the present value of defined benefit obligation) and is based on actuarial advice. Past service costs, resulting from either a plan amendment or a curtailment (a reduction in future obligations as a result of a material reduction in the plan membership), are recognised immediately when the WPD Group becomes committed to a change.

Net interest expense related to pension benefits represents the net change in the present value of plan obligations and the value of plan assets resulting from the passage of time, and is determined by applying the discount rate to the present value of the benefit obligation at the start of the year and to the fair value of plan assets at the start of the year, taking into account expected changes in the obligation or plan assets during the year. Net interest expense relating to pension benefits is recognised in the income statement.

Remeasurements of the net defined benefit liability or asset, comprising actuarial gains or losses, and the return on plan assets (excluding amounts included in net interest described above) are recognised with other comprehensive income in the period in which they occur.

Western Power Distribution plc	36

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

1. Significant accounting policies, judgements, estimates and assumptions (continued)

Pension benefits (continued)

The defined benefit pension plan surplus or deficit in the balance sheet comprises the total of the present value of the defined benefit obligation (using a discount rate based on high quality corporate bonds), less the fair value of plan assets out of which the obligations are to be settled directly. Fair value is based on market price information and in the case of quoted securities is the published bid price.

Contributions to defined contribution schemes are recognised in the income statement or capital expenditure as appropriate in the year in which they become payable.

Share-based payments

The cost of cash-settled transactions is measured at fair value using an appropriate option pricing model. Fair value is established at each balance sheet date from grant date until the awards are settled. During the vesting period a liability is recognised representing the product of the fair value of the award and the portion of the vesting period expired as at the balance sheet date. From the end of the vesting period until settlement, the liability represents the full fair value of the award as at the balance sheet date. Changes in the carrying amount of the liability are recognised in profit or loss for the year.

Provisions

A provision is recognised when the WPD Group has a legal or constructive obligation as a result of a past event; it is probable that an outflow of economic benefits will be required to settle the obligation; and a reliable estimate can be made of the amount of the obligation. If the effect is material, expected future cash flows are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability.

Dividend distribution

Dividend distribution to the Company’s shareholders is recognised as a liability in the WPD Group’s financial statements in the year in which the dividends are approved by the Company’s directors.

Financial assets

Financial assets are classified as loans and receivables; financial assets at fair value through profit or loss; derivatives designated as hedging instruments in an effective hedge; held-to-maturity financial assets; or as available-for-sale financial assets, as appropriate. Financial assets include cash and cash equivalents, trade receivables, other receivables, loans, other investments, and derivative financial instruments. The WPD Group determines the classification of its financial assets at initial recognition. Financial assets are recognised initially at fair value, normally being the transaction price plus, in the case of financial assets not at fair value through profit or loss, directly attributable transaction costs.

The subsequent measurement of financial assets depends on their classification, as follows:

Loans and receivables

Loans and receivables are carried at amortised cost using the effective interest method if the time value of money is significant. Gains and losses are recognised in income when the loans and receivables are derecognised or impaired, as well as through the amortisation process. This category of financial assets includes trade and other receivables. Cash and cash equivalents are short-term highly liquid investments that are readily convertible to known amounts of cash, are subject to insignificant risk of changes in value and have a maturity of three months or less from the date of acquisition.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are carried on the balance sheet at fair value with gains or losses recognised in the income statement. Derivatives, other than those designated as effective hedging instruments, are classified as held for trading and are included in this category.

Derivatives designated as hedging instruments in an effective hedge

These derivatives are carried on the balance sheet at fair value. The treatment of gains and losses arising from revaluation is described below in the accounting policy for derivative financial instruments and hedging activities.

Held-to-maturity investments

Held-to-maturity financial assets are measured at amortised cost using the effective interest method, less any impairment.

Available-for-sale financial assets

After initial recognition, available-for-sale financial assets are measured at fair value, with gains or losses recognised within other comprehensive income, except for impairment losses, and, for available-for-sale debt instruments, foreign exchange gains or losses and any changes in fair value arising from revised estimates of future cash flows, which are recognised in profit or loss.

Western Power Distribution plc	37

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

1. Significant accounting policies, judgements, estimates and assumptions (continued)

Impairment of loans and receivables

The WPD Group assesses at each balance sheet date whether a financial asset or group of financial assets is impaired. If there is objective evidence that an impairment loss on loans and receivables carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced, with the amount of the loss recognised in the income statement.

Financial liabilities

Financial liabilities are classified as financial liabilities at fair value through profit or loss; derivatives designated as hedging instruments in an effective hedge; or as financial liabilities measured at amortized cost, as appropriate. Financial liabilities include trade and other payables, accruals, most items of finance debt and derivative financial instruments. The group determines the classification of its financial liabilities at initial recognition. The measurement of financial liabilities depends on their classification, as follows:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss are carried on the balance sheet at fair value with gains or losses recognised in the income statement. Derivatives, other than those designated as effective hedging instruments, are classified as held for trading and are included in this category.

Derivatives designated as hedging instruments in an effective hedge

These derivatives are carried on the balance sheet at fair value. The treatment of gains and losses arising from revaluation is described below in the accounting policy for derivative financial instruments and hedging activities.

Financial liabilities measured at amortised cost

All other financial liabilities are initially recognised at fair value. For interest-bearing loans and borrowings this is the fair value of the proceeds received net of issue costs associated with the borrowing.

After initial recognition, other financial liabilities are subsequently measured at amortised cost using the effective interest method. Amortised cost is calculated by taking into account any issue costs, and any discount or premium on settlement. Gains and losses arising on the repurchase, settlement or cancellation of liabilities are recognized respectively in interest and other income and finance costs.

This category of financial liabilities includes trade and other payables and finance debt.

Derivative financial instruments and hedging activities

The WPD Group uses derivative financial instruments such as forward currency contracts and interest rate swaps to hedge its risks associated with foreign currency and interest rate fluctuations. Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

Gains or losses arising from changes in the fair value of derivatives that are not designated as effective hedging instruments are recognised in the income statement.

For the purpose of hedge accounting, hedges are classified as:

▪ Cash flow hedges when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised  asset or liability or a highly probable forecast transaction; or

▪ Fair value hedges when hedging the exposure to changes in the fair value of a recognised asset or liability or an unrecognised firm commitment.

Western Power Distribution plc	38

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

1. Significant accounting policies, judgements, estimates and assumptions (continued)

Derivative financial instruments and hedging activities (continued)

Hedge relationships are formally designated and documented at inception, together with the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and how the entity will assess the hedging instrument effectiveness in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. Such hedges are expected at inception to be highly effective in achieving offsetting changes in fair value or cash flows. Hedges meeting the criteria for hedge accounting are accounted for as follows:

Cash flow hedges

For cash flow hedges, the effective portion of the gain or loss on the hedging instrument is recognised directly as other comprehensive income in the net unrealised gains reserve, while the ineffective portion is recognised in profit or loss. Amounts taken to other comprehensive income are transferred to the income statement when the hedged transaction affects profit or loss, such as when a forecast sale or purchase occurs. Where the hedged item is the cost of a non-financial asset or liability, the amounts taken to equity are transferred to the initial carrying amount of the non-financial asset or liability.

If a forecast transaction is no longer expected to occur, amounts previously recognised in equity are transferred to profit or loss. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, amounts previously recognised in other comprehensive income remain in equity until the forecast transaction occurs and are transferred to the income statement or to the initial carrying amount of a non-financial asset or liability as above. If the related transaction is not expected to occur, the amount is taken to profit or loss.

Fair value hedges

The WPD Group did not have any fair value hedges during the years presented in these financial statements.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The group categorizes assets and liabilities measured at fair value into one of three levels depending on the ability to observe inputs employed in their measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs that are observable, either directly or indirectly, other than quoted prices included within level 1 for the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or the WPD Group’s assumptions about pricing by market participants.

Offsetting of financial assets and liabilities

Financial assets and liabilities are presented gross in the balance sheet unless both of the following criteria are met: the group currently has a legally enforceable right to set off the recognized amounts; and the group intends to either settle on a net basis or realize the asset and settle the liability simultaneously. A right of set off is the group’s legal right to settle an amount payable to a creditor by applying against it an amount receivable from the same counterparty. The relevant legal jurisdiction and laws applicable to the relationships between the parties are considered when assessing whether a current legally enforceable right to set off exists.

Finance costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the respective assets. All other borrowing costs are expensed in the period they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Western Power Distribution plc	39

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

2. Operating segment information

The WPD Group’s operating segments are those used internally by the Board of Directors to run the business, allocate resources and make strategic decisions. The WPD Group’s reportable segments are the regulated distribution of electricity in the South West, East Midlands and West Midlands of England and South Wales, and other businesses. Distribution involves the delivery of electricity across the WPD Group’s distribution network. Other businesses relate to non-regulated activities including telecommunications, property management and helicopter operations which principally support the main business, and metering.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies except that, within the financial statements for those businesses, pension expense for each operating segment is recognised and measured on the basis of cash payments to the pension plan.

Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on operating profit or loss on the same basis as in the consolidated financial statements. However, WPD Group financing (including finance costs and finance income) and income taxes are managed on a group basis and are not allocated to operating segments.

Transfer prices between operating segments are on an arm’s length basis in a manner similar to transactions with third parties. Segment revenue, segment expense and segment result include transfers between business segments. Those transfers are eliminated on consolidation.

Analysis of revenue, operating profit, and assets and liabilities by segment is provided below. Substantially all revenues and profit before tax arise from operations within the UK.

a) Revenues	Total revenue		Inter-segment revenue		External revenue
	2015 £m	2014 £m	2015 £m	2014 £m	2015 £m	2014 £m

Distribution network systems
South West	372.3	368.5	(1.0)	(1.0)	371.3	367.5
South Wales	279.0	277.0	(0.2)	(0.1)	278.8	276.9
East Midlands	469.0	441.7	-	-	469.0	441.7
West Midlands	477.3	465.1	-	-	477.3	465.1

	1,597.6	1,552.3	(1.2)	(1.1)	1,596.4	1,551.2
Other businesses	59.8	52.0	(36.1)	(29.2)	23.7	22.8

	1,657.4	1,604.3	(37.3)	(30.3)	1,620.1	1,574.0

Information about major customers

Revenues from five customers amounted to £256.0m, £252.9m, £245.8m, £236.6m and £220.4m (2014: £313.9m, £310.6m, £289.1m, £291.1m and £264.6m), respectively arising from sales reported in the South West, South Wales, East Midlands and West Midlands segments.

b) Profit				2015 £m		2014 £m

Distribution network systems
South West				248.3		237.2
South Wales				185.6		180.0
East Midlands				296.1		264.8
West Midlands				315.9		309.2
Impairment of intangible assets **				(72.0)		(248.4)

				973.9		742.8
Other businesses				16.1		9.7
Corporate and unallocated*				(17.3)		(19.6)

Operating profit				972.7		732.9
Finance revenue				7.8		8.3
Finance costs				(259.9)		(267.7)
Net finance expense relating to pensions and other post-retirement benefits				(24.3)		(23.5)

Profit before tax				696.3		450.0

Western Power Distribution plc	40

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

2. Operating segment information (continued)

b) Profit (continued)

* Corporate and unallocated comprises primarily current service pension costs (net of capitalisation).

** The impairment of intangible assets is allocated £nil (2014: £186.2m) to East Midlands and £72.0m (2014: £62.2m) to West Midlands (Note 12).

c) Assets, liabilities, and capital expenditure

	Segment assets (i)		Segment liabilities (ii)		Capital expenditure (iii)
	2015 £m	2014 £m	2015 £m	2014 £m	2015 £m	2014 £m

Distribution network systems
South West	2,185.0	2,032.7	520.4	484.7	205.3	207.1
South Wales	1,656.5	1,551.9	330.0	307.2	146.8	124.8
East Midlands	3,790.1	3,474.6	939.1	868.7	387.4	337.5
West Midlands	3,576.2	3,383.4	627.4	603.1	332.7	310.1

	11,207.8	10,442.6	2,416.9	2,263.7	1,072.2	979.5
Other businesses	222.6	245.8	33.2	26.6	28.1	29.8
Corporate and unallocated	468.2	540.2	6,565.3	6,335.0	(20.3)	(5.5)

	11,898.6	11,228.6	9,015.4	8,625.3	1,080.0	1,003.8

(i) Segment assets consist of property, plant and equipment, investment properties, goodwill, other intangible assets, inventories, receivables and cash. Corporate and unallocated assets includes loan to related party, derivative financial instruments and deposits (including deposits classified as cash).

(ii) Segment liabilities consist of deferred customer contributions and operating liabilities. Corporate and unallocated liabilities includes current taxation, corporate borrowings, derivative financial instruments, pension liabilities and deferred taxation.

(iii) Capital expenditure consists of additions to property, plant and equipment, intangible assets and investment properties.

d) Depreciation and amortisation			Depreciation on property, plant and equipment (Note 10)		Amortisation of intangible assets (Note 12)
			2015 £m	2014 £m	2015 £m	2014 £m

Distribution network systems
South West			57.2	61.8	1.6	1.3
South Wales			39.0	40.7	0.1	0.1
East Midlands			83.5	82.7	0.4	0.3
West Midlands			67.8	66.4	0.3	0.3

			247.5	251.6	2.4	2.0
Other businesses			11.4	9.3	0.9	0.6

			258.9	260.9	3.3	2.6
Less: recapitalised to property, plant and equipment			(34.4)	(30.9)	-	-

Charged to consolidated income statement			224.5	230.0	3.3	2.6

Western Power Distribution plc	41

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

3. Operating costs

WPD Group operating costs can be analysed as follows:

	2015 £m	2014 £m

Employee benefit expense (Note 6)	117.5	119.9
Depreciation of property, plant and equipment	224.5	230.0
Property taxes	94.7	93.8
Other operating charges	140.2	146.1

	576.9	589.8

WPD Group operating profit is stated after charging/(crediting) the following items:
	2015 £m	2014 £m

Employee costs (Note 6)	117.5	119.9
Depreciation of property, plant and equipment *	224.5	230.0
Amortisation of intangibles	3.3	2.6
Operating lease rentals:
Plant, machinery and equipment	14.8	20.6
Land and buildings	3.2	2.6
Amortisation of customer contributions	(42.8)	(42.5)
Research and development expenditure **	0.5	0.4

* Depreciation of property, plant and equipment is stated net of depreciation capitalised of £34.4m (2014: £30.9m) in respect of equipment consumed during the construction of the electricity network.

** Research and development costs above exclude expenditure on Low Carbon Network projects which is capitalised together with associated funding received.

Services provided by the WPD Group’s auditor

During the year the WPD Group obtained the following services from the Company’s auditor and its associates:

	2015 £m	2014 £m

Fees payable to Company’s auditor for the audit of parent company and consolidated financial statements	0.2	0.2
Fees payable to Company’s auditor and its associates for other services:
- The audit of the Company’s subsidiaries pursuant to legislation	0.6	0.7
- Other services pursuant to legislation	0.2	0.1
- All other services	0.1	0.3

	1.1	1.3

Western Power Distribution plc	42

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

4. Other operating income and expense	2015 £m	2014 £m

Other operating income
Net gain on disposal of property, plant and equipment	1.8	1.9
Increase in fair value of investment properties	0.2	-
Income from fixed asset investments	0.2	0.5

	2.2	2.4
Other operating expense
Reduction in fair value of investment properties	(0.7)	(5.3)

Net other operating income/(expense)	1.5	(2.9)

5. Net finance costs	2015 £m	2014 £m

Finance revenue
Interest on bank deposits	1.6	2.0
Interest on loan to PPL affiliate (Note 28)	6.2	6.3

Total finance revenue	7.8	8.3

Finance costs
Interest payable on bank loans and overdrafts	(7.4)	(7.6)
Interest payable on other loans	(252.0)	(245.6)
Foreign exchange (loss)/gain on US$ denominated financial assets and liabilities	(89.3)	71.6
Transfers from the hedging reserve in relation to cash flow hedges	93.1	(76.7)
Interest on loan from PPL affiliate (Note 17)	(10.2)	(14.5)
Less: interest capitalised	5.9	5.1

Total finance costs	(259.9)	(267.7)

Net finance costs	(252.1)	(259.4)

6. Employee benefit expense Employee benefit expense, including directors’ remuneration, was as follows:
	2015 £m	2014 £m

Wages and salaries	299.1	290.3
Severance costs	-	1.0
Social security costs	31.2	30.4
Pension costs (Note 22)	43.3	45.8

	373.6	367.5
Less: amounts capitalised as part of property, plant and equipment	(256.1)	(247.6)

Charged to the income statement	117.5	119.9

Western Power Distribution plc	43

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

6. Employee benefit expense (continued)

There are no personnel, other than the directors, who as key management have authority and responsibility for planning, directing and controlling the activities, directly or indirectly, of the WPD Group.

The average number of employees during the financial year (including directors) analysed by activity was:

		2015 Number		2014 Number

Electricity distribution		6,266		6,079
Other activities		148		144

		6,414		6,223

Share based payments

WPD issues to directors and senior employees share appreciation rights (“SARs”) relating to the shares of WPD’s ultimate parent, PPL Corporation. The SARs require WPD to pay the intrinsic value of the SAR to the director or employee at the date of exercise. WPD has recorded liabilities of £0.9m (2014: £1.9m). Fair value of the SARs is determined by using the Black-Scholes option-pricing model using the assumptions noted below. In 2015, WPD recorded total credits of £0.2m (2014: £1.4m charge) allocated roughly equally between WPD South West, WPD South Wales, WPD East Midlands and WPD West Midlands. The total intrinsic value at 31 March 2015 was £0.9m (2014: £2.3m).

The weighted average fair value of options granted during the year was £1.17 (2014: £1.54). The range of exercise prices for options outstanding at the end of the year was £24.14 - £15.38. (2014: £24.14 - £14.64).

The following table illustrates the number and weighted average exercise prices (“WAEP”) of, and movements in, share options during the year.

	2015 No.	2015 WAEP	2014 No.	2014 WAEP

Outstanding as at 1 April	1,112,177	18.98	1,164,767	19.05
Granted during the year	40,211	22.53	111,499	18.85
Exercised/forfeited	(483,557)	18.42	(164,089)	17.93

Outstanding at 31 March	668,831	19.91	1,112,177	18.98

Exercisable at 31 March	448,359	20.29	681,349	19.33
The inputs into the Black-Scholes option-pricing model were:
		2015		2014

Expected volatility		15.90%		15.80%
Expected life (years)		6		6
Risk-free rate		1.620%		1.625%
Expected dividend yield		4.80%		4.80%

The risk-free interest rate reflects the yield for a US Treasury Strip available on the date of grant with constant rate maturity approximating the option’s expected life. Expected life is calculated based on historical exercise behaviour. Volatility over the expected term of the options is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL’s volatility in those prior periods. Management’s expectations for future volatility, considering potential changes to PPL’s business model and other economic conditions, are also reviewed in addition to the historical data to determine the final volatility assumption. The dividend yield is based on several factors, including PPL’s most recent dividend payment, as of the grant date and the forecasted stock price through 2015.

Options become exercisable in equal instalments over a three year service period beginning one year after the date of grant, assuming the individual is still employed by WPD. All options expire no later than ten years from the grant date.

Western Power Distribution plc	44

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

7.   Directors’ emoluments

The service contracts for the executive directors are with WPD South West. However, the emoluments detail given in this note represents total emoluments of the directors for all services provided to WPD companies as a whole. The costs are apportioned between WPD South Wales, WPD South West, WPD West Midlands and WPD East Midlands.

	Highest paid director (note i)		Total
	2015	2014	2015	2014
	£000	£000	£000	£000

The emoluments of the executive directors comprised:
Base salary (note ii)	364	720	1,406	1,531
Performance dependent bonus (note iii)	272	607	981	1,268
Pension compensation allowance (note iv)	555	970	555	1,524

Sub-total directors’ remuneration	1,191	2,297	2,942	4,323
Long term incentive plan (note v)	547	803	1,239	1,674
Fees to the independent non executive directors (note vii)	-	-	60	61

	1,738	3,100	4,241	6,058

(i)   In 2014, the highest paid director was the Chief Executive Officer. In 2015, another director was the highest paid.

(ii)   Base salary also includes benefits in kind.

(iii)   The amount of the annual bonus is based on WPD’s financial performance, the reliability of the electricity network, and other factors.

(iv)   In anticipation of the change in tax applicable to UK pensions effective 6 April 2006, the three executive directors at that time resigned as active members of the Electricity Supply Pension Scheme (“ESPS” - Note 22) on 5 April 2006 and elected for enhanced protection. WPD thus no longer contributes for ongoing service to the ESPS in respect of these executive directors, two of whom served in 2015 (2014: three). Instead, WPD pays cash compensation to them individually equivalent to the value of WPD’s contribution in to the ESPS that would have been made had they remained active members (as determined by external actuaries). In 2014 the highest paid director that year received an additional payment to terminate this contractual benefit; this is shown within this line.

(v) Under a long term incentive plan, annually the executive directors are granted phantom stock options (share appreciation rights). The option price is set at the quoted share price of WPD’s parent in the US, PPL Corporation, at the date the phantom options are granted. The options may be exercised during fixed periods and the gain is payable through the payroll. The values above include any payments made to the executive directors in respect of gains in value of phantom options exercised in the year. In 2015, four executive directors were granted options (2014: four) and two executive directors exercised options (2014: five). In addition, the executive directors receive annually a grant of PPL Corporation shares which cannot generally be accessed for 3 years; a number of these shares is dependent on the achievement of certain criteria at PPL. The value of the shares granted in the year is shown within this line.

(vi) During the year, five executive directors (2014: five) were members of the defined benefit ESPS of which three (2014: two) were active members (see (iv) above). At 31 March 2015, the highest paid director that year had accrued annual pension benefits of £184,856. The benefits shown assume that an option to convert an element of the annual benefits to a lump sum payable on retirement is not exercised.

(vii) The two independent UK non executive directors are entitled to fees as determined by the appropriate Board. No emoluments are paid to US based non-executive directors, who are officers of PPL, in respect of their services as directors to WPD.

Western Power Distribution plc	45

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

8. Income tax expense

The major components of income tax expense are:	2015	2014
	£m	£m

Current tax
Current income tax expense	91.2	103.5
Adjustments in respect of prior years	-	(1.2)
Deferred tax (Note 21)
Relating to the origination and reversal of temporary differences	54.7	39.6
Adjustments in respect of prior years	(1.5)	0.7
Impact of tax rate change	-	(85.4)

	144.4	57.2

The tax on the WPD Group’s profit before tax differs from the theoretical amount that would arise using the standard rate of corporation tax in the UK of 21% (2014: 23%) as follows:
	2015	2014
	£m	£m

Profit before income tax	696.3	450.0

Profit before income tax multiplied by standard rate of corporation tax in the UK of 21% (2014: 23%)	146.2	103.5

Effects of:
Expenses not deductible and income not taxable for tax purposes	(6.4)	(8.0)
Impairment of intangible assets not deductible for tax purposes	15.1	57.2
Adjustments to tax charge in respect of prior years	(1.5)	(0.5)
Group relief received at non-standard rates	(9.0)	(9.6)
Impact of tax rate change	-	(85.4)

Total taxation (continuing operations)	144.4	57.2

Tax relating to items charged or credited to other comprehensive income	2015	2014
	£m	£m

Deferred tax:
Revaluation of cash flow hedges	(0.9)	(4.7)
Deferred tax on defined benefit pension schemes	48.7	(20.8)

	47.8	(25.5)

Change in corporation tax rate The standard rate of corporation tax is 20% with effect from 1 April 2015 as enacted by the Finance Act 2013. 9. Dividends
	2015	2014
	£m	£m

Equity dividends or equivalent distributions *	94.3	162.0

* The Company has not paid any dividends from the date of its incorporation on 17 September 2014 to 31 March 2015. As a result of applying the principles of pooling, the dividends or equivalent distributions above are reflected for the year in these financial statements, being the amount paid by group entities to entities outside the pooled group of companies.

Western Power Distribution plc	46

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

10. Property, plant and equipment

	Generation	Distribution network	Non-network land & buildings	Fixtures & equipment	Vehicles & mobile plant	Total
	£m	£m	£m	£m	£m	£m

Cost
At 31 March 2013	0.4	9,348.1	92.2	197.8	77.3	9,715.8
Additions	-	918.4	18.8	45.1	18.3	1,000.6
Transfers to investment property	-	-	(1.2)	(0.2)	-	(1.4)
Disposals and retirements	-	(30.2)	(1.4)	(13.4)	(3.1)	(48.1)

At 31 March 2014	0.4	10,236.3	108.4	229.3	92.5	10,666.9
Additions	-	997.5	13.4	49.4	15.7	1,076.0
Transfers	-	-	(0.4)	0.4	-	-
Disposals and retirements	-	(95.5)	-	(34.0)	(3.4)	(132.9)

At 31 March 2015	0.4	11,138.3	121.4	245.1	104.8	11,610.0

Accumulated depreciation
At 31 March 2013	-	1,479.4	7.0	71.8	21.0	1,579.2
Depreciation charge for the year	-	210.8	1.9	41.3	6.9	260.9
Transfers to investment property	-	-	(0.2)	(0.1)	-	(0.3)
Disposals and retirements	-	(30.2)	(0.7)	(13.3)	(2.5)	(46.7)

At 31 March 2014	-	1,660.0	8.0	99.7	25.4	1,793.1
Depreciation charge for the year	-	203.8	1.7	44.4	9.0	258.9
Disposals and retirements	-	(95.5)	-	(34.0)	(3.0)	(132.5)

At 31 March 2015	-	1,768.3	9.7	110.1	31.4	1,919.5

Net book value
At 31 March 2015	0.4	9,370.0	111.7	135.0	73.4	9,690.5

At 31 March 2014	0.4	8,576.3	100.4	129.6	67.1	8,873.8

At 31 March 2013	0.4	7,868.7	85.2	126.0	56.3	8,136.6

Included in distribution network at 31 March 2015 was an amount of £83.9m (2014: £132.1m) relating to expenditure on assets in the course of construction.

The carrying amount of the WPD Group’s distribution network and non-network land and buildings include amounts of £6.1m (2014: £6.1m) and £1.5m (2014: £1.5m), respectively, in respect of long leasehold properties.

During the year the WPD Group reviewed the useful economic lives of its distribution network assets. Effective 1 December 2014, after considering information from Ofgem and other internal and external surveys, the weighted average useful lives of network assets were extended from an average of approximately 55 years to an average of approximately 69 years. The effect of this revision (net of the impact on the amortisation of customer contributions) is a reduction in the charge to profit before tax for the year of approximately £17m.

Western Power Distribution plc	47

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

11. Investment property	Retail £m	Office £m	Industrial £m	Total £m

Fair value
At 31 March 2013	26.6	10.1	8.2	44.9
Valuation losses	(0.8)	(3.8)	(0.7)	(5.3)
Transfers from property, plant & equipment	-	0.5	0.4	0.9
Disposals	-	-	(0.1)	(0.1)

At 31 March 2014	25.8	6.8	7.8	40.4
Valuation gains	-	-	0.2	0.2
Valuation losses	-	(0.4)	(0.3)	(0.7)
Disposals	-	-	(0.2)	(0.2)

At 31 March 2015	25.8	6.4	7.5	39.7

The fair value of investment property is based mostly on valuations by independent valuers (Alder King, Jones Lang Lasalle, Hartnell Taylor Cook, PNB Paribas), who hold recognised and relevant professional qualifications, with the remaining valuations carried out by a qualified surveyor who is an employee of the WPD Group. It is the WPD Group’s policy that all properties are valued independently at least once every five years, with more frequent independent valuations carried out for higher value properties. The valuers all have recent experience in the location and category of the investment property being valued. The properties were valued on the basis of open market value in accordance with the Appraisal and Valuation Manual of the Royal Institution of Chartered Surveyors.

The WPD Group’s current use of the properties as investment properties is considered to be their highest and best use.

The amounts recognised in the income statement for rental income from investment property are £3.2m (2014: £3.4m).

Investment properties are let on either full repair and insuring leases, under which all outgoings are the responsibility of the lessee, or under tenancies, where costs are recovered through a service charge levied on tenants during the period of occupation. This service charge amounted to £0.7m (2014: £0.6m) for which a similar amount is included within operating costs.

In determining the appropriate classes of investment property the group has considered the nature, characteristics and risks associated with its properties. As a consequence the group has identified the following classes of assets:

▪  Retail - representing a single investment in a supermarket store in Cwmbran, South Wales occupied by J Sainsbury.

▪  Other retail - representing a portfolio of other retail properties across Wales and the South West of England.

▪  Office - representing a portfolio of office buildings across WPD’s region and one in north west England.

▪  Industrial - representing a portfolio of industrial and storage facilities across WPD’s region.

The tables below show details for the larger properties. Within other assets, recorded at £7.1m (2014: £7.5m), are a further 60 (2014: 63) investment properties with an average value of £120,000 per property (2014: £120,000), valued by the WPD Group’s internal qualified surveyor.

With the exception of specific elements of office space, all of the assets are valued on an Income Capitalisation methodology whereby rents receivable are divided by an appropriate yield. The valuations take into account existing tenancies and where necessary make appropriate assumptions regarding vacancies arising at future rent renewal dates.

The remaining office space is valued based on a market comparison approach which compares the subject of the valuation with other interests that have been recently exchanged or are currently being marketed.

All of the valuations fall within Level 3 of the fair value hierarchy (see Note 19). The table below provides details by class of property of the fair value ascribed to each class of asset, an indication of the key inputs used in deriving the valuation, together with other key features which inform the valuation process. In light of the immaterial nature of the other assets below to the financial statements as a whole, the directors have elected not to provide the equivalent detailed information in respect of these valuations.

The valuations are sensitive to movements in key variables, notably the yields applied to valuations based on income capitalisation which can change due to general market conditions and also an assessment of the quality of the underlying tenant. Broadly, a 0.5% increase/decrease in an assumed yield of 5% will result in a 10% decrease/increase in the value of a property, whilst a 0.5% increase/decrease in an assumed yield of 10% will result in a 5% decrease/increase in the value of a property.

Western Power Distribution plc	48

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

11. Investment property (continued)

Unobservable and observable inputs used in determination of fair values					Other Key information

Class of property	Carrying Amount/Fair Value 2015 £m	Valuation technique	Input	Range (weighted average) 2015		Range 2015

Retail Level 3	20.0	Income capitalisation	> Length of leases in place (in years) > Yield > Passing rent (per sqm p.a) > Long term vacancy rate	14y 5.37% £201.4 0%	> Age of building > Remaining useful life of building > Square metres	21y 20+ 5,308

Other retail Level 3	3.8	Income capitalisation	> Net rent (per sqm p.a) > Length of leases in place (in years) > Yield > Passing rent (per sqm p.a) > Long term vacancy rate	£61 - £257 (£147) 2y - 9y (6.0y) 6.75% - 8.25% £61 - £256 (£153.7) 0%	> Age of building > Remaining useful life of building > Square metres > Actual vacancy rate	50+ 19y - 21y 2,175 0%

Office Level 3	5.1	Income capitalisation	> Net rent (per sqm p.a) > Length of leases in place (in years) > Yield > Passing rent (per sqm p.a) > Long term vacancy rate	£40 - £132 (£88) 0.5y - 8y (3.5y) 9% - 14% £40 - £132 (£88) 0% - 14% (5.5%)	> Age of building > Remaining useful life of building > Square metres > Actual vacancy rate	20y - 30y 21y - 47y 9470 0% - 14% (5%)

Office Level 3	1.0	Market comparison	> Price per square metre	£417	> Age of building > Remaining useful life of building > Square metres	31y 29y 2,280

Industrial Level 3	2.7	Income capitalisation	> Net rent (per sqm p.a) > Length of leases in place (in years) > Yield > Long term vacancy rate	£4.5 - £5.0 (£4.67) 0.5y - 17y (9y) 8.7% - 14% 0% - 18% (9%)	> Age of building > Remaining useful life of building > Square metres > Actual vacancy rate	30 - 60y 19y -21y 6,966 0%

Total	32.6
Other assets	7.1

Total fair value	39.7

Western Power Distribution plc	49

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

11. Investment property (continued)

Unobservable and observable inputs used in determination of fair values					Other Key information

Class of property	Carrying Amount/Fair Value 2014 £m	Valuation technique	Input	Range (weighted average) 2014		Range 2014

Retail Level 3	20.0	Income capitalisation	> Length of leases in place (in years) > Yield > Passing rent (per sqm p.a) > Long term vacancy rate	15y 5.37% £201.4 0%	> Age of building > Remaining useful life of building > Square metres	20y 20+ 5,308

Other retail Level 3	3.8	Income capitalisation	> Net rent (per sqm p.a) > Length of leases in place (in years) > Yield > Passing rent (per sqm p.a) > Long term vacancy rate	£61 - £257 (£147) 0.5y - 10y (4.1y) 6.75% - 8.25% £61 - £256 (£153.7) 0%	> Age of building > Remaining useful life of building > Square metres > Actual vacancy rate	50+ 20y - 22y 2,175 0%

Office Level 3	5.4	Income capitalisation	> Net rent (per sqm p.a) > Length of leases in place (in years) > Yield > Passing rent (per sqm p.a) > Long term vacancy rate	£40 - £132 (£87.6) 1.5y - 9y (3.5y) 9% - 14% £41 -£132 (£87) 3% - 14% (9%)	> Age of building > Remaining useful life of building > Square metres > Actual vacancy rate	20y - 30y 22y - 48y 9,470 3% - 14% (9%)

Office Level 3	1.0	Market comparison	> Price per square metre	£417	> Age of building > Remaining useful life of building > Square metres	30y 30y 2,280

Industrial Level 3	2.7	Income capitalisation	> Net rent (per sqm p.a) > Length of leases in place (in years) > Yield > Long term vacancy rate	£4.5 - £5.0 (£4.67) 0.5y - 18y (8.9y) 8.7% - 14% 0% - 18% (9%)	> Age of building > Remaining useful life of building > Square metres > Actual vacancy rate	30 - 60y 20y -22y 6,966 0%

Total	32.9
Other assets	7.5

Total fair value	40.4

Western Power Distribution plc	50

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

12. Intangible assets	Goodwill	Computer software	Customer contracts	Total
Cost:	£m	£m	£m	£m

At 31 March 2013	1,574.5	8.5	6.2	1,589.2
Additions	-	3.2	-	3.2
Disposals and retirements	-	(0.9)	-	(0.9)

At 31 March 2014	1,574.5	10.8	6.2	1,591.5
Additions	-	4.0	-	4.0
Disposals and retirements	-	(0.4)	-	(0.4)

At 31 March 2015	1,574.5	14.4	6.2	1,595.1

Aggregate amortisation and impairment:
At 31 March 2013	-	2.6	0.9	3.5
Charge for the year	-	2.0	0.6	2.6
Impairment loss	248.4	-	-	248.4
Disposals and retirements	-	(0.9)	-	(0.9)

At 31 March 2014	248.4	3.7	1.5	253.6
Charge for the year	-	2.5	0.8	3.3
Impairment loss	72.0	-	-	72.0
Disposals and retirements	-	(0.4)	-	(0.4)

At 31 March 2015	320.4	5.8	2.3	328.5

Carrying amount At 31 March 2015	1,254.1	8.6	3.9	1,266.6

At 31 March 2014	1,326.1	7.1	4.7	1,337.9

At 31 March 2013	1,574.5	5.9	5.3	1,585.7

Goodwill acquired through business combinations has been allocated for impairment testing purposes to three cash-generating units, East Midlands, West Midlands, and South Wales which are also operating segments. These represent the lowest level within the WPD Group at which goodwill is monitored for internal management purposes.

Carrying amount of goodwill allocated to cash-generating units (“CGUs”)	2015	2014
	£m	£m

East Midlands	518.8	518.8
West Midlands	614.4	686.4
South Wales	120.9	120.9

Carrying amount of goodwill	1,254.1	1,326.1

In assessing whether goodwill has been impaired, the carrying amount of the CGU (including goodwill) is compared with the recoverable amount of the CGU. The recoverable amount is the higher of fair value less costs to sell and value in use. In the absence of any information about the fair value of a CGU, the recoverable amount is deemed to be the value in use.

The WPD Group calculates the recoverable amount as the value in use using a discounted cash flow model. The key assumptions for the value in use calculations are those regarding the discount rate, expected cash flows arising from revenues, direct costs, and capital expenditure during the period, and the premium applied to the Regulatory Asset Value (“RAV”) at the end of the period.

Western Power Distribution plc	51

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

12. Intangible assets (continued)

The future cash flows are discounted using a pre-tax rate adjusted for risks specific to the CGU. The discount rate is derived from the WPD Group’s post-tax weighted average cost of capital and is adjusted where applicable to take into account any specific risks relating to the CGU. The key assumptions during the electricity price control period from 1 April 2015 to 31 March 2023 (“RIIO-ED1”) are based on revenues allowed and cost of capital assumptions agreed at the most recent electricity price control review, together with management’s expectation of the related cost and capital expenditure requirements during that period. Assumptions beyond this period are based on management’s expectation of the outcome of future price control reviews. The premium applied to the RAV at the end of the period is 20%. This is based on management’s estimation of the premium to RAV that may be realised at the end of the period taking into account past experience and possible future changes to achievable premiums.

The pre-tax rate used to discount the forecast cash flows is 6.9% (2014: 7.1%).

CGU cash flows are derived from the corporate business plan approved by the Board. For determining the value in use, cash flows for a period of 12 years have been discounted and aggregated with a terminal value, which is based on a premium to the RAV at the end of the period. A period of greater than five years has been used as the period is covered by the corporate business plan and more accurately reflects the timing of cash outflows associated with major capital replacement cycles and their subsequent recovery under regulation.

The WPD Group recognised an impairment loss in respect of goodwill of £72.0m (2014: £248.4m) allocated £nil (2014: £186.2m) to the WPD East Midlands CGU and £72.0m (2014: £62.2m) to the WPD West Midlands CGU. This is presented as a separate line item in the income statement. The recoverable amount of the WPD West Midlands CGU at 31 March 2015 is £2,670.9m. The impairment has largely arisen as a result of changes to the short-term inflation assumption which has reduced both the operating cash flows and the terminal value used in the discounted cash flow model, and the growth in the carrying amount of the WPD West Midlands CGU in the year exceeding the underlying growth in its recoverable amount. These factors are partly offset by higher than previously anticipated levels of capital expenditure in the current year which has increased both the future operating cash flows and terminal value used in the discounted cash flow model, and a reduction to the discount rate. For the East Midlands CGU, the increase in anticipated levels of capital expenditure was such that no overall impairment loss was recognised in the year.

At 31 March 2015, the East Midlands and South Wales recoverable amounts exceed their carrying amounts by £3.8m and £205.7m, respectively.

Sensitivity analysis:	East	West	South
	Midlands	Midlands	Wales	Total

	Reduction in Value In Use
	£m	£m	£m	£m
0.1% increase in the discount rate	21.5	21.8	10.6	53.9
1.0% decrease in the premium on the RAV	19.3	19.5	9.7	48.5
A £5.0m real reduction in projected net pre-tax cash flows in each of the 12 years used in the discounted cash flow model	43.2	43.2	43.2	129.6

	Change in assumption required to give rise to an impairment
	%	%	%
Increase in the discount rate	0.02%	n/a	2.2%
Decrease in the premium on the RAV	0.2%	n/a	21.3%

13.  Investments

(a) Held-to-maturity investments	2015	2014
	£m	£m

Investment in PPL affiliate debt	141.1	127.4

In February 2011, the WPD Group purchased $200m nominal at a premium price of $21m from PMDC Chile of the $400M 2018 6.42% USD denominated Eurobond issued by PPL UK Resources Limited.

(b) Details of WPD Group undertakings

A list of investments in subsidiaries, including the name, country of incorporation, and proportion of ownership interest, is given in note 2 to the Company’s separate financial statements.

Western Power Distribution plc	52

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

14. Inventories	2015	2014
	£m	£m

Raw materials	17.1	18.6
Work in progress	1.2	0.8

	18.3	19.4

15. Trade and other receivables
	2015 £m	2014 £m

Current receivables
Trade receivables	266.2	249.2
Other receivables	2.1	3.1
Prepayments and accrued income	25.7	37.4
Reimbursement agreement re WPUPS (Note 22)	16.2	16.0

Total current receivables	310.2	305.7

Non-current receivables
Other receivables	4.5	9.4
Prepayments and accrued income	1.0	1.0
Reimbursement agreement re WPUPS (Note 22)	60.9	59.7

Total non-current receivables	66.4	70.1

Total trade and other receivables	376.6	375.8

The carrying amount of trade and other receivables and loan to related party is considered to approximate their fair value.

Other receivables relate primarily to insurance claims and the non-current balances that are expected to be recovered over the next three years.

As at 31 March 2015, trade receivables at a nominal value of £1.2m (2014: £1.4m) were impaired and fully provided for. Movements in the provision for impairment of receivables were as follows.

	2015 £m	2014 £m

At 1 April	1.4	3.0
Provision for receivables impairment	(0.2)	2.8
Amounts written off as uncollectible	(0.9)	(1.3)
Amounts recovered during the year	0.9	(3.1)

At 31 March	1.2	1.4

With limited exception, the WPD Group has provided fully for receivables over 90 days because historical experience is such that receivables that are past due beyond 90 days are generally not recoverable. Trade receivables less than 90 days, where payment is deemed very unlikely, or unobtainable, are also provided for at an appropriate rate.

The WPD Group considers that 100% of its credit risk to be with counterparties in related industries. The maximum credit risk exposure is represented by the carrying value as at the balance sheet date.

Western Power Distribution plc	53

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

15.  Trade and other receivables (continued)

As at 31 March, the aged analysis of trade receivables is as follows:

	Neither past due		Past due but not impaired
	Total	nor impaired	<30 days	30-60 days	60-90 days	90-120 days	>120 days
	£m	£m	£m	£m	£m	£m	£m

2015	266.2	263.7	2.5	-	-	-	-
2014	249.2	245.9	3.0	0.3	-	-	-

Trade receivables that are neither past due nor impaired relate largely to charges made to electricity suppliers for the use of WPD’s distribution network. Credit risk management for these receivables is performed in accordance with industry standards as set out by Ofgem and governed by the credit rules within the Distribution and Connection Use of System Agreement (“DCUSA”).

In order to minimise exposure to debt, the DCUSA requires WPD to monitor electricity suppliers’ (WPD’s customers) indebtedness ratios daily to ensure it does not exceed 85%. The indebtedness ratio is defined as ‘Value at Risk/Credit Limit’ where ‘Value at Risk’ is the suppliers’ current outstanding invoices plus a 15 day estimate of unbilled amounts and ‘Credit Limit’ is calculated by reference to WPD’s RAV, the suppliers’ credit rating from an approved credit referencing agency, and the suppliers’ payment performance history.

Where necessary, suppliers can ensure they are within the 85% indebtedness threshold by providing collateral to increase their ‘Credit Limit’. This can be in the form of a letter of credit or equivalent bank guarantee, an escrow account deposit, a cash deposit, or any other form of collateral agreed between WPD and the supplier. At 31 March 2015, the WPD Group held collateral in relation to trade receivables in the form of cash £1.4m (2014: £0.8m), letters of credit £43.3m (2014: £67.0m), and parent company guarantees £44.4m (2014: £46.0m).

16. Cash and cash equivalents	2015	2014
	£m	£m

Cash at bank	66.9	316.5
Short-term bank deposits	230.5	137.4

Cash and cash equivalents	297.4	453.9

The fair value of cash and short-term deposits is considered to approximate its carrying amount.

Cash at bank earns interest at floating rates based on short-term bank deposit rates. Short-term deposits are made for varying periods of between one day and three months depending on the immediate cash requirements of the WPD Group, and earn interest at the respective short-term deposit rates.

At 31 March 2015, the WPD Group had available £775.1m (2014: £955.9m) of undrawn committed borrowing facilities in respect of which all conditions precedent had been met. All facilities incur commitment fees at market rates. At 31 March 2015, it also had available undrawn uncommitted facilities of £60.6m (2014: £103.0m).

Included in cash and short-term bank deposits are restricted amounts totalling £15.5m (2014: £22.7m) which are not readily available for the general purposes of the WPD Group. The restrictions relate largely to minimum cash balances that are required to be maintained for insurance purposes and cash balances that can only be used for low carbon network fund projects.

For the purpose of the consolidated cash flow statement, cash and cash equivalents comprise the following at 31 March:

	2015	2014
	£m	£m

Cash and cash equivalents (from above)	297.4	453.9
Bank overdrafts (Note 18)	(5.6)	(8.2)

Cash and cash equivalents in the cash flow statement	291.8	445.7

Bank overdrafts comprise principally unpresented cheques at the year end.

Western Power Distribution plc	54

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

17. Trade and other payables	2015	2014
	£m	£m

Current payables
Trade payables	51.4	45.8
Social security and other taxes	60.4	52.2
Payments received in advance	148.2	124.0
Other payables	4.9	1.5
Note payable to PPL affiliates	228.6	308.1
Interest on note payable to PPL affiliates	1.5	4.6
Other amounts owed to PPL affiliates	0.6	15.1
Deferred contributions	42.8	42.7
Accruals and deferred income	243.7	227.2

	782.1	821.2

Non-current payables
Deferred contributions	1,942.1	1,826.0

	2,724.2	2,647.2

Trade and other payables comprise amounts outstanding for trade purchases and ongoing costs. Deferred contributions are those amounts received from customers in respect of new connections to the network.

The carrying amount of trade and other payables is considered to approximate their fair value.

18.  Borrowings

	2015 £m	2014 £m

Current
Bank overdrafts (Note 16)	5.6	8.2
Bank borrowings (v)	280.7	98.4

	286.3	106.6

Non-current
5.875% GB£250m bonds due 2027 (iv)	248.1	247.9
5.75% GB£200m bonds due 2040 (iv)	197.0	196.9
9.250% GB£150m bonds due 2020 (iv)	163.9	166.4
4.804% GB£225m bonds due 2037 (i) (iv)	219.8	219.6
5.75% GB£200m bonds due 2040 (iv)	197.1	197.0
6.25% GB£250m bonds due 2040 (iv)	259.1	259.5
5.25% GB£700m bonds due 2023 (iv)	702.2	702.5
6.00% GB£250m bonds due 2025 (iv)	254.9	255.4
5.75% GB£800m bonds due 2032 (iv)	788.5	787.8
3.875% GB£400m bonds due 2024 (iv)	394.7	394.1
3.9% US$460m bonds due 2016	309.2	274.8
5.375% US$500m bonds due 2021	335.0	298.0
7.250% US$100m bonds due 2017	66.0	58.1
7.375% US$202m bonds due 2028	125.7	110.1
1.541% + RPI GB£105m index linked bonds 2053 (ii) (iii)	133.9	132.4
1.541% + RPI GB£120m index linked bonds 2056 (ii) (iii)	153.0	151.3
2.671% + RPI GB£100m index linked bonds 2043 (ii)	109.2	108.0
1.676% + RPI GB£65m index linked bonds 2052 (ii)	65.9	65.1

	4,723.2	4,624.9

Total borrowings	5,009.5	4,731.5

Western Power Distribution plc	55

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

18.  Borrowings (continued)

The carrying amounts of the WPD Group’s borrowings are denominated in the following currencies:

	2015 £m	2014 £m

UK pound	3,892.9	3,892.1
US dollar	1,116.6	839.4

	5,009.5	4,731.5

(i) May be redeemed, in total but not in part, on 21 December 2026, at the greater of the principal value or a value determined by reference to the gross redemption yield on a nominated U.K. Government bond.

(ii) The principal amount of the notes issued by WPD South West and WPD East Midlands is adjusted based on changes in a specified index, as detailed in the terms of the related indentures. The adjustment to the principal amounts in 2015 was an increase of approximately £5.1m resulting from inflation.

(iii) May be redeemed, in total by series, on 1 December 2026, at the greater of the adjusted principal value and a make-whole value determined by reference to the gross real yield on a nominated U.K. government bond.

(iv) May be put by the holders to the issuer for redemption if the long-term credit ratings assigned to the notes are withdrawn by any of the rating agencies (Moody’s or S&P) or reduced to a non-investment grade rating of Ba1 or BB+ in connection with a restructuring event which includes the loss of, or a material adverse change to, the distribution licences under which the issuer operates.

(v) The borrowing facilities contain financial covenants to maintain an interest coverage ratio of not less than 3.0 times consolidated earnings before income taxes, depreciation and amortisation and total net debt not in excess of 85% of RAV, calculated in accordance with the credit facility.

None of the outstanding debt securities noted above have sinking fund requirements.

Western Power Distribution plc	56

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

19. Financial instruments

Financial risk management objectives and policies

The WPD Group’s principal financial liabilities, other than derivatives, comprise bank loans and overdrafts, bonds and trade payables. The main purpose of these financial liabilities is to raise finance for the WPD Group’s operations. The WPD Group has various financial assets such as trade receivables and cash and short-term deposits, which arise directly from its operations.

The WPD Group also enters into derivative transactions, principally interest rate and cross currency swaps. The purpose is to manage the interest rate and currency risks arising from the WPD Group’s operations and its sources of finance.

It is, and has been throughout 2015 and 2014, the WPD Group’s policy that no speculative trading in financial instruments shall be undertaken.

The main risks arising from the WPD Group’s financial instruments are fair value interest rate risk, liquidity risk, foreign currency risk and credit risk. The Board reviews and agrees policies for managing each of these risks and they are summarised below.

Market risk

Market risk is the risk that movements in market rates, including foreign exchange rates, interest rates and inflation will affect the WPD Group’s profit. The management of market risk is undertaken with risk limits approved by the Board.

Interest rate risk

The WPD Group has issued debt to finance its operations, which exposes it to interest rate risk. Borrowings issued at variable rates expose the WPD Group to cash flow interest rate risk. Borrowings issued at fixed rates expose the WPD Group to fair value interest rate risk. The WPD Group’s interest rate risk management policy includes achieving the lowest possible cost of debt financing, while managing volatility of interest rates, applying a prudent mix of fixed and floating debt, either directly or through the use of derivative financial instruments affecting a shift in interest rate exposures between fixed and floating, and also matching debt service requirements to projected cash flows. The WPD Group’s policy stipulates that a maximum of 25% of WPD Group borrowings be subject to variable rates of interest.

The WPD Group may use forward-starting interest rate swaps to minimise exposure to cash flow interest rate risk for future forecast issuance of debt.

The net exposure to interest rates at the balance sheet date can be summarised thus:

	2015	2014
	Carrying	Carrying
Interest bearing/earning assets and liabilities:	amount	amount
	£m	£m

Fixed	4,052.2	4,072.9
Floating	(11.1)	(347.3)
Index-linked	462.0	456.8

	4,503.1	4,182.4

Represented by:
Cash and cash equivalents	(297.4)	(453.9)
Investment in parent company debt	(141.1)	(127.4)
Derivative financial assets	(68.4)	-
Derivative financial liabilities	0.5	32.2
Loans and borrowings	5,009.5	4,731.5

	4,503.1	4,182.4

Western Power Distribution plc	57

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

19. Financial instruments (continued)

Interest rate sensitivity

The impact of a change in interest rates is dependent on the specific details of the financial asset or liability in question. Changes in fixed rate financial assets and liabilities, which account for the majority of loans and borrowings, are not measured at fair value through the income statement. In addition to this, changes to fixed-to-fixed hedging instruments which are recorded under cash flow hedge accounting also do not impact the income statement. Changes in variable rate instruments are recorded through the income statement. The exposure measured is therefore based on variable rate debt.

The following table demonstrates the sensitivity to a reasonably possible change in interest rates, with all other variables held constant, on the WPD Group’s profit before tax (through the impact on floating rate borrowings). There is no impact on the WPD Group’s equity.

The sensitivity analysis excludes all non-derivative fixed rate financial instruments carried at amortised cost but includes all non-derivative floating rate financial instruments.

Currency derivatives have not been included in the sensitivity analysis below as they are not considered to be exposed to interest rate risk.

All sensitivity analysis has been prepared on the basis of the proportion of fixed to floating instruments being consistent as at the balance sheet date. The sensitivity analysis is indicative only and it should be noted that the WPD Group’s exposure to such market rate changes is continually changing. The calculation is based on linear extrapolations of rate changes which may not reflect the actual result which would impact upon the WPD Group.

	2015		2014
	Income statement (before tax) +/- £m	Equity +/- £m	Income statement (before tax) +/- £m	Equity +/- £m

Interest Rate +/- 100bp	0.1	-	3.5	-

Inflation risk

The WPD Group’s index-linked borrowings and interest liabilities are exposed to a risk of change in the carrying value due to changes in the UK RPI. This form of liability is a good match to the WPD Group’s regulated assets (‘RAV’), which are also linked to RPI due to the price setting mechanism imposed by the regulator, and also the price cap is linked to RPI. By matching liabilities to assets, index-linked debt hedges the exposure to changes in RPI and delivers a cash flow benefit, as compensation for the inflation risk is provided through adjustment to the principal rather than in cash.

The carrying value of index-linked debt held by the WPD Group is as follows:

	2015 £m	2014 £m

Index-linked debt	462.0	456.8

Western Power Distribution plc	58

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

19. Financial instruments (continued)

Inflation sensitivity

Assuming sensitivity to the RPI does not take into account any changes to revenue or operating costs that are affected by RPI or inflation generally, the following table shows the illustrative effect on the income statement and items that are recognised directly in equity that would result from reasonably possible movements in changes in RPI before the effects of tax.

	2015		2014
	Income statement (before tax) +/- £m	Equity +/- £m	Income statement (before tax) +/- £m	Equity +/- £m

UK Retail Prices Index +/- 1.00%	4.6	(3.5)	4.6	(3.5)

Foreign currency risk

The WPD Group’s assets are principally sterling denominated; however, the WPD Group has access to various international debt capital markets and raises foreign currency denominated debt. Where long-term debt is denominated in a currency which is not sterling, the WPD Group’s policy is to swap 100% of the foreign currency denominated principal and interest cash flows into sterling through the use of cross-currency swaps.

Under a currency swap, the WPD Group agrees with another party to exchange the principal amount of the two currencies, together with interest amounts in the two currencies agreed by reference to a specific interest rate basis and principal amount. The principal of these instruments reflects the extent of the WPD Group’s involvement in the instruments but does not represent its exposure to credit risk, which is assessed by reference to the fair value.

The WPD Group holds an investment of $200m 2018 6.42% Eurobonds issued by PPL UK Resources Limited which were acquired at a premium of $21m. It also has borrowings of $200m under a related committed credit facility. At 31 March 2015, the WPD Group was exposed to movements on exchange rates of $9.5m (2014: $48.4m), being the net of the amortised Eurobond Investment and dollar borrowings under the committed credit facility.

The principal amount of the WPD Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date and the impact of derivative financial instruments used to manage foreign currency risk were as follows:

	2015 $m	2014 $m

Investment in parent company Eurobonds	209.5	212.4
Borrowings	(1,462.0)	(1,426.0)

Gross exposure	(1,252.5)	(1,213.6)
Effect of cross-currency swaps	1,262.0	1,262.0

Net exposure	9.5	48.4

Western Power Distribution plc	59

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

19. Financial instruments (continued)

Foreign currency sensitivity

The following table demonstrates the sensitivity to a reasonably possible change in Sterling against the US dollar exchange rate with all other variables held constant, of the WPD Group’s profit before tax and the WPD Group’s equity.

	2015		2014
	Income statement (before tax) £m	Equity £m	Income statement (before tax) £m	Equity £m

10% increase in exchange rates	(0.6)	(14.3)	(2.6)	(11.9)
10% decrease in exchange rates	0.7	17.5	3.2	14.6

Credit risk (see also Note 15)

Credit risk is the risk that a customer or counterparty to a financial instrument will fail to perform or fail to pay amounts due causing financial loss to the WPD Group and arises from cash and cash equivalents, derivative financial instruments and deposits with financial institutions and principally from credit exposures to customers relating to outstanding receivables.

WPD maintains credit policies and procedures with respect to counterparties (including requirements that counterparties maintain certain credit ratings criteria). Depending on the creditworthiness of the counterparty, the WPD Group may require collateral or other credit enhancements such as cash deposits or letters of credit and parent company guarantees.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet. At 31 March the maximum exposure to credit risk was as follows:

	2015 £m	2014 £m

Cash and short-term deposits	297.4	453.9
Trade receivables	266.2	249.2
Other receivables	6.6	12.5
Held-to-maturity investments	141.1	127.4
Derivative financial instruments	68.4	-

	779.7	843.0

The table above does not take into account collateral held in relation to trade receivables in the form of cash £1.4m (2014: £0.8m), letters of credit £43.3m (2014: £67.0m), and parent company guarantees £44.4m (2014: £46.0m).

WPD has concentrations of customers among electric utilities and other energy marketing and trading companies. These concentrations of counterparties may impact WPD’s overall exposure to credit risk, either positively or negatively, in that counterparties may be similarly affected by changes in economic, regulatory or other conditions.

Western Power Distribution plc	60

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

19. Financial instruments (continued)

Liquidity risk

Liquidity risk is the risk that the WPD Group will not have sufficient funds to meet the obligations or commitments arising from its business operations and its financial liabilities.

Treasury is responsible for managing the banking and liquidity requirements of the WPD Group, risk management relating to interest rate and foreign exchange exposures, and for managing the credit risk relating to the banking counterparties with which it transacts. The department’s operations are governed by policies determined by the Board.

The following credit facilities were in place at 31 March 2015.

	Expiration Date	Capacity £m	Borrowed £m	Letters of Credit issued £m	Unused Capacity £m

WPD plc - Syndicated Credit Facility	Dec. 2016	210.0	133.9	-	76.1
WPD South West - Syndicated Credit Facility	July 2019	245.0	-	-	245.0
WPD East Midlands - Syndicated Credit Facility	July 2019	300.0	146.0	-	154.0
WPD West Midlands - Syndicated Credit Facility	July 2019	300.0	-	-	300.0
Uncommitted Credit Facilities		65.0	-	4.5	60.5

Total Credit Facilities	-	1,120.0	279.9	4.5	835.6

The WPD Group’s primary source of liquidity is cash generated from its ongoing business operations. The electricity regulator sets a major element of the WPD Group’s revenues, providing both a stable and predictable source of funds. In recognition of the long life of the WPD Group’s assets and anticipated indebtedness, and to create financial efficiencies, the WPD Group’s policy is to arrange that debt maturities are spread over a wide range of dates, thereby ensuring that the WPD Group is not subject to excessive refinancing risk in any one year. The WPD Group has entered into borrowing agreements for periods out to 2056.

The following tables detail the WPD Group’s remaining contractual maturity for its non-derivative financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the WPD Group can be required to pay. The table includes both interest and principal cash flows.

2015	Less than one year £m	One to five years £m	Five to fifteen years £m	Greater than fifteen years £m	Total £m

Borrowings	531.1	2,164.8	3,982.5	3,328.7	10,007.1
Trade and other payables	530.7	-	-	-	530.7

Total	1,061.8	2,164.8	3,982.5	3,328.7	10,537.8

2014	Less than one year £m	One to five years £m	Five to fifteen years £m	Greater than fifteen years £m	Total £m

Borrowings	346.5	1,642.8	3,750.6	4,512.6	10,252.5
Trade and other payables	602.3	-	-	-	602.3

Total	948.8	1,642.8	3,750.6	4,512.6	10,854.8

Western Power Distribution plc	61

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

19. Financial instruments (continued)

Liquidity risk (continued)

The following table details the WPD Group’s liquidity analysis for its derivative financial instruments. The table has been drawn up based on the undiscounted gross cash (inflows) and outflows on derivatives that require gross settlement.

2015		Less than one year £m	One to five years £m	Five to fifteen years £m	Greater than fifteen years £m	Total £m

Cross currency derivative payments		43.6	215.9	193.7	-	453.2
Cross currency derivative receipts		(45.1)	(232.8)	(216.3)	-	(494.2)

Total		(1.5)	(16.9)	(22.6)	-	(41.0)

2014		Less than one year £m	One to five years £m	Five to fifteen years £m	Greater than fifteen years £m	Total £m

Cross currency derivative payments		43.6	242.0	211.4	-	497.0
Cross currency derivative receipts		(40.2)	(230.6)	(209.6)	-	(480.4)

Total		3.4	11.4	1.8	-	16.6

Fair values of financial assets and financial liabilities

Set out below is a comparison by category of carrying amounts and fair values of all of the WPD Group’s financial instruments that are carried in the financial statements.

2015	Loans and receivables £m	Held-to- maturity investments £m	Derivatives designated in hedge accounting relationships £m	Amortised cost £m	Total book value £m	Fair value £m

Financial assets
Cash	297.4	-	-	-	297.4	297.4
Held-to-maturity investments	-	141.1	-	-	141.1	145.2
Derivative financial instruments	-	-	68.4	-	68.4	68.4
Trade and other receivables	349.9	-	-	-	349.9	349.9

Financial liabilities
Bank overdraft	-	-	-	(5.6)	(5.6)	(5.6)
Interest-bearing loans and borrowings:
- Floating rate borrowings	-	-	-	(280.7)	(280.7)	(280.7)
- Fixed rate borrowings	-	-	-	(4,261.2)	(4,261.2)	(5,307.5)
- Index linked	-	-	-	(462.0)	(462.0)	(663.8)
Derivative financial instruments	-	-	(0.5)	-	(0.5)	(0.5)
Trade and other payables	-	-	-	(530.7)	(530.7)	(530.7)

	647.3	141.1	67.9	(5,540.2)	(4,683.9)	(5,927.9)

Western Power Distribution plc	62

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

19. Financial instruments (continued)

Fair values of financial assets and financial liabilities (continued)

2014	Loans and receivables £m	Held-to- maturity investments £m	Derivatives designated in hedge accounting relationships £m	Amortised cost £m	Total book value £m	Fair value £m

Financial assets
Cash	453.9	-	-	-	453.9	453.9
Held-to-maturity investments	-	127.4	-	-	127.4	137.0
Trade and other receivables	337.4	-	-	-	337.4	337.4
Financial liabilities
Bank overdraft	-	-	-	(8.2)	(8.2)	(8.2)
Interest-bearing loans and borrowings:
- Floating rate borrowings	-	-	-	(98.4)	(98.4)	(98.4)
- Fixed rate borrowings	-	-	-	(4,168.1)	(4,168.1)	(4,666.3)
- Index linked	-	-	-	(456.8)	(456.8)	(511.9)
Derivative financial instruments	-	-	(32.2)	-	(32.2)	(32.2)
Trade and other payables	-	-	-	(602.3)	(602.3)	(602.3)

	791.3	127.4	(32.2)	(5,333.8)	(4,447.3)	(4,991.0)

The fair value of the WPD Group’s outstanding cross currency swaps is the estimated amount, calculated using discounted cash flow models, that the WPD Group would receive or pay in order to terminate such contracts in an arm’s length transaction taking into account market rates of interest and foreign exchange at the balance sheet date.

The carrying value of the WPD Group’s bank loans and overdrafts approximates their fair value. The fair value of the WPD Group’s other borrowings is estimated using quoted prices or, where these are not available, discounted cash flow analyses based on the WPD Group’s current incremental borrowing rates for similar types and maturities of borrowing: these are classified as level 2 in the fair value hierarchy.

The carrying value of short term receivables and payables are assumed to approximate their fair values where discounting is not material.

Western Power Distribution plc	63

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

19. Financial instruments (continued)

Fair value hierarchy

The WPD Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:	quoted (unadjusted) prices in active markets for identical assets or liabilities;
Level 2:	other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and
Level 3:	techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

As at 31 March 2015, the WPD Group held the following financial instruments measured at fair value:

2015	Level 1 £m	Level 2 £m	Level 3 £m	Total £m

Assets measured at fair value
Cross currency swaps	-	68.4	-	68.4
Liabilities measured at fair value
Cross currency swaps	-	(0.5)	-	(0.5)

	-	67.9	-	67.9

2014	Level 1 £m	Level 2 £m	Level 3 £m	Total £m

Liabilities measured at fair value
Cross currency swaps	-	(32.2)	-	(32.2)

	-	(32.2)	-	(32.2)

During the reporting period ending 31 March 2015, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into and out of the Level 3 fair value measurements.

Hedge counterparties are major banks of high quality credit standing.

Capital risk management

The primary objective of the WPD Group’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximise shareholder value.

The WPD Group manages its capital structure and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, the WPD Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. No changes were made in the objectives, policies or processes during the years ended 31 March 2015 and 31 March 2014.

Western Power Distribution plc	64

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

19. Financial instruments (continued)

Capital risk management (continued)

The WPD Group does not consider the standard gearing ratio of net debt as a percentage of net debt plus net assets shown in the balance sheet as an appropriate capital monitoring measure as it does not reflect the economic value of the assets of the Group’s regulated businesses. Instead, the WPD Group monitors capital using a gearing ratio, which is net debt divided by the RAV. The RAV is a regulatory measure of the regulated business’ asset base required to carry out the regulated activities. Regulated revenues are based on an ‘RPI - X’ formula designed to cover operating costs (including certain replacement expenditure) and capital depreciation, as well as an allowed return on the RAV. The WPD Group’s policy is to maintain a gearing ratio that ensures an investment grade credit rating. The WPD Group includes within net debt borrowings and associated cross currency swaps less cash and cash equivalents and deposits.

	2015 £m	2014 £m

Borrowings	5,009.5	4,731.5
Cross currency swaps	(67.9)	32.2
Less cash and cash equivalents	(297.4)	(453.9)

Net debt	4,644.2	4,309.8

Regulatory Asset Value	6,265.8	5,845.7

Gearing ratio	74%	74%

20.  Derivative financial instruments

As at 31 March 2015, the WPD Group held the following derivative financial instruments measured at fair value:

	2015			2014
	Assets £m	Liabilities £m	Total £m	Assets £m	Liabilities £m	Total £m

Cross-currency swaps - cash flow hedges
Current	1.9	(0.5)	1.4	-	(3.6)	(3.6)
Non-current	66.5	-	66.5	-	(28.6)	(28.6)

	68.4	(0.5)	67.9	-	(32.2)	(32.2)

The WPD Group entered into cross currency swaps designated as cash flow hedges in order to hedge the currency cash flow risks associated with the future interest and principal payments on the WPD Group’s US dollar borrowings arising from fluctuations in currency rates.

At 31 March 2015, the WPD Group had outstanding cross currency swap agreements in cash flow hedges against borrowings with a total principal amount of $1,262.0m (2014: $1,262.0m) and a swapped notional principal of £771.6m (2014: £771.6m). The hedges were assessed to be highly effective. The cross currency swaps have a remaining term ranging from 1 to 13 years (2014: 2 to 14 years) to match the underlying hedged borrowings consisting of semi-annual interest payments and the repayment of principal amounts. Under the swaps the WPD Group receives US dollar interest at an average fixed rate of 5.3% (2014: 5.3%) and pays sterling interest at an average fixed rate of 5.7% (2014: 5.7%).

Western Power Distribution plc	65

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

21.  Deferred tax

The following are the deferred tax liabilities and assets recognised by the WPD Group and movements thereon during the current and prior year:

	Accelerated capital allowances £m	Retirement benefit obligations £m	Chargeable gains on sale of assets £m	Other £m	Total £m

At 31 March 2013	585.3	(162.2)	-	(46.9)	376.2
(Credit)/charge to the income statement	(55.1)	(6.3)	-	16.3	(45.1)
Credit to equity	-	20.8	-	4.7	25.5

At 31 March 2014	530.2	(147.7)	-	(25.9)	356.6
(Credit)/charge to the income statement	24.4	33.8	-	(5.0)	53.2
Credit to equity	-	(48.7)	-	0.9	(47.8)

At 31 March 2015	554.6	(162.6)	-	(30.0)	362.0

Certain deferred tax assets and liabilities have been offset. The following is an analysis of the deferred tax balances (after offset) for financial reporting purposes:

	2015 £m	2014 £m

Deferred tax liabilities	554.6	535.7
Deferred tax assets	(192.6)	(179.1)

Net deferred tax liabilities	362.0	356.6

The net deferred tax liability due after more than one year is £432.7m (2014: £402.7m).

Deferred income tax assets are recognised for tax loss carry-forwards to the extent that the realisation of the deferred tax benefit through future taxable profits is probable. The WPD Group did not recognise deferred income tax assets of £2.8m (2014: £3.7m) in respect of non trading loss carry-forwards amounting to £13.9m (2014: £18.5m) that can be carried forward against future taxable income. The WPD Group did not recognise deferred income tax assets of £191.9m (2014: £189.8m) in respect of capital losses amounting to £959.7m (2014: £949.1m) that can be carried forward against future taxable chargeable gains.

Western Power Distribution plc	66

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations

Introduction

The WPD Group operates four defined benefit schemes:

-  two segments of the Electricity Supply Pension Scheme (“ESPS”),

- the segment covering WPD South West and WPD South Wales (“ESPS SW&WA”), and

- the segment covering WPD East Midlands and WPD West Midlands (“ESPS EM&WM”)

-  the Western Power Utilities Pension Scheme (“WPUPS”)

-  the Infralec 1992 Pension Scheme (“Infralec 92”)

The assets of all four schemes are held separately from those of the WPD Group in trustee administered funds.

The ESPS provides pension and other related defined benefits based on final pensionable pay to employees throughout the electricity supply industry. The two segments of the ESPS relating to WPD are closed to new members except in very limited circumstances. Existing members are unaffected. A defined contribution scheme is offered to new employees.

WPD South Wales is the principal employer for WPUPS, which is a defined benefit scheme providing benefits relating to previous employees of an affiliate group which was previously headed by Hyder plc (now Hyder Limited in liquidation). WPD South Wales will fund the deficit. However, as another PPL UK Distribution Holdings Limited Group company (PPL WPD Limited) has taken full financial responsibility for this scheme, WPD South Wales will be reimbursed for these payments. As PPL WPD Limited is outside the WPD Group, the value of the reimbursement agreement is stated in the balance sheet (Note 15) and matches the gross liability recorded under IAS 19 below.

Infralec 92 provides benefits on both a money purchase and final salary basis and is operated by WPD South Wales.

WPUPS and Infralec 92 are closed to active members.

The WPD Group also has an unfunded obligation which relates to previous executives of Hyder plc, WPD East Midlands and WPD West Midlands.

Other scheme

WPD also operates a defined contribution scheme. The assets of the scheme are held separately from those of WPD in an independent fund administered by the scheme trustee. The scheme has two sections:

(a) a closed section with no active members. At 31 March 2015 there were 261 members with deferred benefits in the scheme (2014: 262) and 6 pensioners (2014: 5). Market value of the assets was £2.1m (2014: £1.9m).

(b) a new pension arrangement available to all new employees in WPD with effect from 1 April 2010. At 31 March 2015 there were 2,203 members (2014: 1,900). The market value of the assets of the open section of the scheme was £24.8m (2014: £14.7m). Employer contributions to the scheme amounted to £4.7m in the year (2014: £3.7m).

Defined benefit schemes

The liability recognised in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of the plan assets. The defined benefit obligation is calculated annually by independent actuaries, Aon Hewitt Limited, using the projected unit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits are paid, and that have terms to maturity approximating to the terms of the related pension obligation.

Actuarial gains and losses arising from experience adjustments and changes to actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise.

Past-service costs are recognised immediately in income.

The schemes are funded, defined benefit, final salary pension plans. The level of benefits provided depends on members’ length of service and their salary at their date of leaving the WPD. The majority of pensions in payment receive inflationary increases in line with the RPI (Retail Prices Index) inflation. The benefit payments are from trustee-administered funds. The amount of contributions to be paid is decided jointly by the employer and the Trustees of the Scheme. Assets held in trust are governed by UK regulations and practice. The Schemes’ investment strategy is decided by the Trustees, in consultation with the employer. The boards of Trustees must be composed of representatives of the employer and plan participants in accordance with the Schemes’ legal documentation.

Western Power Distribution plc	67

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations (continued)

The amounts recognised in the balance sheet are determined as follows:

	2015
	ESPS SW&WA £m	ESPS EM&WM £m	WPUPS £m	Infralec 92 £m	Unfunded £m	Total £m

Present value of obligations	2,207.7	3,235.1	527.1	12.6	4.8	5,987.3
Fair value of scheme assets	(1,769.5)	(2,943.3)	(450.0)	(11.5)	-	(5,174.3)

Deficit of funded plan and liability recognised in the balance sheet	438.2	291.8	77.1	1.1	4.8	813.0

	2014
	ESPS SW&WA £m	ESPS EM&WM £m	WPUPS £m	Infralec 92 £m	Unfunded £m	Total £m

Present value of obligations	1,901.0	2,803.3	470.7	11.2	4.4	5,190.6
Fair value of scheme assets	(1,515.8)	(2,537.8)	(395.0)	(10.2)	-	(4,458.8)

Deficit of funded plan and liability recognised in the balance sheet	385.2	265.5	75.7	1.0	4.4	731.8

The regulator, Ofgem, currently allows ongoing service costs and a proportion of the deficit costs to be recovered through regulated income.

Analysis of the amount charged to profit before interest and taxation:
	2015
	ESPS SW&WA £m	ESPS EM&WM £m	WPUPS £m	Infralec 92 £m	Unfunded £m	Total £m

Current service cost	20.5	22.8	-	-	-	43.3
Administrative costs	1.6	1.8	0.5	-	-	3.9
WPUPS reimbursement agreement	-	-	(0.5)	-	-	(0.5)

Operating charge relating to defined benefit plans	22.1	24.6	-	-	-	46.7

Interest income on plan assets	(65.5)	(108.5)	(16.8)	(0.4)	-	(191.2)
Interest on plan liabilities	80.1	118.1	19.7	0.5	-	218.4
WPUPS reimbursement agreement	-	-	(2.9)	-	-	(2.9)

Other finance expense	14.6	9.6	-	0.1	-	24.3

Western Power Distribution plc	68

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations (continued)

	2014
	ESPS SW&WA £m	ESPS EM&WM £m	WPUPS £m	Infralec 92 £m	Unfunded £m	Total £m

Current service cost	21.8	22.8	-	-	-	44.6
Administrative costs	1.8	2.1	0.4	-	-	4.3
Past service cost	-	1.2	-	-	-	1.2
WPUPS reimbursement agreement	-	-	(0.4)	-	-	(0.4)

Operating charge relating to defined benefit plans	23.6	26.1	-	-	-	49.7

Interest income on plan assets	(60.2)	(105.5)	(16.3)	(0.4)	-	(182.4)
Interest on plan liabilities	75.6	113.5	20.2	0.5	-	209.8
WPUPS reimbursement agreement	-	-	(3.9)	-	-	(3.9)

Other finance expense	15.4	8.0	-	0.1	-	23.5

Analysis of the amount recognized in other comprehensive income:

	2015
	ESPS SW&WA £m	ESPS EM&WM £m	WPUPS £m	Infralec 92 £m	Unfunded £m	Total £m

Return on plan assets excluding amounts included in interest income	(163.8)	(317.0)	(45.6)	(1.1)	-	(527.5)
Loss from change in financial assumptions	300.0	430.2	65.1	1.6	-	796.9
Experience gains	(7.1)	(12.7)	(5.5)	(0.1)	-	(25.4)
WPUPS reimbursement agreement	-	-	(14.0)	-	-	(14.0)

Remeasurements recognized in other comprehensive income	129.1	100.5	-	0.4	-	230.0

	2014
	ESPS SW&WA £m	ESPS EM&WM £m	WPUPS £m	Infralec 92 £m	Unfunded £m	Total £m

Return on plan assets excluding amounts included in interest income	16.9	110.6	8.0	-	-	135.5
Loss/(gain) from change in demographic assumptions	39.0	(2.8)	(6.0)	0.1	-	30.3
Gain from change in financial assumptions	(63.6)	(97.8)	(19.0)	(0.5)	-	(180.9)
Experience losses/(gains)	18.6	43.5	(10.5)	(0.7)	-	50.9
WPUPS reimbursement agreement	-	-	27.5	-	-	27.5

Remeasurements recognized in other comprehensive income	10.9	53.5	-	(1.1)	-	63.3

Western Power Distribution plc	69

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations (continued)

The movement in the net defined benefit obligation over the accounting period is as follows:

ESPS SW&WA	Year ended 31 March 2015			Year ended 31 March 2014
	Present value of obligation £m	Fair value of plan assets £m	Total £m	Present value of obligation £m	Fair value of plan assets £m	Total £m

Liability/(asset) at 1 April	1,901.0	(1,515.8)	385.2	1,892.6	(1,491.1)	401.5
Current service cost	20.5	-	20.5	21.8	-	21.8
Administrative costs	1.6	-	1.6	1.8	-	1.8
Interest expense/(income)	80.1	(65.5)	14.6	75.6	(60.2)	15.4

	102.2	(65.5)	36.7	99.2	(60.2)	39.0

Remeasurements:
Return on plan assets excluding amounts included in interest income	-	(163.8)	(163.8)	-	16.9	16.9
Loss from change in demographic assumptions	-	-	-	39.0	-	39.0
Loss/(gain) from change in financial assumptions	300.0	-	300.0	(63.6)	-	(63.6)
Experience (gains)/losses	(7.1)	-	(7.1)	18.6	-	18.6

	292.9	(163.8)	129.1	(6.0)	16.9	10.9

Contributions:
Employers	-	(112.8)	(112.8)	-	(66.2)	(66.2)
Plan participants	4.6	(4.6)	-	4.6	(4.6)	-

	4.6	(117.4)	(112.8)	4.6	(70.8)	(66.2)

Payments from plan:
Benefit payments	(91.4)	91.4	-	(87.6)	87.6	-
Administrative costs	(1.6)	1.6	-	(1.8)	1.8	-

	(93.0)	93.0	-	(89.4)	89.4	-

Liability/(asset) at 31 March	2,207.7	(1,769.5)	438.2	1,901.0	(1,515.8)	385.2

Western Power Distribution plc	70

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations (continued)

ESPS EM&WM	Year ended 31 March 2015			Year ended 31 March 2014
	Present value of obligation £m	Fair value of plan assets £m	Total £m	Present value of obligation £m	Fair value of plan assets £m	Total £m

Liability/(asset) at 1 April	2,803.3	(2,537.8)	265.5	2,846.4	(2,648.2)	198.2
Current service cost	22.8	-	22.8	22.8	-	22.8
Administrative costs	1.8	-	1.8	2.1	-	2.1
Interest expense/(income)	118.1	(108.5)	9.6	113.5	(105.5)	8.0
Past service cost	-	-	-	1.2	-	1.2

	142.7	(108.5)	34.2	139.6	(105.5)	34.1

Remeasurements:
Return on plan assets excluding amounts included in interest income	-	(317.0)	(317.0)	-	110.6	110.6
Gain from change in demographic assumptions	-	-	-	(2.8)	-	(2.8)
Loss/(gain) from change in financial assumptions	430.2	-	430.2	(97.8)	-	(97.8)
Experience (gains)/losses	(12.7)	-	(12.7)	43.5	-	43.5

	417.5	(317.0)	100.5	(57.1)	110.6	53.5

Contributions:
Employers	-	(108.4)	(108.4)	-	(20.3)	(20.3)
Plan participants	5.3	(5.3)	-	5.1	(5.1)	-

	5.3	(113.7)	(108.4)	5.1	(25.4)	(20.3)

Payments from plan:
Benefit payments	(131.9)	131.9	-	(128.6)	128.6	-
Administrative costs	(1.8)	1.8	-	(2.1)	2.1	-

	(133.7)	133.7	-	(130.7)	130.7	-

Liability/(asset) at 31 March	3,235.1	(2,943.3)	291.8	2,803.3	(2,537.8)	265.5

Western Power Distribution plc	71

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations (continued)

WPUPS	Year ended 31 March 2015			Year ended 31 March 2014
	Present value of obligation £m	Fair value of plan assets £m	Total £m	Present value of obligation £m	Fair value of plan assets £m	Total £m

Liability/(asset) at 1 April	470.7	(395.0)	75.7	508.0	(409.1)	98.9
Administrative costs	0.5	-	0.5	0.4	-	0.4
Interest expense/(income)	19.7	(16.8)	2.9	20.2	(16.3)	3.9

	20.2	(16.8)	3.4	20.6	(16.3)	4.3

Remeasurements:
Return on plan assets excluding amounts included in interest income	-	(45.6)	(45.6)	-	8.0	8.0
Gain from change in demographic assumptions	-	-	-	(6.0)	-	(6.0)
Loss/(gain)/loss from change in financial assumptions	65.1	-	65.1	(19.0)	-	(19.0)
Experience (gains)/losses	(5.5)	-	(5.5)	(10.5)	-	(10.5)

	59.6	(45.6)	14.0	(35.5)	8.0	(27.5)

Contributions:
Employers	-	(16.0)	(16.0)	-	-	-

	-	(16.0)	(16.0)	-	-	-

Payments from plan:
Benefit payments	(22.9)	22.9	-	(22.0)	22.0	-
Administrative costs	(0.5)	0.5	-	(0.4)	0.4	-

	(23.4)	23.4	-	(22.4)	22.4	-

Liability/(asset) at 31 March	527.1	(450.0)	77.1	470.7	(395.0)	75.7

Infralec 92	Year ended 31 March 2015			Year ended 31 March 2014
	Present value of obligation £m	Fair value of plan assets £m	Total £m	Present value of obligation £m	Fair value of plan assets £m	Total £m

Liability/(asset) at 1 April	11.2	(10.2)	1.0	12.3	(9.9)	2.4
Interest expense/(income)	0.5	(0.4)	0.1	0.5	(0.4)	0.1

	0.5	(0.4)	0.1	0.5	(0.4)	0.1

Remeasurements:
Return on plan assets excluding amounts included in interest income	-	(1.1)	(1.1)	-	-	-
Loss from change in demographic assumptions	-	-	-	0.1	-	0.1
Loss/(gain) from change in financial assumptions	1.6	-	1.6	(0.5)	-	(0.5)
Experience gains	(0.1)	-	(0.1)	(0.7)	-	(0.7)

	1.5	(1.1)	0.4	(1.1)	-	(1.1)

Contributions:
Employers	-	(0.4)	(0.4)	-	(0.4)	(0.4)

	-	(0.4)	(0.4)	-	(0.4)	(0.4)

Payments from plan:
Benefit payments	(0.6)	0.6	-	(0.5)	0.5	-

	(0.6)	0.6	-	(0.5)	0.5	-

Liability/(asset) at 31 March	12.6	(11.5)	1.1	11.2	(10.2)	1.0

Western Power Distribution plc	72

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations (continued)

The significant actuarial assumptions made were as follows:	2015
	ESPS SW&WA %	ESPS EM&WM %	WPUPS %	Infralec 92%

RPI Inflation	2.65	2.65	2.65	2.65
CPI Inflation	1.55	1.55	1.55	1.55
Rate of general long-term salary increases	3.90	3.90	N/a	N/a
RPI-linked pension increases	2.65	2.65	2.65	2.65
CPI-linked pension increases	N/a	N/a	1.65	N/a
Post-88 GMP pension increases	1.55	1.55	1.55	1.55
Discount rate for scheme liabilities	3.10	3.10	3.10	3.10

	2014
	ESPS SW&WA	ESPS EM&WM	WPUPS	Infralec 92
	%	%	%	%

RPI Inflation	3.00	3.00	3.00	3.00
CPI Inflation	2.00	2.00	2.00	2.00
Rate of general long-term salary increases	4.25	4.25	N/a	N/a
RPI-linked pension increases	2.90	2.90	3.05	2.90
CPI-linked pension increases	N/a	N/a	2.10	N/a
Post-88 GMP pension increases	1.80	1.80	1.80	1.80
Discount rate for scheme liabilities	4.29	4.29	4.29	4.29

Assumptions relating to future mortality are set based on actuarial advice in accordance with published statistics and experience. These assumptions translate into an average life expectancy in years for a member at age 60:

ESPS SW&WA
	31 March 2015	31 March 2014
Mortality table adopted	Based on S1PXA base tables with CMI 2011 core projections and a 1.0% per annum long-term improvement rate	Based on S1PXA base tables with CMI 2011 core projections and a 1.0% per annum long-term improvement rate
Life expectancy for a male currently aged 60	27.3	27.3
Life expectancy for a female currently aged 60	29.8	29.7
Life expectancy at 60 for a male currently aged 40	28.5	28.4
Life expectancy at 60 for a female currently aged 40	31	30.9

Western Power Distribution plc	73

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations (continued)

ESPS EM&WM
	31 March 2015	31 March 2014
Mortality table adopted	Based on S1PXA base tables with CMI 2011 core projections and a 1.0% per annum long-term improvement rate	Based on S1PXA base tables with CMI 2011 core projections and a 1.0% per annum long-term improvement rate
Life expectancy for a male currently aged 60	27.3	27.3
Life expectancy for a female currently aged 60	29.8	29.7
Life expectancy at 60 for a male currently aged 40	28.5	28.4
Life expectancy at 60 for a female currently aged 40	31	30.9
WPUPS
	31 March 2015	31 March 2014
Mortality table adopted	Pensions <£24,000 pa at 31/03/13: 111% (else 78%) of S1NXA base tables with CMI 2011 core projections and a 1.0% per annum long- term improvement rate	Pensions <£24,000 pa at 31/03/13: 111% (else 78%) of S1NXA base tables with CMI 2011 core projections and a 1.0% per annum long- term improvement rate
Life expectancy for a male currently aged 60	26.1	26.0
Life expectancy for a female currently aged 60	28.7	28.6
Life expectancy at 60 for a male currently aged 40	27.6	27.5
Life expectancy at 60 for a female currently aged 40	30.3	30.3
Infralec 92
	31 March 2015	31 March 2014
Mortality table adopted	100% of S1PXA base tables with CMI 2011 core projections and a 1.0% per annum long-term improvement rate	100% of S1PXA base tables with CMI 2011 core projections and a 1.0% per annum long-term improvement rate
Life expectancy for a male currently aged 60	26.9	26.8
Life expectancy for a female currently aged 60	29.4	29.3
Life expectancy at 60 for a male currently aged 40	28.5	28.4
Life expectancy at 60 for a female currently aged 40	31	30.9

Western Power Distribution plc	74

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations (continued)

 The sensitivity of the defined benefit obligation to changes in the principal assumptions is:

Impact on defined benefit obligation
	Change in assumption %	ESPS ESPS SW&WA EM&WM £m £m	WPUPS £m	Infralec 92 £m

Discount rate	+/-0.50%	+188.5/-172.0 +267.4/-245.4	+43.9/-40.5	+1.0/-1.0
RPI Inflation	+/-0.50%	+161.3/-150.9 +226.3/-213.2	+34.5/-32.9	+0.9/-0.8
Life expectancy	+ 1 year	96.1 127.1	19.7	0.5

The above sensitivity analysis on the discount rate is based on a change in assumption while holding all other assumptions constant. The change in RPI inflation assumption impacts on the CPI assumption, revaluation in deferment and pension increase assumptions. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied as when calculating the pension liability recognised within the balance sheet.

ESPS SW&WA scheme assets are comprised as follows:	31 March 2015		31 March 2014
	Total £m	Of which not quoted in an active market £m	Total £m	Of which not quoted in an active market £m

Equities	354.7	-	669.1	-
Absolute return	133.0	-	183.1	55.9
Government bonds	412.2	-	319.8	-
RAFI and diversified funds	472.1		-	-
Corporate bonds	232.3	-	205.0	-
Property	149.6	149.6	128.1	128.1
Other	15.6	-	10.7	-

Total	1,769.5	149.6	1,515.8	184.0

ESPS EM&WM scheme assets are comprised as follows:	31 March 2015		31 March 2014
	Total £m	Of which not quoted in an active market £m	Total £m	Of which not quoted in an active market £m

Global equities	400.3	-	350.3	-
Global credit	358.7	-	358.9	-
Property	139.6	139.6	131.9	131.9
Macro-orientated	492.1	492.1	347.6	347.6
Multi strategy	219.7	41.0	317.8	153.5
LDI strategy	1,333.5	-	1,030.9	-
Other	(0.5)	-	0.4	-

Total	2,943.4	672.7	2,537.8	633.0

Western Power Distribution plc	75

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations (continued)

WPUPS scheme assets are comprised as follows:	31 March 2015		31 March 2014
	Total £m	Of which not quoted in an active market £m	Total £m	Of which not quoted in an active market £m

Equities	246.4	-	225.4	-
Government bonds	203.6	-	169.4	-
Other	-	-	0.2	-

Total	450.0	-	395.0	-

Infralec 92 scheme assets are comprised as follows:	31 March 2015		31 March 2014
	Total £m	Of which not quoted in an active market £m	Total £m	Of which not quoted in an active market £m

Equities	7.2	-	8.0	-
Government bonds	2.4	-	1.5	-
Corporate bonds	1.5	-	0.4	-
Other	0.4	-	0.3	-

Total	11.5	-	10.2	-

There is nil self-investment in any of the schemes.

Through its defined benefit pension plans, the WPD Group is exposed to a number of risks, the most significant of which are detailed below:

Asset volatility

The liabilities are calculated using a discount rate set with reference to corporate bond yields; if assets underperform this yield, this will create a deficit. The scheme holds a significant proportion of growth assets (e.g. equities) which are expected to outperform corporate bonds in the long-term while providing volatility and risk in the short-term. The allocation to growth assets is monitored such that it is suitable with the schemes’ long-term objectives.

Changes in bond yields	A decrease in corporate bond yields will increase the scheme’s liabilities, although this will be partially offset by an increase in the value of the schemes’ bond holdings.
Inflation risk

The majority of the schemes’ benefit obligations are linked to inflation, and higher inflation will lead to higher liabilities (although, in most cases, caps on the level of inflationary increases are in place to protect against extreme inflation). The majority of the assets are either unaffected by or loosely correlated with inflation, meaning than an increase in inflation will also increase the deficit.

Life expectancy	The majority of the schemes’ obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the liabilities.

The schemes use government bonds, corporate bonds and cash as matching assets. The remainder of assets are used as growth assets.

The employer has agreed that it will aim to eliminate the scheme deficit (as assessed on the ongoing funding basis) by 31 January 2023 for the SW&WA segment of the ESPS, by 31 March 2022 for the EM&WM segment of the ESPS, by 1 December 2023 for WPUPS and by 31 March 2020 for Infralec 92.

The current agreed employer contributions are 34.2% per annum of pensionable salaries for the SW&WA segment of the ESPS and 31.4% of pensionable salaries for the EM&WM segment of the ESPS in respect of future benefit accrual, expenses and death in service benefits, and £85m per annum for the SW&WA segment of the ESPS and £80m per annum for the EM&WM segment of the ESPS (both indexed annually with RPI) in respect of deficit recovery contributions. The initial employer contribution during 2014/15 for WPUPS was £16.0m per annum (indexed annually with RPI). The current agreed employer contributions for Infralec 92 is £0.4m per annum (with possible true-ups to a maximum of £245,000 in 2017 and 2020).

Funding levels are monitored on a regular basis and the next triennial valuation is due to be completed as at 31 March 2016.

Western Power Distribution plc	76

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

22. Retirement benefit obligations (continued)

Expected employer contributions to the scheme for the year ending 31 March 2016 are £113.9m for the SW&WA segment of the ESPS, £109.1m for the EM&WM segment of the ESPS, £16.2m for WPUPS and £0.4m for Infralec 92.

The weighted average duration of the defined benefit obligation is around 17 years for both segments of the ESPS and WPUPS and around 15 years for Infralec 92.

23. Provisions		Asset	Share appreciation
	Tree Cutting (i) £m	retirement obligations (ii) £m	Insurance (iii) £m	rights (“SARs”) (iv) £m	Pensions (v) £m	Other (vi) £m	Total £m

At 1 April 2014	12.2	30.0	21.5	1.9	3.4	5.1	74.1
Charged to income statement:
Additional provisions	-	4.0	1.6	(0.2)	0.2	(2.1)	3.5
Utilised during year	(6.9)	(1.4)	(4.4)	(0.8)	(0.5)	(0.3)	(14.3)

At 31 March 2015	5.3	32.6	18.7	0.9	3.1	2.7	63.3

Provisions have been analysed between current and non-current as follows:
Current	5.3	1.4	5.9	0.8	0.5	2.5	16.4
Non-current	-	31.2	12.8	0.1	2.6	0.2	46.9

At 31 March 2015	5.3	32.6	18.7	0.9	3.1	2.7	63.3

Current	5.6	1.5	6.7	0.9	0.6	4.4	19.7
Non-current	6.6	28.5	14.8	1.0	2.8	0.7	54.4

At 31 March 2014	12.2	30.0	21.5	1.9	3.4	5.1	74.1

(i) WPD East Midlands and WPD West Midlands were not in compliance with regulations pertaining to overhead line clearances from trees as of the date of acquisition by WPD. The companies expect to incur costs through 2015/16 to comply with these requirements that are not included in allowed revenues under the current price control review.

(ii) Asset retirement obligations relate to an estimate of the costs of dismantling and removing items of property, plant and equipment at the end of their useful life and are expected to be settled over the next 70 years.

(iii) Insurance provisions relate to claims covered by the WPD Group’s wholly-owned captive insurance company, Aztec Insurance Limited (“Aztec”), based in Guernsey, and claims covered by external insurers. This includes third party motor claims, employers’ liability, public and product liability, and professional indemnity and includes claims that are reported but not yet paid and anticipated cost of claims incurred but not yet reported. The directors expect the provision to be settled in the next 5 years.

(iv) The share appreciation right provision relates to an estimate of the WPD Group’s liability in respect of cash settled phantom stock options issued to directors and senior employees. The option price is set at the quoted share price of the WPD Group’s parent in the US, PPL Corporation, at the date the phantom options are granted. The options may be exercised during fixed periods and require the WPD Group to pay the intrinsic value to the director or employee at the date of exercise. The liability is determined by using the Black-Scholes option-pricing model using the assumptions in note 6. The directors expect the provision to be settled in the next 13 years.

(v) Pension provisions relate to expected settlements of liabilities relating to the pension liability of the Electricity Association Technology Limited (“EATL”) and are expected to be settled over a period of approximately 7 years.

(vi) Other provisions relate principally to onerous property contracts, uninsured losses, and miscellaneous claims arising in the ordinary course of business; the directors expect other provisions to be settled within the next two years.

Western Power Distribution plc	77

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

24. Called-up share capital

	2015
Issued and fully paid	Shares	£m

Ordinary shares of £1 each	1,657,592,372	1,657.6

		1,657.6

On 17 September 2014 the Company issued 1 ordinary shares of £1 at par on incorporation of the Company.

On 30 October 2014 the Company issued 2,086,500,000 ordinary shares of £1 each at par to PPL UK Distribution Holdings Limited as part of an intra-group corporate reorganisation.

On 31 October 2014 the Company issued 571,092,371 ordinary shares of £1 each at par to PPL UK Distribution Holdings Limited as part of an intra-group corporate reorganisation.

As a result of the application of the pooling of interests basis of consolidation as ascribed in Note 29, the issue of shares on 30 and 31 October 2014 is reflected as a capitalisation of the consolidated merger reserve.

On 18 March 2015 the Company reduced its issued share capital from £2,657,592,372 to £1,657,592,372 by cancelling and extinguishing 1,000,000,000 ordinary shares of £1 each with the balance being credited to distributable reserves.

The shares entitle the holders thereof to one vote per share held. Each share ranks equally for any dividend declared and any distribution made on a winding up. The shares are not redeemable.

25. Capital and reserves

	2015 £m	2014 £m

Share capital	1,657.6	-
Merger reserve	(963.1)	1,694.5
Hedging reserve	(1.6)	(5.2)
Retained earnings	2,190.3	914.0

	2,883.2	2,603.3

The share capital represents the nominal value of the authorised ordinary shares in the Company in issue which carry a right to participate in the distribution of dividends or capital of the Company.

The merger reserve arose on the restructuring of WPD Group entities under common control in October 2014 and September 2001.

The hedging reserve comprises the effective portion of the cumulative net change in the fair value of cash flow hedge derivative instruments related to hedged transactions that have not yet occurred.

26. Contingent liabilities

Legal proceedings

The WPD Group’s businesses are parties to various legal claims, actions and complaints, certain of which may involve material amounts. Although the WPD Group is unable to predict with certainty whether or not it will ultimately be successful in these legal proceedings or, if not, what the impact might be, the directors currently believe that disposition of these matters will not have a materially adverse effect on the WPD Group’s financial statements.

Western Power Distribution plc	78

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

27. Commitments

Capital commitments

Capital expenditure contracted for at the balance sheet date but not recognised in the financial statements is as follows:

	2015	2014
	£m	£m

Property, plant and equipment	43.5	32.9

Operating lease commitments - WPD Group as lessee

The WPD Group leases various properties under non-cancellable operating lease arrangements. The leases have various terms, escalation clauses and renewable rights. The WPD Group also leases plant and machinery under non-cancellable operating leases.

Future minimum rentals payable under non-cancellable operating leases at 31 March are as follows:

	2015	2014
	£m	£m

Within one year	4.0	5.9
In the second to fifth years inclusive	6.1	8.2
After five years	5.2	4.4

	15.3	18.5

Operating lease commitments - WPD Group as lessor

The WPD Group has entered into commercial property leases on its investment property portfolio, consisting of the WPD Group’s surplus offices, shops remaining from a discontinued business, and surplus land, and also on its operational radio sites. The leases have various terms, escalation clauses and renewable rights. Leases include a clause to enable upward revision of rental charge on a review cycle set on lease inception according to prevailing market conditions.

Future minimum rentals receivable under non-cancellable operating leases at 31 March are as follows:

	2015	2014
	£m	£m

Within one year	4.5	7.2
In the second to fifth years inclusive	12.7	17.7
After five years	16.8	20.2

	34.0	45.1

Guarantees and indemnities

The WPD Group has provided guarantees in respect of the funding required by the WPD Group’s pension schemes.

Ofgem review of line loss calculation

During the DPCR4 period, which covered a 5 year period to 31 March 2010, DNOs were subject to a mechanism by which their management of line losses was measured and, depending on their performance, they received either financial incentives or penalties. On 21 March 2014, Ofgem issued its final determination. This increased the WPD Group’s total liability to approximately £130m. Although the final values had not then been determined, in 2012 Ofgem determined that the WPD Group reduce its regulated income for 2013/14 by approximately £67m and the remaining £63m will be refunded to customers during the four years from 1 April 2015.

Western Power Distribution plc	79

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

28. Related party transactions

The immediate parent undertaking of the WPD Group is PPL UK Distribution Holdings Limited (formerly PPL WW Holdings Limited), which is registered in England and Wales. The ultimate controlling party is PPL Corporation, registered in the US.

There are no personnel, other than the directors, who as key management have authority and responsibility for planning, directing and controlling the activities, directly or indirectly, of the WPD Group. Details of directors’ compensation are set out in Note 7.

Loan to PPL affiliate

In February 2011, the WPD Group purchased $200m nominal at a premium of $21m from a PPL affiliate, PMDC Chile, of the $400M 2018 6.42% USD denominated Eurobond issued by PPL UK Resources Limited. This was funded through the repayment of a loan from an affiliate and the issue of share capital.

The investment has the following terms and conditions:

Name of PPL affiliate	Amount of investment	Term	Interest rate
PPL UK Resources Ltd	$200m	Repayable on 31 July 2018	6.42%

The WPD Group recorded interest receivable of £6.2m (2014: £6.3m) on the investment (Note 5).

Loan from PPL affiliate

Notes payable to PPL affiliates (Note 17) comprise an intercompany note of £228.6m (2014: £308.1m) due to PPL WPD Limited, a fellow subsidiary of PPL, together with interest payable of £1.5m thereon. The note accrues interest at rate of 3 month libor plus a margin of between 1.45% and 2.05% based on the Company’s credit rating and is unsecured and repayable on demand.

The WPD Group recorded interest payable of £10.2m (2014: £14.5m) on the loan (Note 5).

WPUPS reimbursement agreement

WPD South Wales is the principal employer for WPUPS, which is a defined benefit scheme providing benefits relating to previous employees of an affiliate group which was previously headed by Hyder plc (now Hyder Limited in liquidation). WPD South Wales will fund the deficit. However, as another PPL UK Distribution Holdings Limited Group company (PPL WPD Limited) has taken full financial responsibility for this scheme, WPD South Wales will be reimbursed for these payments. As PPL WPD Limited is outside the WPD Group, the value of the reimbursement agreement is stated in the balance sheet (Note 15) and matches the gross liability recorded under IAS 19 (Note 22).

29. Reconciliation to previously reported results

The effect of the group restructuring was for a new holding company, WPD plc, to acquire:

i) the subsidiary companies, treasury activities and the debt obligations of PPL UK Distribution Holdings Limited (formerly PPL WW Holdings Limited, ‘PPL WW Group’);

ii) PPL WEM Limited (formerly PPL WEM Holdings Limited, ‘PPL WEM Group’) and its subsidiaries; and

iii) certain other UK companies in the PPL Corporation group.

The financial information for the WPD Group has been prepared on the basis that the restructuring transactions that took place in October 2014 are all between entities under common control and hence are outside of the scope of IFRS 3 “Business combinations”. As such the financial information does not include the effects of acquisition accounting principles, with all values being based on amounts previously recorded for assets and liabilities, without the recognition of any fair value adjustments. For assets and liabilities previously recognised in either the PPL WW or PPL WEM consolidated financial statements, the values attributed in those financial statements are considered by the directors to be the most relevant for this purpose. For other UK entities, values attributed in their solus UK statutory financial statements are considered to be most relevant for this purpose.

The WPD Group income statement and balance sheet have been prepared using the pooling of interests method as if the group restructuring had taken place on 1 April 2013. The consolidated income statements and balance sheets of the WPD Group can be reconciled to the consolidated financial statements of PPL WW and PPL WEM for the year ended 31 March 2014 and as at 31 March 2014 as set out below.

Western Power Distribution plc	80

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

29. Reconciliation to previously reported results (continued)

Reconciliation of the profit and loss accounts previously reported by the PPL WW Group and the PPL WEM Group to the pooled WPD Group profit and loss account for the year ended 31 March 2014.

	PPL WW	Less PPL WW	PPL WW	Add PPL WEM	Add New	Less/Add Intra-group	Pooled
	Group as	transactions and	Group	Group as	Subsidiaries	eliminations	WPD
	previously	eliminations	eligible for	previously	acquired from	and policy	Group
	reported	ineligible for	pooling	reported	group	alignment	as
		pooling			companies	adjustments	reported
	(1)	(2)		(3)	(4)	(5)
		£m	£m	£m	£m	£m	£m
Revenue	677.7	-	677.7	907.6	-	(11.3)	1,574.0
Operating costs	(259.1)	0.4	(258.7)	(342.4)	-	11.3	(589.8)
Other operating income	1.9	-	1.9	0.5	-	-	2.4
Other operating expense	(5.3)	-	(5.3)	-	-	-	(5.3)
Impairment of intangible assets	-	-	-	(248.4)	-	-	(248.4)
Operating profit	415.2	0.4	415.6	317.3	-	-	732.9
Finance income	7.1	-	7.1	2.5	31.6	(33.5)	7.7
Finance costs	(94.2)	(14.5)	(108.7)	(159.0)	(32.9)	33.5	(267.1)
Net finance expense relating to pensions and other post-retirement benefits	(19.4)	3.9	(15.5)	(8.0)	-	-	(23.5)
Profit before income tax	308.7	(10.2)	298.5	152.8	(1.3)	-	450.0
Income tax expense	(20.3)	3.3	(17.0)	(47.9)	7.6	0.1	(57.2)
Profit for the year attributable to equity holders of the parent	288.4	(6.9)	281.5	104.9	6.3	0.1	392.8

(1) The financial information for the PPL WW Group has been extracted from the audited consolidated financial statements of PPL WW for the year ended 31 March 2014.

(2) The removal of transactions and balances relating to PPL WW, as this entity is the parent company of WPD plc and does not therefore form part of the WPD consolidated group. The adjustments include the removal of transactions and balances associated with the WPUPS and certain unfunded pension obligations included in the consolidated financial statements of the PPL WW Group, since these balances were transferred to another subsidiary within the PPL Corporation group, but outside of the WPD Group, as part of the group restructuring.

(3) The financial information for PPL WEM Group has been extracted from the audited consolidated financial statements of PPL WEM for the year ended 31 March 2014.

(4) The adjustments give effect to the following:

(a) the acquisition of PPL Island Limited. The adjustments reflect the assets and liabilities of PPL Island Financing LLP acquired by PPL Island Limited from PPL Island Financing LLP as part of the group restructuring, plus the results of its operations for the year ended 31 March 2014. The financial information has been extracted from the audited financial statements of PPL Island Financing LLP for the year ended 31 March 2014, converted at an exchange rate of £1 = $1.6672.

(b) the acquisition of PPL UK Investments Limited. The adjustments reflect the assets and liabilities and results of operations of PPL UK Investments Limited acquired as part of the group restructuring, and have been extracted from the audited financial statements of PPL UK Investments Limited for the year ended 31 March 2014, converted at an exchange rate of £1 = $1.6672.

(5) The elimination of intercompany transactions and balances between entities that comprise the WPD Group.

Western Power Distribution plc	81

Notes to the Western Power Distribution plc Group financial statements

For the year ended 31 March 2015

29. Reconciliation to previously reported results (continued)

Reconciliation of the balance sheets previously reported by the PPL WW Group and the PPL WEM Group to the pooled WPD Group balance sheet as at 31 March 2014.

	PPL WW Group as previously reported (1) £m	Less PPL WW balances and eliminations ineligible for pooling (2) £m	PPL WW Group eligible for pooling £m	Add PPL WEM Group as previously reported (3) £m	Add New subsidiaries acquired from group companies (4) £m	Less/Add Intra-group eliminations and policy alignment adjustments (5) £m	Pooled WPD Group as reported £m
ASSETS
Property, plant and equipment	3,338.7	-	3,338.7	5,528.7	-	6.4	8,873.8
Investment property	39.3	-	39.3	1.1	-	-	40.4
Intangible assets	134.0	-	134.0	1,207.2	-	(3.3)	1,337.9
Held-to-maturity investments	127.4	-	127.4	-	-	-	127.4
Trade and other receivables	3.8	59.7	63.5	6.6	-	-	70.1
Derivative financial instruments	-	-	-	-	-	-	-
Non-current assets	3,643.2	59.7	3,702.9	6,743.6	-	3.1	10,449.6
Inventories	6.0	-	6.0	13.4	-	-	19.4
Trade and other receivables	134.1	16.0	150.1	224.0	721.4	(789.8)	305.7
Derivative financial instruments	-	-	-	-	-	-	-
Cash and cash equivalents	197.5	(0.9)	196.6	257.1	0.2	-	453.9
Current assets	337.6	15.1	352.7	494.5	721.6	(789.8)	779.0
Total assets	3,980.8	74.8	4,055.6	7,238.1	721.6	(786.7)	11,228.6
LIABILITIES
Loans and other borrowings	106.6	-	106.6	-	-	-	106.6
Derivative financial instruments	0.6	-	0.6	3.0	-	-	3.6
Trade and other payables	189.8	318.9	508.7	340.4	761.9	(789.8)	821.2
Current tax liabilities	26.7	0.2	26.9	25.0	-	-	51.9
Provisions	8.6	-	8.6	10.9	-	0.2	19.7
Current liabilities	332.3	319.1	651.4	379.3	761.9	(789.6)	1,003.0
Loans and other borrowings	1,479.7	-	1,479.7	3,145.2	-	-	4,624.9
Derivative financial instruments	7.2	-	7.2	21.4	-	-	28.6
Deferred income tax liabilities	146.4	-	146.4	211.0	-	(0.8)	356.6
Retirement benefit obligations	465.0	(3.1)	461.9	265.5	-	4.4	731.8
Trade and other payables	643.3	-	643.3	1,182.7	-	-	1,826.0
Provisions	10.6	-	10.6	37.9	-	5.9	54.4
Non-current liabilities	2,752.2	(3.1)	2,749.1	4,863.7	-	9.5	7,622.3
Total liabilities	3,084.5	316.0	3,400.5	5,243.0	761.9	(780.1)	8,625.3
Net assets	896.3	(241.2)	655.1	1,995.1	(40.3)	(6.6)	2,603.3

EQUITY
Share capital	100.9	-	100.9	1,550.1	-	(1,651.0)	-
Merger reserve	328.3	(241.2)	87.1	-	(40.3)	1,647.7	1,694.5
Hedging reserve	3.4	-	3.4	(8.6)	-	-	(5.2)
Retained earnings	463.7	-	463.7	453.6	-	(3.3)	914.0
Total equity	896.3	(241.2)	655.1	1,995.1	(40.3)	(6.6)	2,603.3

(1) (2) (3) (4) (5) - Please refer to footnotes on page 81.

Western Power Distribution plc	82

Company balance sheet

As at 31 March 2015

	Note	£m

Fixed assets
Investments:
Shares in subsidiary undertakings	2	2,876.0
Loans to group undertakings	2	144.2
Current assets
Derivative financial instruments:
Due within one year		1.9
Due in greater than one year		66.9
Debtors	3	912.9
Cash at bank		1.3

		983.0
Creditors - amounts falling due within one year	4	(383.0)
Derivative financial instruments - amounts falling due within one year		(0.5)

Net current assets		599.5

Total assets less current liabilities		3,619.7
Creditors - amounts falling due after more than one year	4	(958.2)

Net assets		2,661.5

Capital and reserves
Called up share capital	5	1,657.6
Profit and loss account	6	1,003.9

Equity shareholders’ funds	6	2,661.5

The financial statements of the Company on pages 83 to 90 were approved by the Board of Directors on 16 July 2015 and signed on its behalf by:

R A Symons	D C S Oosthuizen
Chief Executive	Finance Director

Western Power Distribution plc	83

Notes to the Company financial statements

For the period ended 31 March 2015

1.  Accounting policies

Accounting basis

The parent company financial statements of Western Power Distribution plc (the “Company”), company number 9223384, are presented as required by the Companies Act 2006 and were approved for issue on 16 July 2015.

The Company was incorporated as a private limited company on 17 September 2014 and re-registered as a public limited company on 24 June 2015.

The financial statements are prepared under the historical cost convention modified to include the revaluation of derivative financial instruments, and in accordance with applicable United Kingdom accounting standards (“UK GAAP”).

No profit and loss account is presented by the Company as permitted by Section 408 of the Companies Act 2006. The Company’s profit for the financial period was £3.9m.

The Company has taken advantage of the exemption in paragraph 2D of FRS 29 Financial Instruments: Disclosures and has not disclosed information required by that standard, as the Group’s consolidated financial statements, in which the Company is included, provide equivalent disclosures for the Group under IFRS 7 Financial Instruments: Disclosures.

The Western Power Distribution plc consolidated financial statements for the year ended 31 March 2015, which are publicly available, contain a consolidated statement of cash flows. Consequently, the Company has taken advantage of the exemption from preparing a cash flow statement under the terms of FRS 1 (revised).

The Company has taken advantage of the exemptions in FRS 8, ‘Related Party Disclosures’, not to disclose transactions with other wholly owned members of the Western Power Distribution Group.

Foreign currencies

The Company’s functional currency and presentation currency is pounds sterling. Transactions in foreign currencies are initially recorded in the entity’s functional currency by applying the spot exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the balance sheet date. All differences are taken to the profit and loss account.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Investments - shares

Investments in shares in subsidiary undertakings are recorded at cost. The Company assesses investments for impairment whenever events or changes in circumstances indicate that the carrying value of an investment may not be recoverable. If any such indication of impairment exists, the Company makes an estimate of its recoverable amount. Where the carrying amount of an investment exceeds its recoverable amount, the investment is considered impaired and is written down to its recoverable amount. The impairment, if any, is charged to the profit and loss account.

Taxation

Current tax is provided at the amount expected to be paid or recovered using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or the right to pay less tax, at a future date, at tax rates expected to apply when the timing differences reverse based on tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements.

Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.

Western Power Distribution plc	84

Notes to the Company financial statements

For the period ended 31 March 2015

1.  Accounting policies (continued)

Dividends

Dividend distributions are recognised in the period in which the dividends are paid.

Financial assets

Financial assets are classified as loans and receivables; financial assets at fair value through profit or loss; derivatives designated as hedging instruments in an effective hedge; held-to-maturity financial assets; or as available-for-sale financial assets, as appropriate. Financial assets include cash and cash equivalents, trade receivables, other receivables, loans, other investments, and derivative financial instruments. The Company determines the classification of its financial assets at initial recognition. Financial assets are recognised initially at fair value, normally being the transaction price plus, in the case of financial assets not at fair value through profit or loss, directly attributable transaction costs.

The subsequent measurement of financial assets depends on their classification, as follows:

Loans and receivables

Loans and receivables are carried at amortised cost using the effective interest method if the time value of money is significant. Gains and losses are recognised in profit or loss when the loans and receivables are derecognised or impaired, as well as through the amortisation process. This category of financial assets includes trade and other receivables.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are carried on the balance sheet at fair value with gains or losses recognised in the profit and loss statement. Derivatives, other than those designated as effective hedging instruments, are classified as held for trading and are included in this category.

Derivatives designated as hedging instruments in an effective hedge

These derivatives are carried on the balance sheet at fair value. The treatment of gains and losses arising from revaluation is described below in the accounting policy for derivative financial instruments and hedging activities.

Held-to-maturity investments

Held-to-maturity financial assets are measured at amortised cost using the effective interest method, less any impairment.

Available-for-sale financial assets

After initial recognition, available-for-sale financial assets are measured at fair value, with gains or losses recognised as a separate component of equity, except for impairment losses and, for available-for-sale debt instruments, foreign exchange gains or losses and any changes in fair value arising from revised estimates of future cash flows, which are recognised in profit or loss.

Impairment of loans and receivables

The Company assesses at each balance sheet date whether a financial asset or group of financial assets is impaired. If there is objective evidence that an impairment loss on loans and receivables carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced, with the amount of the loss recognised in the profit and loss account.

Western Power Distribution plc	85

Notes to the Company financial statements

For the period ended 31 March 2015

1.  Accounting policies (continued)

Financial liabilities

Financial liabilities are classified as financial liabilities at fair value through profit or loss; derivatives designated as hedging instruments in an effective hedge; or as financial liabilities measured at amortised cost, as appropriate. Financial liabilities include trade and other payables, accruals, most items of finance debt and derivative financial instruments. The Company determines the classification of its financial liabilities at initial recognition. The measurement of financial liabilities depends on their classification, as follows:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss are carried on the balance sheet at fair value with gains or losses recognised in profit or loss. Derivatives, other than those designated as effective hedging instruments, are classified as held for trading and are included in this category.

Derivatives designated as hedging instruments in an effective hedge

These derivatives are carried on the balance sheet at fair value. The treatment of gains and losses arising from revaluation is described below in the accounting policy for derivative financial instruments and hedging activities.

Financial liabilities measured at amortised cost

All other financial liabilities are initially recognized at fair value. For interest-bearing loans and borrowings this is the fair value of the proceeds received net of issue costs associated with the borrowing.

After initial recognition, other financial liabilities are subsequently measured at amortised cost using the effective interest method. Amortised cost is calculated by taking into account any issue costs, and any discount or premium on settlement. Gains and losses arising on the repurchase, settlement or cancellation of liabilities are recognised in profit or loss.

This category of financial liabilities includes trade and other payables and finance debt.

Derivative financial instruments and hedging

The Company uses derivative financial instruments such as forward currency contracts and interest rate swaps to hedge its risks associated with foreign currency and interest rate fluctuations. Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

Gains or losses arising from changes in the fair value of derivatives that are not designated as effective hedging instruments are recognized in the income statement.

Share capital

Ordinary shares are classified as equity and are recorded at the par value of proceeds received, net of direct issue costs. Where shares are issued above par value, the proceeds in excess of par value are recorded in the share premium account.

Western Power Distribution plc	86

Notes to the Company financial statements

For the period ended 31 March 2015

2. Fixed asset investments	Subsidiary undertakings £m	Parent Company debt £m	Total £m

Cost
Addition on 30 October 2014 (1)	2,086.5	-	2,086.5
Addition on 31 October 2014 (2)	789.5	135.0	924.5
Amortisation of premium	-	(1.2)	(1.2)
Exchange rate movement	-	10.4	10.4

At 31 March 2015	2,876.0	144.2	3,020.2

Net book value at 31 March 2015	2,876.0	144.2	3,020.2

(1)  On 30 October 2014, as part of an intra-group corporate reorganisation, PPL UK Distribution Holdings Limited (‘PPLUK’ formerly PPL WW Holdings Limited), the Company’s immediate parent, transferred its shares in WPD Distribution Network Holdings Limited (‘DNH’) to the Company at fair value in exchange for the issue of 2,086,500,000 ordinary shares of £1 each at par in the capital of the Company. The principal subsidiaries of DNH were Western Power Distribution (South West) plc and Western Power Distribution (South Wales) plc.

(2)  On 31 October 2014, as part of an intra-group corporate reorganisation, PPLUK transferred its shares in PPL UK Investments Limited and assigned its $200m holding of 6.42% unsecured loan notes of PPL UK Resources Limited due 2018 together with   $4.3m accrued but unpaid interest thereon to the Company all at fair value. The consideration for transfer and assignment was (a) the assignment by PPLUK to the Company of its £210m revolving credit facility (b) the Company agreeing to become a co-obligor in respect of the $100m 7.25% notes due 15 December 2017 and the $255m 7.375% notes due 15 December 2028 issued by PPLUK (c) the novation by PPLUK to the Company of the rights and obligations under its cross currency swap agreements (d) the issue of 571,092,371 ordinary shares of £1 each at par in the capital of the Company.

Details of the Company’s subsidiary undertakings are as follows:

Subsidiary undertakings	Principal activity	Proportion %
Western Power Distribution (South West) plc	Electricity distribution	100
Western Power Distribution (South Wales) plc	Electricity distribution	100
Western Power Distribution (East Midlands) plc	Electricity distribution	100
Western Power Distribution (West Midlands) plc	Electricity distribution	100
WPD Distribution Network Holdings Limited	Investment company	100
PPL Island Limited	Investment company	100
PPL WEM Limited	Investment company	100
PPL Midlands Limited	Investment company	100
PPL UK Investments Limited	Investment company	100
Western Power Distribution Investments Limited	Investment company	100
Surf Telecoms Limited	Telecommunications	100
Western Power Generation Limited	Power generation	100
WPD Property Investments Limited	Property management	100
WPD Property Developments Limited	Property development	100
WPD Property Limited	Property management	100
Kelston Properties Limited	Property management	100
Kelston Properties 2 Limited	Property management	100
Aztec Insurance Limited ^	Insurance	100
South Western Helicopters Limited	Helicopter operator	100
WPD Smart Metering Limited	Electricity Metering	100
WPD Investments Limited	Investment company	100
WPD Midlands Properties Limited	Investment company	100
WPD Limited ^	Property management	100

Western Power Distribution plc	87

Notes to the Company financial statements

For the period ended 31 March 2015

2.  Fixed asset investments (continued)

Subsidiary undertakings	Principal activity	Proportion %
Hyder Profit Sharing Trustees Limited	Dormant company	100
WW Share Scheme Trustees Limited	Dormant company	100
South Wales Electricity Share Scheme Trustees Limited	Dormant company	100
Infralec 1992 Pension Trustee Limited	Dormant company	100
WPD Midlands Networks Contracting Limited	Dormant company	100
Central Networks Trustees Limited	Dormant company	100
WPD Share Scheme Trustees Limited	Dormant company	100
Western Power Pension Trustee Limited	Dormant company	100
WPD Limited	Dormant company	100
Meter Reading Services Limited	Dormant company	100
Meter Operator Services Limited	Dormant company	100
Hyder Share Scheme Trustee Limited	Dormant company	100
Hyder Share Scheme Trustee 2 Limited	Dormant company	100

^ Incorporated in Guernsey.

All undertakings are registered in England and Wales unless stated.

Except for WPD Distribution Network Holdings Limited, which is owned 62.1% directly and 32.9% indirectly by subsidiaries, and PPL UK Investments Limited which is owned 100% directly, all shares are held by subsidiary undertakings. All holdings are in ordinary shares.

3.  Debtors

£m

Amounts falling due within one year:
Amounts owed by Group undertakings	910.6
Other debtors	2.2
Prepayments and accrued income	0.1

912.9

Amounts owed by Group undertakings include intercompany notes of £617.3m due from PPL WEM Limited (‘WEM’) and £278.3m due from DNH together with accrued interest of £13.1m and £1.8m thereon, respectively. The WEM note accrues interest at a fixed rate of 5.0% per annum and the DNH note accrues interest at a rate of 3 month libor plus a margin of between 1.15% and 1.65% based on the company’s credit rating. Both notes are unsecured and are repayable on demand.

4.  Creditors

£m

Amounts falling due within one year:
Committed borrowing facility (1)	134.7
Amounts owed to Group undertakings (2)	231.1
Accruals and deferred income	17.2

383.0

Amounts falling due after more than one year:
3.900% US$460m bonds due 2016 (3)	316.9
5.375% US$500m bonds due 2021 (3)	374.6
7.250% US$100m bonds due 2017 (4)	72.9
7.375% US$255m bonds due 2028 (4)	193.8

958.2

Western Power Distribution plc	88

Notes to the Company financial statements

For the period ended 31 March 2015

4.  Creditors (continued)

(1) At 31 March 2015, the Company had drawn £134.7m on its committed borrowing facility and had available £76.1m undrawn in respect of which all conditions precedent had been met. Interest on the facility accrues at a rate of libor plus a margin of between 1.4% and 2.5% based on the Company’s credit rating.

(2) Amounts owed to Group undertakings comprise an intercompany note of £228.6m due to PPL WPD Limited, a fellow subsidiary of the Company, together with interest payable of £1.5m thereon. The note accrues interest at rate of 3 month libor plus a margin of between 1.45% and 2.05% based on the Company’s credit rating and is unsecured and repayable on demand.

(3) On 30 October 2014, as part of an intra-group reorganisation, the Company (i) became a co-obligor and agreed to make all future payments on the $460m 3.900% notes due 1 May 2016 and the $500m 5.375% notes due 1 May 2021 issued by WEM (the ‘WEM Bonds’) (ii) entered into a reimbursement agreement in relation to payments under the WEM Bonds and (iii) accepted the novation from WEM of the rights and obligations under its cross currency swap agreements, in exchange for WEM issuing an intercompany note to the Company in the amount of £649.1m. As a consequence, the Company and WEM are jointly and severally, and fully and unconditionally, liable on the WEM Bonds. Under the terms of a reimbursement agreement, where WEM has given notice of its intention to make payments to the holders of the WEM Bonds, the Company will make payments to WEM equal to such amounts. Having recognised its obligations under the WEM bonds in full, the Company has not recognised any amounts in respect of its obligations under the reimbursement agreement.

(4) On 31 October 2014, as part of an intra-group reorganisation the Company (i) became a co-obligor and agreed to make all future payments on the $100m 7.250% notes due 15 December 2017 and the $255m 7.375% notes due 15 December 2028 issued by PPLUK (the ‘PPLUK Bonds’) (ii) entered into a reimbursement agreement in relation to payments under the PPLUK Bonds and (iii) accepted the novation from PPLUK of the rights and obligations under its cross currency swap agreements. See Note 2 for further details. As a consequence, the Company and PPLUK are jointly and severally, and fully and unconditionally, liable on the PPLUK Bonds. Under the terms of the reimbursement agreement, where PPLUK has given notice of its intention to make payments to the holders of the PPLUK Bonds, the Company will make payments to PPLUK equal to such amounts. Having recognised its obligations under the PPLUK bonds in full, the Company has not recognised any amounts in respect of its obligations under the reimbursement agreement.

5.  Called-up share capital

	Number of shares	£m

Ordinary share of £1 each allotted, called-up, and fully paid:
Issued on incorporation on 17 September 2014 (1)	1	-
Issue of new shares on 30 October 2014 (2)	2,086,500,000	2,086.5
Issue of new shares on 31 October 2014 (3)	571,092,371	571.1
Cancellation and extinguishment of shares (4)	(1,000,000,000)	(1,000.0)

At 31 March 2015	1,657,592,372	1,657.6

A description of the shares is given in Note 24 of the WPD Group financial statements.

(1) On 17 September 2014 the Company issued 1 ordinary shares of £1 at par on incorporation of the Company.

(2)  On 30 October 2014 the Company issued 2,086,500,000 ordinary shares of £1 each at par to PPL UK Distribution Holdings Limited as part of an intra-group corporate reorganisation. See Note 2 for further detail.

(3)  On 31 October 2014 the Company issued 571,092,371 ordinary shares of £1 each at par to PPL UK Distribution Holdings Limited as part of an intra-group corporate reorganisation. See Note 2 for further detail.

(4)  On 18 March 2015 the Company reduced it’s issued share capital from £2,657,592,372 to £1,657,592,372 by cancelling and extinguishing 1,000,000,000 ordinary shares of £1 each with the balance being credited to distributable reserves.

Western Power Distribution plc	89

Notes to the Company financial statements

For the period ended 31 March 2015

6. Capital and reserves	Share capital £m	Profit and loss account £m	Total £m

Issue of share capital	2,657.6	-	2,657.6
Capital reduction	(1,000.0)	1,000.0	-
Profit for the period	-	3.9	3.9

At 31 March 2015	1,657.6	1,003.9	2,661.5

7. Related party transactions

The immediate parent undertaking of the Company is PPL UK Distribution Holdings Limited, which is registered in England and Wales. The ultimate controlling party is PPL Corporation, registered in the US.

Investment in PPL affiliate debt

In October 2014, as part of an intra-group reorganisation, WPD acquired $200m nominal at a premium of $16m from PPL UK Distribution Holdings Limited of the $400M 2018 6.42% USD denominated Eurobond issued by PPL UK Resources Limited.

The investment has the following terms and conditions:

Name of PPL affiliate	Amount of investment	Term	Interest rate
PPL UK Resources Ltd	$200m	Repayable on 31 July 2018	6.42%

The Company recorded interest receivable of £2.3m on the investment for the period.

Registered office:

Western Power Distribution plc

Avonbank

Feeder Road

Bristol BS2 0TB

Telephone : 0117 933 2000

Fax  : 0117 933 2001

eMail: info@westernpower.co.uk

Registered number 9223384

Western Power Distribution plc	90

THE ISSUER

Western Power Distribution plc
Avonbank
Feeder Road
Bristol BS2 0TB
United Kingdom

TRUSTEE	PRINCIPAL PAYING AGENT
HSBC Corporate Trustee Company (UK) Limited	HSBC Bank Plc
8 Canada Square	8 Canada Square
London E14 5HQ	London E14 5HQ
United Kingdom	United Kingdom

THE JOINT LEAD MANAGERS

Banco Santander, S.A.	Barclays Bank PLC
Ciudad Grupo Santander	5 The North Colonnade
Adificio Encinar Avenida de Cantabria	Canary Wharf
28660, Boadilla del Monte	London E14 4BB
Madrid	United Kingdom
Spain

Lloyds Bank plc	RBC Europe Limited
10 Gresham Street	Riverbank House
London EC2V 7AE	2 Swan Lane
United Kingdom	London EC4R 3BF
United Kingdom
THE CO-LEAD MANAGERS

HSBC Bank plc	Mitsubishi UFJ Securities International plc
8 Canada Square	Ropemaker Place
London E14 5HQ	25 Ropemaker Street
London EC2Y 9AJ

Mizuho International plc	The Royal Bank of Scotland plc
Bracken House	135 Bishopsgate
One Friday Street,	London EC2M 3UR
London, EC4M 9JA

LEGAL ADVISERS TO THE ISSUER AS TO ENGLISH LAW

Allen & Overy LLP
One Bishops Square
London E1 6AD
United Kingdom

LEGAL ADVISORS TO THE JOINT LEAD MANAGERS, THE CO-LEAD MANAGERS AND THE
TRUSTEE AS TO ENGLISH LAW

Clifford Chance LLP
10 Upper Bank Street
London E14 5JJ
United Kingdom

INDEPENDENT AUDITORS TO THE ISSUER

Ernst and Young LLP

The Paragon

Counterslip

Bristol BS1 6BX

United Kingdom